UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BIOVERIS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock $0.001 par value

(2)	Aggregate number of securities to which transaction applies:

28,159,502 shares of Common Stock (includes 911,700 shares of Common Stock underlying options to purchase Common Stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of: (a) the product of 27,247,802 shares of Common Stock and the merger consideration of $21.50 per share of Common Stock and (b) the product of options to purchase 911,700 shares of Common Stock and $14.4558 (which is the difference between $21.50 and $7.0442, the weighed average exercise price per share of the options to purchase Common Stock). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $30.70 per $1,000,000 of the aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction:

$ 599,007,096.00

(5)	Total fee paid:

$ 18,390.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy — Subject to Completion

BIOVERIS CORPORATION
16020 Industrial Drive
Gaithersburg, Maryland 20877
(301) 869-9800

[          ], 2007

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of BioVeris Corporation (the “Company”) to be held at [     ] on [          ], 2007, beginning at 10:00 a.m., local time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (“merger agreement”), dated as of April 4, 2007, among the Company, Roche Holding Ltd (“Roche”) and Lili Acquisition Corporation (“Merger Sub”), an indirect, wholly-owned subsidiary of Roche.

The merger agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation after the consummation of the merger and becoming an indirect, wholly-owned subsidiary of Roche. If the merger is completed, you will be entitled to receive $21.50 in cash, without interest, for each share of our common stock you own, unless you have properly exercised your appraisal rights.

Our board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” the approval of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD.  IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Samuel J. Wohlstadter
Chairman of the Board of Directors and Chief
Executive Officer
BioVeris Corporation

This proxy statement is dated [          ], 2007 and is first being mailed to stockholders on or about [          ], 2007.

Your vote is very important.

The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and series B preferred stock, voting together as a single class, entitled to vote on the merger. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement.

Preliminary Copy — Subject to Completion

BIOVERIS CORPORATION
16020 Industrial Drive
Gaithersburg, Maryland 20877
(301) 869-9800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2007

TO THE STOCKHOLDERS:

The special meeting of stockholders of BioVeris Corporation, a company incorporated under the laws of Delaware (“BioVeris” or the “Company”), will be held on [          ], 2007, 10:00 a.m., local time, at the [     ] in order to:

1. Consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, Roche Holding Ltd and Lili Acquisition Corporation (“merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

3. Transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of shares of our common stock and series B preferred stock at the close of business on [          ], 2007, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders will be available for inspection by stockholders of record during business hours at the Company’s executive offices, 16020 Industrial Drive, Gaithersburg, Maryland 20877, for ten days prior to the date of the special meeting and will also be available at the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of stock that you own. The approval of the merger agreement is conditioned on the affirmative vote of the holders of a majority of the outstanding shares of our common stock and series B preferred stock, voting together as a single class, that are entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the voting power present and entitled to vote.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote against the approval of the merger agreement.

Stockholders of the Company who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page [  ] of the enclosed proxy statement and Annex C to the enclosed proxy statement.

By Order of Our Board of Directors,

Samuel J. Wohlstadter
Chairman of the Board of Directors and Chief
Executive Officer

[          ], 2007

i

ii.1

SUMMARY

The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Company,” “we,” “our,” and “us” refer to BioVeris Corporation and its subsidiaries; all references to “Roche” and “Parent” refer to Roche Holding Ltd; all references to “Merger Sub” refer to Lili Acquisition Corporation; all references to “merger agreement” refer to the Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, Roche and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; and all references to the “merger” refer to the merger contemplated by the merger agreement. All other capitalized terms used but not defined in this summary have the meanings ascribed to such terms in the merger agreement.

Parties to the Merger (page [  ])

BioVeris Corporation.  BioVeris Corporation is a global healthcare and biosecurity company developing proprietary technologies in diagnostics and vaccinology that is dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities.

Roche.  Roche Holding Ltd is a joint stock company organized under the laws of Switzerland. Roche is a holding company which, through its subsidiaries (collectively, the “Roche Group”), engages primarily in the development, manufacture, marketing and sales of pharmaceuticals, and diagnostics. The Roche Group is one of the world’s leading research-based health care groups active in the discovery, development, manufacture and marketing of pharmaceuticals and diagnostics.

Lili Acquisition Corporation.  Lili Acquisition Corporation is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Sub is an indirect, wholly-owned subsidiary of Roche. Merger Sub has not conducted any business other than in connection with the merger and other related transactions.

The Merger Agreement (pages [  ])

On April 4, 2007, the Company entered into a merger agreement with Roche and Merger Sub. Upon the terms and conditions of the merger agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation. We will become an indirect, wholly-owned subsidiary of Roche. You will have no equity interest in the Company or Roche after the effective time of the merger. At the effective time of the merger, each share of our common stock, par value $0.001 per share (the “Common Stock”), including restricted stock awards, other than those held by the Company, Roche or Merger Sub and other than shares with respect to which appraisal rights have been properly exercised, will be cancelled and converted automatically into the right to receive $21.50 in cash, without interest and less any applicable withholding tax.

Effects of the Merger (page [  ])

If the merger is completed, you will be entitled to receive $21.50 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock owned by you, unless you have exercised your statutory appraisal rights with respect to the merger. As a result of the merger, the Company will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation.

The Special Meeting (page [  ])

The special meeting will be held on [          ], 2007 starting at 10:00 a.m., local time at [          ].

Record Date and Quorum (page [  ])

Stockholders of record at the close of business on [          ] are entitled to notice of, and to vote at, the special meeting. The holders of the Common Stock and Series B Preferred Stock (“Series B Preferred Stock”) have one vote per share on all matters on which they are entitled to vote. On [          ], 2007 the outstanding voting securities consisted of [          ] shares of Common Stock and 1,000 shares of Series B Preferred Stock. The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting interests of all shares of our Common Stock and Series B Preferred Stock will constitute a quorum for the purpose of considering the proposals.

Required Vote (page [  ])

For us to complete the merger, a simple majority of the outstanding shares of our Common Stock and Series B Preferred Stock entitled to vote at the special meeting, voting together as a single class, must vote “FOR” the approval of the merger agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the combined voting power of Common Stock and Series B Preferred Stock, present, in person or represented by proxy, at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Stock Ownership of Directors and Executive Officers (page [  ])

As of [          ], 2007, the record date for the special meeting, our current directors and executive officers held, in the aggregate, [          ] shares of our Common Stock (excluding options) representing approximately [     ]% of our outstanding Common Stock and 1,000 shares of our Series B Preferred Stock, representing 100% of our outstanding Series B Preferred Stock. Each of our directors and executive officers has informed us that he intends to vote all of his Common Stock or Series B Preferred Stock “FOR” the approval of the merger agreement.

Board Recommendation (page [  ])

After careful consideration, our board of directors, unanimously, (i) approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and our stockholders, (iii) recommends that our stockholders vote “FOR” adoption of the merger agreement and (iv) recommends that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

Opinion of BioVeris Corporation’s Financial Advisor (page [  ] and Annex B)

Lehman Brothers, Inc. (“Lehman Brothers”) delivered its opinion to our board that, as of April 4, 2007, and based upon and subject to the qualifications and assumptions set forth therein, the $21.50 in cash per share to be received by the holders of Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the Lehman Brothers’ opinion dated April 4, 2007, is attached to this proxy statement as Annex B. We encourage stockholders to read Lehman Brothers’ opinion carefully and in its entirety. Lehman Brothers’ opinion was provided to our board of directors in connection with its consideration of the merger consideration and does not address any other aspect of the proposed merger and does not constitute a recommendation as to how you should vote on the merger or any matter relevant to the merger agreement.

Reasons for the Merger (page [  ])

The merger will enable our stockholders to (1) immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $21.50 in cash, representing a premium of approximately 58.1% to the $13.60 closing price of our Common Stock on NASDAQ Global Market (“NASDAQ”) on April 3, 2007, the last trading day before the announcement of the merger; (2) eliminate the risks and uncertainties associated with our future performance; and (3) eliminate the risks and uncertainties associated with our issues and disagreements with Roche regarding out-of-field sales.

For these reasons, and the reasons discussed under “The Merger — Reasons for the Merger” beginning on page [  ], the board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of the Company and its stockholders.

Company Options and Restricted Stock Awards (page [  ])

In connection with the merger, each option to purchase our Common Stock outstanding immediately prior to the effective time of the merger will be fully vested and be cancelled in exchange for the right to receive a cash payment equal to the product of the number of shares subject to such option multiplied by the excess, if any, of (a) $21.50 per share over (b) the exercise price of such option, subject to applicable withholding tax. Each restricted stock award outstanding immediately prior to the effective time of the merger will be fully vested and be converted into the right to receive $21.50 in cash, without interest.

No Solicitation of Transactions (page [  ])

We have agreed that we will not:

•	solicit, initiate or knowingly encourage any inquiries or the making of any takeover proposal from a third party;

•	participate in any discussions or negotiations regarding any takeover proposal or furnish any information concerning the Company and its subsidiaries to any third parties in connection with a takeover proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a takeover proposal.

Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited bona fide takeover proposal from a third party before the stockholder vote, which our board of directors determines in good faith is, or is reasonably likely to result in, a superior proposal, we may furnish non-public information to the third party making such superior proposal and engage or participate in discussions or negotiations with the third party making such superior proposal.

Conditions to the Merger (page [  ])

Conditions to Each Party’s Obligations.  Each party’s obligations to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger by holders of a majority of the outstanding shares of our Common Stock and Series B Preferred Stock, voting together as a single class;

•	the termination or expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period and the expiration or termination of the waiting period under the German Act against Restraints of Competition of 1958, as amended, or the approval of the German Federal Cartel Office;

•	the completion by the United States government of its review under the Exon-Florio Amendment to the Defense Production Act of 1950, and its conclusion not to suspend or prohibit the transaction, nor to take any action which would adversely affect, in any material respect, the Company or Roche’s ability to operate or control the Company;

•	the termination, within 60 days after the effective time of the merger, of agreements whereby we, or our subsidiaries, provide administrative or support services to entities that are affiliates of any of our officers or directors; and

•	the absence of any injunctions or restraints prohibiting the closing of the merger.

Conditions to Roche’s and Merger Sub’s Obligations.  The obligation of Roche and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of the closing date as if made at and as of such time, except where the failure to be true and correct has not or would not reasonably be expected to have a “material adverse effect” (as defined below under “The Merger Agreement — Representations and Warranties”); and

•	our material compliance with our obligations under the merger agreement.

Conditions to BioVeris’ Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Roche’s and Merger Sub’s representations and warranties must be true and correct as of the closing date as if made at and as of such time, except for such matters as would not be expected to materially delay Roche’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement;

•	Roche’s and Merger Sub’s material compliance with their obligations under the merger agreement; and

•	the absence of any legal prohibitions or restraints against the vaccines asset transfer agreement or the ECL asset transfer agreement.

Termination of the Merger Agreement (page [  ])

The Company and Roche may agree to terminate the merger agreement without completing the merger at any time. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the Company or Roche if:

•	any legal prohibitions or restraints prohibiting the merger become final and non-appealable;

•	the merger has not been consummated by September 30, 2007 (or, under certain circumstances, December 31, 2007); or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by Roche if:

•	we materially breach or fail to perform any of our representations, warranties, covenants or agreements under the merger agreement which failure or non-performance would cause a condition to close to be unsatisfied and which cannot be cured by us prior to September 30, 2007 (or, under certain circumstances, December 31, 2007); or

•	our board of directors withdraws or modifies (in a manner adverse to Roche) its recommendation that our stockholders adopt the merger agreement, or publicly recommends to stockholders a takeover proposal by a third party.

•	by the Company if:

•	Roche or Merger Sub materially breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement which failure or non-performance would cause a condition to close to be unsatisfied and which cannot be cured by them prior to September 30, 2007 (or, under certain circumstances, December 31, 2007); or

•	we concurrently enter into an acquisition agreement providing for a superior proposal.

Termination Fee (page [  ])

We have agreed to pay a termination fee of $12 million to Roche if:

•	we terminate the merger agreement and concurrently enter into an acquisition agreement with a third party providing for a superior proposal; or

•	Roche terminates the merger agreement because our board withdraws or modifies (in a manner adverse to Roche) its recommendation to our stockholders to adopt the merger agreement or publicly recommends to our stockholders a takeover proposal by a third party.

We are also required to pay Roche the $12 million termination fee if the merger agreement is terminated by Roche or us because our stockholders do not approve the merger agreement at the stockholder’s meeting, and prior to such termination, a takeover proposal by a third party was publicly announced or communicated to our board or stockholders and not terminated or withdrawn and, within six months of termination we enter into a definitive agreement or consummate a takeover proposal with a third party.

Government and Regulatory Approvals (page [  ])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the merger may not be completed until the notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. We and Roche filed notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC on April 13, 2007. In addition, the merger may not be completed until the expiration or termination of the waiting period under the German Act against Restraints of Competition of 1958, as amended, or we receive the approval of the merger by the German Federal Cartel Office. We are also required to notify the Italian Competition Authority of the merger, but there is no automatic bar on closing applicable under the Italian merger control regime.

The merger may also be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

The merger will also require the completion by the United States government of its review under the Exon-Florio Amendment to the Defense Production Act of 1950. The Company and Roche plan to jointly submit a notice of the merger to the Committee on Foreign Investment in the United States (“CFIUS”).

Material U.S. Federal Income Tax Consequences (page [  ])

The merger will be a taxable transaction to you if you are a “U.S. holder”. Your receipt of cash in exchange for your Common Stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Common Stock. Holders of Common Stock who are not U.S. holders may have different tax consequences than those described with respect to U.S. holders and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. You should also consult your tax advisor on the particular tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Interests of Certain Persons in the Merger (page [  ])

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

You should note that Samuel J. Wohlstadter, our chairman and chief executive officer, has entered into a separate agreement with Roche pursuant to which, among other things, Roche has agreed to purchase his

Series B Preferred Stock. In addition, Mr. Wohlstadter and other members of management of the Company will be entitled to receive certain severance and change-in-control payments under the Company’s termination protection program. Moreover, all outstanding options and restricted shares will become fully vested and will be cashed out in the merger.

In addition, in connection with the transaction, two newly formed entities established by Mr. Wohlstadter will purchase from the Company rights to certain intellectual property and related assets associated with our vaccines research and electrochemiluminescent (“ECL”) technology, and a non-exclusive limited license to use the ECL technology for certain limited purposes. These transactions with Mr. Wohlstadter were approved by a special committee of independent directors of our board or directors (the “Special Committee”) and by the full board of directors with Mr. Wohlstadter abstaining.

Stockholders Agreement (page [  ])

Concurrently with the execution of the merger agreement, Roche entered into a stockholders agreement (which agreement was amended and restated on May 2, 2007) with Mr. Wohlstadter and his wife, Nadine Wohlstadter, in which they agreed to vote all of their shares of our Common Stock and Series B Preferred Stock in favor of the merger agreement. Mr. and Mrs. Wohlstadter collectively own approximately 19.3% of our outstanding Common Stock (excluding shares underlying options) and Mr. Wohlstadter owns 100% of the Series B Preferred Stock.

The stockholders agreement will terminate on the earlier of:

•	the effective date of the merger;

•	the termination of the merger agreement in accordance with its terms; or

•	our board of directors changing its recommendation that the stockholders vote in favor of the merger unrelated to a takeover proposal.

A copy of the stockholders agreement is attached as Annex D to this proxy statement.

Asset Transfer Agreements (page [  ])

In connection with the execution of the merger agreement, two private limited liability companies controlled by Mr. Wohlstadter entered into agreements with the Company on April 4, 2007 to acquire certain of our assets.

32 Mott Street Acquisition I, LLC, a Delaware limited liability company (“Vaccines Newco”), has entered into an agreement with us (the “vaccines asset transfer agreement”) to acquire certain assets related to the research, development, manufacture, production, testing, sale, distribution and use of vaccines (the “vaccines business”) from us in exchange for $3,859,000, paid as follows (a) $1,000,000 to be paid at closing, (b) three annual payments of $50,000 to be paid on the first three anniversaries of the closing date and (c) a final payment of $2,709,000 to be paid on the earlier of the third anniversary of closing or the receipt of certain levels of financing by Vaccines Newco.

32 Mott Street Acquisition II, LLC, a Delaware limited liability company (“ECL Newco”), has entered into an agreement with us (the “ECL asset transfer agreement”) to acquire the ECL license (as described below), certain sublicenses and certain of our non-intellectual property assets related to the research, development, manufacture, production, testing, sale, distribution and use of certain small instruments that use ECL technology that are currently under development (the “ECL business”) by us in exchange for $2,718,000, paid as follows (a) $1,000,000 to be paid at closing, (b) three annual payments of $50,000 to be paid on the first three anniversaries of the closing date and (c) a final payment of $1,568,000 to be paid on the earlier of the third anniversary of closing or the receipt of certain levels of financing by ECL Newco. In addition at the closing of the ECL asset transfer agreement, ECL Newco will pay us $779,000 in connection with certain severance obligations.

The payments made in connection with the vaccines asset transfer agreement and the ECL asset transfer agreement will be made to the Company and will not affect the consideration paid to you in connection with the merger. In addition, stockholders of the Company, other than Mr. Wohlstadter and his spouse, will not have any equity interest in Vaccines Newco or ECL Newco.

The transactions contemplated by the vaccines asset transfer agreement and the ECL asset transfer agreement (the “asset transfer agreements”) are conditioned upon, among other things, all of the conditions to the merger agreement, except for those which can only be satisfied at the closing of the merger agreement, being satisfied. The asset transfer agreements will terminate, if, among other things, the merger agreement is terminated.

In connection with the ECL asset transfer agreement, ECL Newco will enter into a related license agreement with the Company with respect to certain ECL technology (the “ECL license”), pursuant to which we will grant to ECL Newco a limited non-exclusive license, subject to certain restrictions, to use our ECL technology in connection with the ECL business.

Procedure for Receiving Merger Consideration (page [  ])

As soon as practicable after the effective time of the merger, a paying agent designated by Roche, and reasonably acceptable to us, will mail a letter of transmittal and instructions to all of our stockholders of record. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates in exchange for the merger consideration, without interest. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Market Price of Company Common Stock (page [  ])

Our Common Stock is listed on the NASDAQ under the trading symbol “BIOV.” The closing sale price of our Common Stock on April 3, 2007, which was the last trading day before the announcement of the execution of the merger agreement, was $13.60 per share. On [          ], 2007, which was the last trading day before the date of this proxy statement, our Common Stock closed at $[     ] per share.

Dissenters’ Rights of Appraisal (page [  ] and Annex C)

Under Delaware law, if you take or refrain from taking certain specific actions, you are entitled to appraisal rights in connection with the merger. You will have the right, under and in full compliance with Delaware law, to have the fair value of your shares of our Common Stock determined by the Court of Chancery of the State of Delaware. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a timely written demand to us at the address set forth on page [ ] of this proxy statement for appraisal in compliance with Delaware law, which demand must be delivered to us before the stockholder vote to approve the merger set forth in this proxy statement;

•	not vote in favor of the merger agreement; and

•	continuously hold your Common Stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger agreement will not protect your rights to an appraisal, which requires all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page [  ]. The relevant section of Delaware law, Section 262 of the Delaware General Corporation Law, regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

If you vote for the merger agreement, you will waive your rights to seek appraisal of your shares of Common Stock under Delaware law. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find Additional Information” beginning on page [  ].

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Roche pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, an indirect, wholly-owned subsidiary of Roche, will merge with and into the Company. The Company will be the surviving corporation and become an indirect, wholly-owned subsidiary of Roche.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive $21.50 in cash, without interest and less any required withholding taxes, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will receive $2,150 in cash in exchange for your shares of Common Stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:	When and where is the special meeting?

A:	The special meeting of the Company’s stockholders will be held at 10:00 a.m., local time, on [ ] 2007, at [ ].

Q:	What matters will I have the opportunity to vote on at the special meeting?

A:	You will have the opportunity to vote:

• “FOR” or “AGAINST” the approval of the merger agreement;

• “FOR” or “AGAINST” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

• to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

• “FOR” the proposal to approve the merger agreement; and

• “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

You should read “The Merger — Reasons for the Merger” beginning on page [  ] for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement. See also “The Merger — Interests of Certain Persons in the Merger” beginning on page [  ].

Q:	What effects will the proposed merger have on the Company?

A:	As a result of the proposed merger, the Company will cease to be a publicly-traded company and will be wholly owned by Roche. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by the Company’s stockholders or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay Roche a termination fee, as described under the caption “The Merger Agreement — Termination Fee” beginning on page [ ].

Q:	What vote of stockholders is required to approve the merger agreement?

A:	For us to complete the merger, stockholders as of the close of business on the record date holding a majority of the outstanding shares of our Company Common Stock and Series B Preferred Stock, voting together as a single class, entitled to vote at the special meeting, must vote “FOR” the approval of the merger agreement.

Q:	What vote of stockholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of a majority of the shares of Common Stock and Series B Preferred Stock, voting together as a class, entitled to vote and present, in person or by proxy, at the special meeting of stockholders.

Q:	Who is entitled to vote?

A:	Holders of our Common Stock and Series B Preferred Stock as of the close of business on [ ], 2007, the record date for the special meeting, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, approximately [ ] shares of Common Stock, held by [ ] stockholders of record, were outstanding and entitled to vote. On the record date, 1,000 shares of Series B Preferred Stock, held by our CEO, Mr. Wohlstadter, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our Common Stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered stockholder (that is, if you hold shares of our Common Stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered stockholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a “legal” proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your bank, broker or nominee.

Q:	Can I change my vote?

A:	You may revoke or change a proxy submitted to the Company at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

• filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

• submitting a duly executed proxy bearing a later date;

• submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [          ], 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

• voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name”, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	Will I have appraisal rights as a result of the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex C to this proxy statement and a summary of this provision can be found under “Dissenters’ Rights of Appraisal” beginning on page [ ] of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the merger and comply fully with certain other requirements of Delaware Law.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $[ ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:	Should I send in my stock certificates now?

A:	No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange the Company stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact our proxy solicitor:

Georgeson Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 580-6733

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contains forward-looking statements within the meaning of the federal securities laws that relate to future events. All statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical facts, including any statements about the markets, potential markets, market growth, and the proposed merger transaction with Roche, are hereby identified as “forward-looking statements.” There are forward-looking statements throughout this proxy statement, including, among other things, under the headings “Summary,” “The Merger,” “The Merger — Opinion of BioVeris Corporation’s Financial Advisor,” “Projected Financial Information” and in statements containing the words “may,” “should,” “would,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue,” “contemplate” and similar expressions. In the proxy statement, the Company has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including:

•	changes in our strategy and business plan, including our plans for vaccines, the clinical diagnostics, biosecurity, life science and industrial markets and other healthcare opportunities;

•	our ability to develop and introduce new or enhanced products;

•	our ability to enter into new collaborations on favorable terms, if at all;

•	our ability to expand the distribution and increase sales of existing products;

•	changes in customer demand, the timing of significant orders or the demand for rapid testing products in each of our markets;

•	our ability to expand our manufacturing capabilities or find a suitable manufacturer on acceptable terms or in a timely manner;

•	our ability to develop our selling, marketing and distribution capabilities;

•	our and our licensees’ ability to obtain approvals from the U.S. Food and Drug Administration and other governmental approvals for our and their clinical testing products or for vaccine products; including regulatory changes, uncertainties or delays;

•	the ability of our licensees to effectively develop and market products based on the technology we license from them;

•	our ability to win competitively awarded government contracts in the future and retain existing government contracts;

•	domestic and foreign governmental and public policy changes, particularly related to healthcare costs and biosecurity funding, that may affect new investments and purchases made by our customers;

•	competition from companies with greater financial and capital resources that ours;

•	availability of financing and financial resources in the amounts, at the times and on the terms required to support our future business;

•	our dependence on a limited number of suppliers for materials used in the manufacturing of our products;

•	rapid technological developments in each of our markets and our ability to respond to those changes in a timely, cost-effective manner;

•	any potential future disagreements with Roche regarding out-of-field sales under the Roche License;

•	our ability to receive payment over time from Meso Scale Technologies, LLC (“MST”) from the sale of our interests in Meso Scale Diagnostics (“MSD”);

•	protection and validity of our patent and other intellectual property rights and the scope of third party patent rights;

•	relationships between us and certain companies with which we are affiliated; and

•	changes in general economic, business and industry conditions.

The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in the our filings with the SEC available at the SEC’s web site at http://www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We have no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

THE PARTIES TO THE MERGER AGREEMENT

BioVeris Corporation

BioVeris is a global healthcare and biosecurity company developing proprietary technologies in diagnostics and vaccinology. We are dedicated to the development and commercialization of innovative products and services for healthcare providers, their patients and their communities. Our principal executive offices are located at 16020 Industrial Drive, Gaithersburg, Maryland 20877, and our telephone number is (301) 869-9800.

For more information about BioVeris, please visit our website at www.bioveris.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find Additional Information” beginning on page [  ]. Our Common Stock is publicly traded on the NASDAQ under the symbol “BIOV”.

Roche Holding Ltd

Roche Holding Ltd is a joint stock company organized under the laws of Switzerland. Roche is a holding company which, through its subsidiaries (collectively, the “Roche Group”), engages primarily in the development, manufacture, marketing and sales of pharmaceuticals and diagnostics. The Roche Group is one of the world’s leading research-based health care groups active in the discovery, development, manufacture and marketing of pharmaceuticals and diagnostics. Roche’s principal executive offices are located at Grenzacherstrasse 124, CH-4070 Basel, Switzerland, and its phone number is +41-61-688-1111.

Lili Acquisition Corporation

Lili Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation and an indirect, wholly-owned subsidiary of Roche, organized solely for the purpose of entering into the merger agreement with the Company and completing the merger. Lili Acquisition Corporation was incorporated on March 13, 2007, and has not conducted any business operations except for activities incidental to its formation and as contemplated by the merger agreement. Lili Acquisition Corporation’s principal executive offices are currently located at [          ], and its phone number is [          ]. Upon consummation of the proposed merger, Merger Sub will cease to exist and BioVeris will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [          ], 2007, starting at 10:00 a.m., local time, at [  ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the merger agreement, approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, and to act on such other matters and transact such other business, as may properly come before the meeting. Our stockholders must adopt the merger agreement in order for the merger to occur. If the stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about [          ], 2007.

Record Date, Quorum and Voting Power

Stockholders of record at the close of business on [          ], 2007 are entitled to notice of, and to vote at, the special meeting. On [          ], 2007, the outstanding voting securities consisted of [          ] shares of Common Stock and 1,000 shares of Series B Preferred Stock.

The holders of our Common Stock and Series B Preferred Stock are entitled to one vote per share on all matters on which they are entitled to vote.

A quorum of holders of our voting interests must be present for the special meeting to be held. Holders of a majority of the voting interests of all shares of Common Stock and Series B Preferred Stock issued, outstanding, and entitled to vote at the special meeting will constitute a quorum for the purpose of considering the proposals. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Required Vote

For us to complete the merger, holders of a majority of the outstanding shares of our Common Stock and Series B Preferred Stock, voting together as a single class, entitled to vote at the special meeting, must vote “FOR” the approval of the merger agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of a majority of the Common Stock and Series B Preferred Stock, voting together as a single class, present, in person or by proxy at the meeting and entitled to vote.

In order for your Common Stock to be included in the vote, if you are a registered stockholder (that is, if you hold your Common Stock in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares. Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock and Series B Preferred Stock, voting together as a single class, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the merger agreement.

Voting by Directors and Executive Officers

As of [          ], 2007, the record date, our current directors and executive officers held and are entitled to vote, in the aggregate, [          ] shares of Common Stock (excluding options) representing approximately [     ]% of the outstanding Company Common Stock and 1,000 shares of our Series B Preferred Stock, representing 100% of the outstanding Series B Preferred Stock. Each of our directors and executive officers has informed us that he intends to vote all of his shares “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary at 16020 Industrial Drive, Gaithersburg, Maryland 20877;

•	submitting a duly executed proxy bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [ ], or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

We do not expect that any matter other than the proposal to approve the merger agreement and, if necessary, the proposal to adjourn or postpone the special meeting, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Please do NOT send in your share certificates with your proxy card. If the merger is completed, stockholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting. If a quorum exists, then holders of a majority of the votes of the Company Common Stock and Series B Preferred Stock, voting together as a single class, present at the meeting, either in person or by proxy, and entitled to vote in person or represented by proxy at the special meeting may adjourn the special meeting. Alternatively, if no quorum exists, then the chairman or a majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies received by the Company will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment or postponement of the special meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment or postponement, in the manner described above. Abstentions and broker non-votes, if any, will not have any affect on the adjournment or postponement of the special meeting.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:

Georgeson Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 580-6733

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. We have also engaged Georgeson to assist in the solicitation of proxies for the meeting and we estimate that we will pay them a fee of approximately $[     ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

On February 13, 2004, IGEN International, Inc. (“IGEN”) and Roche consummated a merger and certain related transactions (the “IGEN Transaction”) pursuant to which Roche acquired IGEN. The Company was spun-off from IGEN and became an independent, publicly-traded company on February 17, 2004.

At the time of the IGEN Transaction, the Company granted Roche a worldwide, non-exclusive, royalty-free license to patents and information relating to its proprietary ECL technology, subject to certain limitations (the “Roche License”). The license allows Roche to commercially exploit certain ECL products for use in specified fields (including certain clinical uses) on a royalty-free basis. Pursuant to the Roche License, Roche agreed to pay the Company 65% of revenues earned through out-of-field sales. The specified field under the Roche License specifically did not include (a) analyses for life science research and development, including at any pharmaceutical company or biotechnology company, (b) patient self testing use, (c) drug discovery and/or drug development (including at any pharmaceutical company or biotechnology company), including clinical research or determinations in or for clinical trials or in the regulatory approval process for a drug therapy, or (d) veterinary, food, water, or environmental testing or use. The Company’s right to terminate the license is restricted except under certain circumstances.

In conjunction with the IGEN Transaction, the Company made a capital contribution to MSD of $37.5 million. MSD was a joint venture between the Company and MST, a company controlled by Mr. Jacob Wohlstadter, the son of Mr. Wohlstadter, the Company’s CEO. In connection with the IGEN Transaction, Mr. Wohlstadter, at the request of the board of directors of IGEN, contributed $7.5 million to the Company in exchange for 1,000 shares of its Series B Preferred Stock, which amounts were used to fund a portion of the $37.5 million capital contributions made to MSD. The Series B Preferred Stock is entitled to receive dividends based on a portion of any distributions paid to the Company by MSD in respect of the Company’s Class C interest in MSD. In connection with the termination of the Company’s joint venture arrangement with MST and the resolution of certain disputes with MST, MSD and Mr. Jacob Wohlstadter, in December, 2004, the

Company sold its interest in MSD to MST, for approximately $9.9 million, which amount is to be paid over time based upon MSD’s net sales and debt or equity financing.

In 2005, the Company began to suspect, among other things, that Roche was selling ECL products to customers who were using the products outside the permitted fields of use. Representatives from the Company and Roche had numerous discussions during the latter half of 2005 to discuss, among other things, the evaluation of out-of-field sales and how to meet the needs of these customers, including through individual licenses or certain assay supply arrangements for customers in non-clinical markets.

In January 2006, Roche informed the Company that it had preliminarily estimated its 2005 worldwide out-of-field sales to be $2.4 million for “single-use” customers resulting in a $1.5 million fee due to the Company. Roche also informed the Company of its view that it did not owe the Company any amounts with respect to 2004 sales. The Company retained consultants, including L.E.K. Consulting LLP, to attempt to assess the level of out-of-field sales by conducting interviews of customers regarding their usage of their immunoassay instruments for, among other things, research and clinical trials. Although highly dependent on numerous assumptions, including the type and location of Roche’s customers, the Company preliminarily estimated that the fee due from Roche for such out-of-field sales could exceed $30 million annually. After several discussions between the Company and Roche, the Company notified Roche that it disagreed with Roche’s estimate of out-of-field sales for both 2004 and 2005 and Roche and the Company began a formal review of Roche’s ECL sales for 2005 as provided for in the Roche License.

Pursuant to the Roche License in May 2006, the Company and Roche jointly engaged Ernst & Young LLP as the independent field monitor to review placements and sales of products and services by Roche in 2005. The field monitor was tasked with preparing a written report, including a list of any sales or placements of products and services that were not within the licensed field and identifying sales or placements of products or services in violation of the license grant. It was later confirmed that the field monitor’s review was expected to continue through April 2007, unless the process was terminated early either by the Company or Roche.

On July 20 and September 4, 2006, the Company and Roche discussed a number of possible resolutions to the out-of-field sales dispute. At the September 4, 2006 meeting, Roche first indicated to the Company that it would consider a potential acquisition of the Company to resolve the matter.

On September 12, 2006, at the annual meeting of the board, presentations were made to the Company’s directors regarding Roche’s proposed resolutions. Our management presented an update on the status of ongoing discussions with Roche regarding a resolution of the out-of-field sales issues, including, among others, a review of recent meetings with representatives of Roche and a proposed transaction structure. Dechert LLP and Wilmer Cutler Pickering Hale and Dorr LLP, the Company’s outside counsel, addressed the board in detail as to the obligations of the board under securities rules, fiduciary duties and corporate disclosure issues. Representatives of Lehman Brothers made a presentation to the board in connection with Lehman Brothers’ evaluation of a potential transaction with Roche.

In response to Roche’s expression of interest and in anticipation of future discussions regarding a potential transaction, on September 13, 2006, the Company entered into a confidentiality agreement with Roche to enable the Company to share information with Roche regarding a potential transaction. Among other provisions, the confidentiality agreement extended, until September 13, 2009, the “standstill” provision in Section 3.10 of the Post-Closing Covenants Agreement between Roche and the Company, dated as of July 24, 2003, which, among other things, prevents Roche and its affiliates from submitting an acquisition proposal, from acquiring stock of the Company or participating in a proxy solicitation without the Company’s consent.

On September 19, 2006, the Company expanded its engagement with Lehman Brothers to specifically include serving as its financial advisor in connection with a potential transaction with Roche. As part of its engagement, Lehman Brothers agreed to render an opinion to the board with respect to the fairness to the Company’s common stockholders, from a financial point of view, of the consideration to be offered in a transaction with Roche, if requested to do so by the Company.

On October 9, 2006, the Company and Roche met to discuss a potential transaction, including possible structures. Roche explained its preference was that the transaction be structured as a license that would give

Roche freedom to sell their instruments for clinical trials and research purposes. Roche also expressed concern over assuming responsibility for certain existing obligations of the Company to MSD. Regardless of the structure of the transaction, Roche indicated that it did not attribute any value to the Company’s vaccine business. Although potential value ranges for a purchase of the entire Company were discussed, Roche indicated that the value would depend on the structure of the transaction. A representative of Lehman Brothers outlined the basis for the Company’s view of its valuation compared to the market price of the Company. On October 17, 2006, the Company sent Roche a letter outlining a structure involving a spin-off of certain assets in conjunction with the acquisition of the Company by Roche through a cash merger, as well as the Company’s general views on valuation parameters for the Company. In November 2006, Roche sent the Company a letter responding to Lehman’s analysis and to the Company’s proposed structure and indicating a preference for a fully paid-up license but a willingness to discuss all options. The letter also contained Roche’s assessment of the factors that it believed would affect the value of the Company. The Company believed that these factors would point to a value that was significantly lower than the Company’s view on valuation.

During this period of time, the Company continued to pursue, without success, discussions with other large diagnostic companies to determine if such companies would be interested in a potential transaction involving the ECL technology. For some time, the Company had also been in discussions with representatives of MSD to address various issues between the Company and MSD under their existing arrangements, including regarding the transfer of equipment, sharing of space, amounts owed by MSD to the Company and transfer of data. In addition, the Company was determining if it was possible to eliminate certain existing contractual relationships with MSD. After Roche raised additional concerns and the need for clarifications regarding certain existing agreements between the Company and MSD, the Company added these issues to its discussion with MSD. Subsequently, MSD indicated that it would seek certain concessions from the Company in exchange for agreeing to certain of the requested clarifications and modifications.

On November 7, 2006, the Company demanded that Roche make a payment to the Company for 65% of all revenues earned through out-of-field sales or placements during 2004. On the same date, the Company notified Roche that it was exercising its right under the Roche License to have an independent certified public accountant review Roche’s business records for 2004 and 2005, including sales records, accounting records and accounts of all uses of licensed ECL technology. The Company subsequently retained PriceWaterhouseCoopers (“PwC”) to perform that review. The Company also notified Roche of its desire to engage a field monitor to review Roche’s sales, placements, and compliance for the 2006 calendar year. Disputes subsequently arose between Roche and the Company concerning both of these processes, which led the Company to invoke the dispute resolution process under the Roche License to seek to resolve the issues of who should serve as the field monitor for 2006 and the proper scope of the review being conducted by PwC.

On December 1, 2006, the Company engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to represent the Company in connection with a review of certain strategic alternatives, including a possible sale of the Company. On December 1, 2006, representatives from both companies met to discuss varying aspects of a potential transaction, including the parties’ significantly different views as to valuation. During the course of December, the Company continued to pursue its rights for fees due under the Roche License for 2004, 2005 and 2006.

On December 11, 2006, the board met and again discussed the Company’s ongoing discussions with Roche regarding potential resolutions of the out-of-field sales dispute, including a potential transaction with Roche. The board directed management to continue discussions with Roche on a potential transaction to resolve outstanding matters.

On December 22, 2006, the Company received a preliminary non-binding proposal from Roche to purchase, by tender offer, all of the Company’s outstanding common shares for $14.25 per share, or approximately $400.7 million in the aggregate, representing a premium of 13.2% over the closing price of $12.59 for the Company’s stock on December 21, 2006. Roche’s letter also indicated that it would make a payment to the holders of the Company’s Series B Preferred Stock equal to the discounted pro rata share of payments from the sale of the Company’s Class C interest in MSD to which the Series B Preferred Stock is entitled. Roche further noted that a tender offer would not include a sale or other disposition of any of the

Company’s assets, although such a sale of assets, such as the vaccines business, to a related party or stockholder would be acceptable if the transaction was structured as a merger. Roche also indicated that it had concerns about the status of certain agreements between the Company and MSD. Roche’s letter further indicated that it would request Mr. and Mrs. Wohlstadter to enter into an agreement to tender all their shares or vote for any merger. The Company asked Lehman Brothers to provide a preliminary valuation of the Company and an analysis of Roche’s December 22 proposal.

In late December 2006, the Company received a preliminary payment of $2.8 million, representing Roche’s unilateral, preliminary calculation of amounts owed to the Company for Roche’s sales to certain “single-use” customers in 2004 that were outside Roche’s licensed field of use. The Company notified Roche that this $2.8 million payment did not represent full satisfaction of Roche’s obligations for 2004 out-of-field sales and the Company expressly reserved all rights to seek additional payments.

On January 3, 2007, the board met telephonically to review Roche’s December 22 proposal. Skadden made a presentation to the board regarding the board’s fiduciary duties in connection with a potential transaction. Lehman Brothers also made a presentation to the board regarding its valuation perspectives and Roche’s December 22 proposal. Following the presentations from its legal and financial advisors, the board determined that it was in the best interest of the Company’s stockholders to inform Roche that their valuation of the Company was inadequate, but that the Company was prepared to discuss a possible transaction with Roche at a more appropriate valuation.

On January 5, 2007, the Company informed Roche that the board believed that its $14.25 proposal was inadequate, but that the Company was prepared to continue discussions to see if a more appropriate valuation level could be reached.

On January 10 and 11, 2007, representatives from the Company and Roche met at Skadden’s New York offices to discuss the framework for the structure of a potential transaction. During such meetings, the Company reiterated to Roche that the board had determined that Roche’s December 22, 2006 proposal did not reflect the value of the Company, especially in light of the significant amounts that the Company believed Roche owed and would owe to the Company as a result of its out-of-field sales. Roche informed the Company that any significant additional discussions on value would require the involvement of Roche’s CEO, Dr. Franz Humer. Accordingly, the parties agreed to defer further discussions on valuation and focus the meetings on a structure for the transaction. During the discussions, the parties agreed that the proposed acquisition of the Company would be structured as a typical public company cash merger. The parties also discussed the terms of certain asset sales. Mr. Wohlstadter indicated that he was interested in acquiring the assets related to the vaccine business and a non-exclusive license to use the ECL technology and certain related assets to develop and sell “small” instruments, including for point-of-care. Roche indicated that it had no interest in the vaccines business (and attributed no value to it) and would be willing to have those assets sold prior to the merger. Roche also advised the Company that it did not ascribe significant value to the Company’s point-of-care efforts for its ECL technology and would be prepared to consider Mr. Wohlstadter’s request. Although Roche wanted to be able to fully exploit the ECL technology, it was willing to consider a “benign” license in favor of ECL Newco. The parties agreed that the term of the license and the specific assets and liabilities to be transferred needed to be spelled out in more detail. Roche also indicated that additional pricing discussions could not take place until all material terms of the merger and related transaction were resolved. At this time, Roche reiterated its desire to receive a formal agreement from MSD in connection with the proposed transaction, including relating to the scope of MSD’s rights (including rights with respect to the ECL technology).

On January 11, 2007, Roche provided the Company with an initial draft of the ECL license, which had been based on the Roche License. Roche reiterated its view that such license would need to be “benign” — not posing any competitive risk to Roche and be subject to limitations on transfer, sublicensing and upon a change of control. In addition, Roche provided a proposed agreement to be entered into with MSD, which, among other things, contained a release and a clarification of the scope and termination of the MSD joint venture and related research.

On January 12, 2007, the board reviewed the current status of discussions with Roche. In connection with those discussions, the board also discussed the potential sale to one or more entities controlled by

Mr. Wohlstadter of the vaccines assets, the ECL assets and the ECL license. In view of the fact that Mr. Wohlstadter was considering purchasing a small amount of assets from the Company in connection with the larger sale transaction with Roche, based on the advice of counsel and with the concurrence of Mr. Wohlstadter, the board determined that it was appropriate to appoint a Special Committee consisting of independent directors Dr. Joop Sistermans and Mr. William J. Crowley, Jr. to review any proposal related to the sale of the vaccines assets, the ECL assets and the ECL license to entities controlled by Mr. Wohlstadter. In addition the Special Committee was granted the authority to review the treatment of the Series B Preferred Stock in a potential merger.

On January 22, 2007, the Special Committee formally engaged Shearman & Sterling, LLP (“Shearman”) to serve as its legal advisor. On February 6, 2007, the Special Committee formally engaged Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to render an opinion as to the fairness, from a financial point of view, to the Company of the proposed consideration to be received by the Company in the transaction being considered by the Special Committee. In meetings of the Special Committee held by telephone in late January and early February, Shearman reviewed with the Special Committee its fiduciary duties in connection with its consideration of a sale of the vaccines assets and the ECL assets, including the ECL license, to Mr. Wohlstadter. Also during this time, representatives of Shearman and Houlihan Lokey began their due diligence and analysis of the relevant assets, including by meeting with and requesting documents and information from Mr. Wohlstadter and representatives of the Company.

On January 24, 2007, at the Company’s request, Skadden distributed a draft merger agreement to Roche’s legal counsel for its review.

On February 7, 2007, Mr. Wohlstadter submitted a preliminary written proposal to the Special Committee with respect to the acquisition of the vaccines assets, the ECL assets and the ECL license. In this proposal, Mr. Wohlstadter acknowledged the Company’s desire to receive fair value for these assets. Mr. Wohlstadter’s proposal offered a purchase price equal to $1,015,000 for the vaccines assets, including the rights to certain third party licenses and sponsored research agreements, a patent application, equipment and a limited number of transferred employees. In addition the proposal offered a purchase price equal to $2 million for the ECL license and related rights and the book value of other certain assets and equipment related to the ECL business. Mr. Wohlstadter’s letter indicated that his final proposal would not be subject to a financing contingency. Mr. Wohlstadter premised this proposal as being preliminary and subject to change, including based on the terms of the definitive agreements.

On February 19 and 20, 2007, representatives of the Company and Roche, and their respective legal counsel, met at Skadden’s New York office to discuss the transaction documents, including the merger agreement and the agreements related to Mr. Wohlstadter’s proposed purchase of the vaccines assets, the ECL assets and the ECL license. During the discussions, the parties made progress on a number of the material terms of the various agreements. While merger consideration was not specifically discussed, representatives of the Company advised Roche that, in order to proceed with the merger, the Company expected a proposal in excess of $20 per share. In addition, the Company informed Roche that, while the negotiations regarding the contractual terms and conditions of Mr. Wohlstadter’s proposed purchases of the vaccines assets, the ECL assets and the ECL license would include Roche, the purchase price for such transactions would be negotiated between Mr. Wohlstadter and the Special Committee, and the contractual terms and conditions of such purchases would be subject to the Special Committee’s review and approval. The parties also reviewed the most recent proposal received from MSD, which included significant financial concessions from the Company requested by MSD. The Company advised Roche that it did not believe that the proposed merger transaction should be conditioned upon obtaining any modifications from MSD and, in view of Roche’s concerns about the concessions being requested by MSD, suggested that Roche conduct further due diligence so that it could become comfortable with the extent of the Company’s existing obligations to MSD.

On February 20, 2007, Mr. Wohlstadter delivered a letter to the Special Committee addressing the proposed valuation of the Series B Preferred Stock and its treatment in the proposed transaction with Roche. In this letter, Mr. Wohlstadter outlined the history of the Series B Preferred Stock, specifically:

•	that Mr. Wohlstadter alone was requested by the board of directors of IGEN to purchase the Series B Preferred Stock in 2004 in order to facilitate the IGEN Transaction;

•	that Mr. Wohlstadter did so with the understanding that he would have a reasonable opportunity to obtain the return of his capital and earn a return on his investment; and

•	that subsequent to Mr. Wohlstadter’s acquisition of the Series B Preferred Stock, and without his involvement or approval, the Company’s relationship with MSD and MST was modified in such a way as to eliminate the possibility that Mr. Wohlstadter could fully recover his capital or achieve any investment return on the Series B Preferred Stock.

In light of the history of the Series B Preferred Stock, and the possible merger with Roche, Mr. Wohlstadter requested that the Special Committee consider equitably adjusting the terms of the Series B Preferred Stock in connection with, and dependent upon the consummation of, the merger to provide that the Series B Preferred Stock be redeemed at its aggregate purchase price of $7.5 million.

Shortly thereafter, the Special Committee informed Mr. Wohlstadter that, in connection with Mr. Wohlstadter’s Series B Preferred Stock, it would not be prepared to consider any adjustment to the terms of the Series B Preferred Stock, including any cashing out of the Series B Preferred Stock in the merger for more than the face value of the stream of dividends to which the Series B Preferred Stock was entitled, which the Company had estimated to be approximately $610,000.

On February 21, 2007, Mr. and Mrs. Wohlstadter met with representatives of the Company and the Company’s financial and legal advisors, as well as the Special Committee’s legal and financial advisors, to discuss Mr. Wohlstadter’s proposed valuation of the vaccines assets, the ECL assets and the ECL license.

On February 22, 2007, the Company informed Roche that Roche was prohibited from making any further sales of ECL products to out-of-field customers that had been identified by Roche in a letter dated February 7, 2007, and any other customers whom Roche had reason to believe were using ECL products outside of the field. The Company further demanded that Roche make payment to the Company for 65% of all revenues earned through out-of-field sales or placement beyond those covered by the $2.8 million payment that Roche remitted to the Company in December 2006, including for sales in 2004, 2005, 2006, and 2007, together with interest on all amounts due. The Company also reserved the right to seek further payment for any additional out-of-field sales identified through the ongoing examinations by the field monitor and PwC. In a response dated March 2, 2007, Roche refused to make additional “voluntary” payments for out-of-field sales without a report from the field monitor, disagreed with the Company’s view on the 2004 payments and agreed that it would make no further sales for out-of-field uses to the single-use customers it had previously identified.

On February 22 and 23, 2007, the board held a meeting at which they discussed, among other things, the progress of negotiations in relation to a potential transaction with Roche and to hear a preliminary report from the Special Committee. The board also discussed the terms of proposed amendments to the Company’s termination protection program and the possible adoption of a broad-based severance plan for employees. The board also determined that if Roche required amendments to the MSD agreements in order to consummate a transaction that such modifications should be negotiated by Roche directly with MSD. Management also updated the board on developments in connection with the ongoing field monitor and audit process relating to the dispute over the Roche License. At such meeting, the board authorized the payment of a $12,000 fee to each member of the Special Committee.

The Special Committee met again with its financial and legal advisors on February 23, 2007, to further review and discuss, among other things, the potential transactions in which Mr. Wohlstadter would acquire the vaccines assets, the ECL assets and the ECL license from the Company. The Special Committee also discussed Mr. Wohlstadter’s Series B proposal. After this meeting, the Special Committee met with Mr. and Mrs. Wohlstadter and representatives of the Company to further discuss Mr. Wohlstadter’s various proposals and advised Mr. Wohlstadter that the Special Committee would not be prepared to pursue a proposal by Mr. Wohlstadter unless he significantly increased his proposed purchase price.

On February 28, 2007, representatives of the Company, along with their financial and legal advisors, met with Mr. and Mrs. Wohlstadter, Mr. Wohlstadter’s legal counsel (participating by telephone), and the Special Committee’s financial and legal advisors, to further discuss the methodology and valuation of the vaccines and ECL assets, including the ECL license, and the significant limitations on the ECL license that had been imposed by Roche.

In late February 2007, the Company communicated to Roche that should it require amendments to the existing MSD agreements such modifications should be negotiated directly with MSD and any financial consideration for such modifications would need to be over and above amounts paid to the Company’s stockholders. As a result, Roche’s legal representatives performed additional diligence on MSD, including, with MSD’s consent, reviewing certain research and development summaries relating to the joint venture between the Company and MSD, which terminated in 2004. On March 8, 2007, Roche advised the Company that for the time being Roche was willing to proceed with the transaction without obtaining any written modifications from MSD. The Company and Roche subsequently agreed to include a specific covenant in the merger agreement whereby the surviving corporation would agree to perform and observe all terms, covenants and conditions of all binding obligations of the Company to MSD and MST.

On March 9, 2007, representatives of the Company and Roche, together with their legal advisors, engaged in a conference call to discuss open issues relating to the merger transaction, and agreed to meet in person during the weeks of March 19 and 26, 2007 to continue discussing the terms of the transaction.

On March 12, 2007, PwC notified Roche and the Company that it was calling a hiatus to its audit work due to limitations imposed by Roche.

On March 20, 22 and 23, 2007, Mr. Wohlstadter and representatives from the Company and Roche, along with each of their respective legal advisors, met in person in Washington, DC to further negotiate the terms and conditions of the various agreements related to the merger and the transactions with entities controlled by Mr. Wohlstadter. Although Roche was not prepared to discuss issues of valuation, representatives of the Company reiterated that any valuation of the Company would need to be in excess of $20 per share. In addition, in making its merger proposal, Roche was advised that it should value the entire Company, including the vaccines assets, ECL assets and ECL license, and assume that the Company would receive fair value for such assets in the sale to Mr. Wohlstadter and that the proceeds of such sale would remain in the Company following the merger. The Special Committee met with its financial and legal advisors telephonically on March 22, 2007 to further discuss Mr. Wohlstadter’s various proposals.

On March 23, 2007, Mr. Wohlstadter submitted a letter to the Special Committee containing a modified proposal for the ECL assets, ECL license and vaccines assets. In the modified proposal, Mr. Wohlstadter expressed his view that the form of the agreements, as currently negotiated, relating to the transaction contained restrictive provisions that had the effect of substantially reducing the value of the assets from his original expectations, most notably in relation to the scope and restrictions of the ECL license. In addition to the changes to the agreements relating to the asset sales and ECL license, Mr. Wohlstadter outlined certain factors relating to valuation metrics which he viewed as critical and urged the Special Committee to consider, including, the following:

•	the necessity to differentiate between the value and future revenue projections to be attributed to the ECL and vaccines businesses once transferred to Mr. Wohlstadter’s entities, compared to the projections previously furnished to Lehman Brothers in the context of these businesses being part of the ongoing Company in future years;

•	the limited value of using private financings and venture capital financings of the newly formed entities rather than later round financings of existing businesses;

•	the inappropriateness of comparing the ECL license to customary licenses that normally have broader scope, additional rights for the licensee and an unrestricted ability to commercialize products;

•	the inappropriateness of using traditional valuations analyses when valuing ECL Newco, a company without any projected revenue base or commercial product for a number of years;

•	the necessity to use companies similarly situated to Vaccines Newco in any determination of probability weighed pipeline analysis or comparable transaction methodology; and

•	that the cost basis to the Company of the vaccines candidate license and option fees paid to third parties represents the most appropriate value of the vaccines assets.

In the March 23, 2007 letter, Mr. Wohlstadter indicated that his revised proposal for the ECL assets, including the ECL license, was $250,000, plus the book value of ECL assets. Mr. Wohlstadter did not modify his original February 7, 2007 proposal with respect to the vaccines assets, despite his view that there had been adverse changes to the terms and conditions of the vaccines asset purchase agreement documents.

During the weekend of March 24 and 25, 2007, Mr. George Migausky, the Company’s chief financial officer, and Mr. Patrick Christmas, the Company’s general counsel, at the request of Mr. Wohlstadter, telephonically discussed the status of the proposed purchase and valuation of the vaccines assets, the ECL assets and the ECL license with the members of the Special Committee.

On March 26, 2007, management and representatives from the Company and Roche, including, for parts of the meetings, Dr. Franz Humer, Roche’s chief executive officer, Dr. Erich Hunziker, Roche’s chief financial officer, and Dr. Gottlieb Keller, a member of Roche’s Executive Committee, along with their respective legal advisors, met to discuss the revised valuation by Roche and the various transaction documents. Dr. Humer initially indicated that Roche would be prepared to increase its proposal to $18.50 per share, which, following further negotiating and discussions, was later increased to $19.75 per share. Representatives of the Company consulted with their financial and legal advisors, following which the meeting resumed and the Company informed Roche that $19.75 did not reflect the full value of the Company. After further negotiations, Dr. Humer indicated that, subject to the satisfactory negotiation of the transaction documentation, Roche would be willing to offer the Company’s common shareholders $21.50 per share in cash in a one-step merger transaction and that such price represented Roche’s final offer. Management of the Company, including Mr. Wohlstadter, indicated that they would be willing to support a merger with Roche at a price of $21.50 per share of Common Stock, or approximately $600 million in the aggregate. Roche confirmed that the price per share that it had offered would not be increased or decreased by the amounts paid by Mr. Wohlstadter under the contemplated vaccines and ECL asset sales, assuming that the Special Committee approved the terms of such sales. At the end of such meeting, the parties agreed to continue their negotiations regarding the terms and conditions of the various agreements.

Later that day and on the following day, Mr. Wohlstadter and Mr. Migausky updated the members of the board regarding the valuation discussions with Roche.

On March 27, 2007, in response to a request from Houlihan Lokey, Mr. Wohlstadter provided a business summary to the Special Committee regarding 32 Mott Street Acquisition II, LLC, the Delaware limited liability company that was formed in connection with the proposed acquisition of the ECL assets and the ECL license. The report contained, among other things, risk factors, financial and operational assumptions and financial projections for the new entity. Mr. Wohlstadter’s counsel, representatives of the Company, and the Company’s financial and legal advisors, engaged in a conference call with the Special Committee’s legal and financial advisors to discuss the valuation of the ECL assets and the ECL license.

During the week of March 26, 2007, the parties and their respective representatives continued to negotiate the terms and conditions of the various agreements relating to the merger and the transactions with entities controlled by Mr. Wohlstadter, including the terms and consideration to be paid for both the Series B Preferred Stock and Mr. Wohlstadter’s non-disclosure and non-solicitation agreement and release.

Shearman, at the instruction of the Special Committee, informed representatives of Mr. Wohlstadter, through representatives of the Company, that the Special Committee would not be prepared to recommend Mr. Wohlstadter’s March 23 proposal unless it was at a higher price than that contained in the proposal. Beginning on March 29 and 30, 2007, Mr. Wohlstadter submitted a series of revised proposals to the Special

Committee with respect to the vaccines assets and the ECL assets, including the ECL license, each of which proposals included a payment at closing and a series of payments in later years. The proposals differed mainly in the amount and the level of certainty of the back-end payments. After reviewing and discussing each proposal, the Special Committee, through its representatives, indicated that it would not be prepared to recommend such a proposal unless it was revised to include a higher aggregate price and more certainty with respect to the back-end payments.

On March 31, 2007, Mr. Wohlstadter submitted a revised proposal to the Special Committee to address its concerns about price and the conditionality of the back-end payments under his previous proposals. He proposed that he acquire the vaccines assets for (a) $1,000,000 to be paid at closing, (b) three annual payments of $50,000 to be paid on the anniversaries of the closing date and (c) a final payment of $2,709,000 to be paid on the earlier of the third anniversary of closing or the receipt of certain third party financing. Mr. Wohlstadter also proposed that he acquire the ECL assets and the ECL license for (a) $1,000,000 to be paid at closing, (b) three annual payments of $50,000 to be paid on the anniversaries of the closing date and (c) a final payment of $1,568,000 to be paid on the earlier of the third anniversary of closing or the receipt of certain levels of financing, as well as absorbing up to $779,000 in connection with certain severance obligations of the Company.

A telephonic meeting of the Special Committee was held in the evening of April 1, 2007. At the meeting, the Special Committee discussed the March 31 proposal with representatives of Houlihan Lokey and Shearman, and Shearman reviewed with the Special Committee the terms of the purchase agreements with respect to the vaccines assets and the ECL assets and of the ECL license agreement. That evening, the Special Committee advised Mr. Wohlstadter that it would be willing to consider the sale of the vaccines assets and ECL assets, including the ECL license, on the terms set forth in Mr. Wohlstadter’s March 31 proposal, provided that Mr. Wohlstadter personally guarantee the annual payments and the final fixed payments, and that the acquisition vehicle controlled by Mr. Wohlstadter commit to pay the Company $779,000 in connection with certain severance obligations relating to the ECL asset transfer at closing. Mr. Wohlstadter subsequently agreed to these terms. Roche was then informed of the amounts agreed to between Mr. Wohlstadter and the Special Committee.

On April 2-4, 2007, the board held a special meeting to consider the approval of the merger agreement, the acquisition of the vaccines assets, the ECL assets and the ECL license by entities controlled by Mr. Wohlstadter, and the transactions contemplated by such agreements. At the meeting:

•	Representatives of Skadden reviewed with the board its fiduciary duties when considering a proposed transaction such as the merger and reviewed the developments in the negotiations with Roche since the prior board meeting, including reviewing in detail the status and terms of the various agreements.

•	The board discussed positive and negative factors and risks to be considered in connection with the proposed transactions as discussed in “Reasons for the Merger” beginning on page [ ].

•	The board reviewed the proposed changes to the Company’s termination protection program and the terms of the new broad-based severance plan for employees.

•	Representatives of Lehman Brothers made a financial presentation and rendered to the board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 4, 2007, to the effect that, as of that date, and based on and subject to the various assumptions made, matters considered and limitations described in the opinion, the aggregate consideration to be received in the merger by the holders of the Common Stock was fair, from a financial point of view, to such holders, as discussed in “Opinion of BioVeris Corporation’s Financial Advisor” beginning on page [ ]. Such opinion is attached hereto as Annex B.

•	The Special Committee reported that subject to Mr. Wohlstadter’s acceptance of the conditions articulated by the Special Committee to Mr. Wohlstadter on April 1, 2007, the Special Committee expected that Houlihan Lokey would be able to deliver to it an opinion that the consideration proposed to be received by the Company in the transaction with Mr. Wohlstadter was fair, from a financial point of view, to the Company. Mr. Wohlstadter subsequently advised the Special Committee and the board that he would agree to the Special Committee’s conditions.

•	The board also discussed a possible payment in the range of approximately $610,000 for the Series B Preferred Stock, representing the Company’s estimate of the face value of the future dividends of such Series B Preferred Stock. Mr. Wohlstadter advised the board that he intended to negotiate the final terms of certain agreements, including a non-disclosure and non-solicitation agreement, directly with Roche and that such negotiations also might involve the Series B Preferred Stock. In light of Mr. Wohlstadter’s intended negotiations of these agreements directly with Roche, the board determined that such agreements, including any agreements reached with respect to the Series B Preferred Stock, should be reviewed by the entire board in the context of its review of the merger and the entire transaction.

The meeting was adjourned until the late afternoon of April 3, 2007.

Beginning in the evening of April 2, 2007 and lasting into the evening of April 3, 2007, representatives of the Company and Roche and Mr. Wohlstadter’s counsel engaged in discussions to finalize various agreements, including the merger agreement, disclosure schedules, press releases, Mr. Wohlstadter’s non-solicitation and non-disclosure agreement and stockholders agreement and to agree on the treatment of the Series B Preferred Stock. During these discussions, Mr. Wohlstadter and Roche agreed that Roche would purchase Mr. Wohlstadter’s Series B Preferred Stock directly from Mr. Wohlstadter, that the Series B Preferred Stock would not be cancelled in the merger and that Mr. Wohlstadter would release any claims he had relating to the Series B Preferred Stock. Roche and Mr. Wohlstadter agreed that in consideration of Mr. Wohlstadter’s entering into the non-solicitation and non-disclosure agreement (including a release relating to certain intellectual property claims), the purchase of his Series B Preferred Stock and the release of potential claims related to the Series B Preferred Stock, Roche would pay Mr. Wohlstadter an aggregate lump sum of $2,750,000 in cash at the closing of the merger.

On the afternoon of April 3, 2007, the board recommenced its meeting. It was reported that the Series B Preferred Stock would not be cashed out in connection with the merger. Rather, in consideration for the purchase of the Series B Preferred Stock and Mr. Wohlstadter’s release of potential claims relating to the Series B Preferred Stock and Mr. Wohlstadter’s entering into certain other agreements, including the non-solicitation and non-disclosure agreement, Roche would pay Mr. Wohlstadter a lump sum of $2,750,000 in cash at the closing of the merger. The board then adjourned the meeting until the next morning.

On April 3, 2007 following the board meeting, the Special Committee held a meeting by telephone. At the meeting, representatives of Shearman reviewed with the Special Committee its fiduciary duties in connection with its consideration of the proposed sales of the vaccines assets and the ECL assets, including the ECL license. Representatives of Houlihan Lokey reviewed with the Special Committee its financial analyses of the revised proposal and rendered to the Special Committee an oral opinion, which opinion subsequently was confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the consideration to be received by the Company from Mr. Wohlstadter for the vaccines assets, the ECL assets and the ECL license was fair, from a financial point of view, to the Company. The Special Committee unanimously resolved to recommend that the board approve the transfers of the vaccines assets and the ECL assets, including the ECL license, to Mr. Wohlstadter.

On the morning of April 4, 2007, the board recommenced its meeting. First, the Special Committee recommended to the board that the Company enter into the asset transfer agreements related to the vaccines assets, and the ECL assets and ECL license. Following careful consideration of the proposed merger agreement and the transactions with entities controlled by Mr. Wohlstadter, and the agreement entered into between Mr. Wohlstadter and Roche, including discussions with the Company’s financial and legal advisors, the board unanimously determined that the terms and conditions of the merger agreement negotiated with Roche were advisable and fair to and in the best interests of the Company’s stockholders, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously resolved to recommend that the Company’s stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. The board (with Mr. Wohlstadter abstaining) also approved the transactions with the entities controlled by Mr. Wohlstadter.

The merger agreement was executed by the parties on the morning of April 4, 2007. Prior to the opening of trading of the Common Stock on the NASDAQ on April 4, 2007, the Company issued a press release announcing the execution of the merger agreement and the transactions with entities controlled by Mr. Wohlstadter. Roche issued a similar press release on April 4, 2007.

Reasons for the Merger

Our board of directors, acting with the advice and assistance of its legal and financial advisors, evaluated the merger agreement and the consideration negotiated with Roche and their representatives. Our board of directors determined that the merger agreement, and the transactions contemplated thereby, including the proposed merger, are advisable and substantively and procedurally fair to and in the best interests of the Company and its stockholders. At a special meeting of our board of directors, held on April 2, 2007 and continued on April 3 and 4, 2007, at which all of the directors of the Company were present, our board of directors unanimously (with Mr. Wohlstadter abstaining with respect to the approval of the asset transfer agreements and related transactions) resolved to adopt and approve the merger agreement and the transactions contemplated thereby, including the proposed merger, and to recommend to our stockholders that they vote for the approval of the merger agreement.

In the course of reaching its recommendation, our board of directors consulted with our management, financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Consideration. Our board of directors considered the historical market prices of our Common Stock and noted that the proposed merger consideration of $21.50 per share of Common Stock exceeded, by 35.6%, the highest market price of our Common Stock on February 18, 2004 at the inception of the Company. Our board of directors also noted the fact that the merger consideration was all cash, which provides certainty of value to our stockholders, and represented a premium of (i) 50.88% over Roche’s December 22, 2006 proposal of $14.25 per share of Common Stock, (ii) 70.78% over the closing price of our Common Stock on December 21, 2006 (the date prior to Roche’s $14.25 proposal), (iii) 78.2%, 68.8% and 84.1%, over the one, three and six month volume-weighted average closing prices, respectively, of our Common Stock for the periods ending March 30, 2007 and (iv) 61.8% over the closing price of our Common Stock on March 30, 2007, the last trading day immediately prior to the beginning of the meeting at which our board of directors considered the merger agreement. Our board of directors concluded, based upon all of the factors described herein, that the merger consideration was likely the highest price reasonably attainable by our common stockholders in a merger or other acquisition transaction.

•	Opinion of BioVeris Corporation’s Financial Advisor. Our board of directors considered the financial presentation of Lehman Brothers and Lehman Brothers’ oral opinion delivered to our board of directors (which opinion was subsequently confirmed in writing) to the effect that, as of the date of the opinion and based upon and subject to the various qualifications and assumptions set forth therein, the price of $21.50 per share of Common Stock was fair, from a financial point of view, to our common stockholders, as more fully described under “Opinion of BioVeris Corporation’s Financial Advisor” beginning on page [ ]. The full text of Lehman Brothers’ opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the opinion of Lehman Brothers carefully.

•	Stockholder Vote. Our board of directors considered the fact that the consummation of the proposed merger would require the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote and Series B Preferred Stock, voting together as a single class. Our board of directors noted that Mr. and Mrs. Wohlstadter, holders, collectively, of approximately 19.3% of our outstanding Common Stock (excluding shares underlying options) and 100% of the Company’s issued and outstanding Series B Preferred Stock, agreed to vote all of the shares they held in favor of approval and adoption of the proposed merger. Our board of directors noted that the Wohlstadter voting agreement was a condition to Roche entering into the merger agreement. Our board of directors considered that companies affiliated with Mr. Wohlstadter were entering into asset transfer agreements, but noted that the relatively small value of those agreements when compared to the potential gain on the Wohlstadters’ Common Stock, together with the arms length process undertaken with the Special Committee, mitigated the possibility that Mr. Wohlstadter’s interests were not aligned with those of the Company’s other holders of Common Stock.

•	Identity of the Buyer. Our board of directors considered the fact that Roche is a well known large pharmaceutical and diagnostics company with experience in acquiring and running companies and in view of the issues related to Roche’s out-of-field sales under the Roche License and Roche’s current business involving ECL, our board of directors believed that Roche was the most logical buyer for the Company.

•	Negotiations of the Merger Agreement and Related Agreements. Our board of directors considered a number of factors relating to the procedural safeguards involved in the negotiation of the transaction, which provided assurance of the substantive and procedural fairness of the merger to our stockholders. Our board of directors noted that the Special Committee, which engaged independent legal and financial advisors, considered, reviewed and recommended the asset transfer transactions. Our board of directors noted that the terms and consideration to be paid in connection with Mr. Wohlstadter’s non-disclosure and non-solicitation agreement and the agreement relating to the purchase of his Series B Preferred Stock had been negotiated only after the parties had reached a preliminary agreement with respect to the terms of the merger, including price, and at arm’s-length between Mr. Wohlstadter and his representatives and Roche and its representatives. Our board of directors also noted the extensive negotiations that occurred since October 2006 (which had intensified over the past three month period) between the Company and its representatives and Roche and its representatives. See “The Merger — Background of the Merger” beginning on page [ ].

•	Ability to Consider Alternative Transactions and to Terminate the Merger Agreement. Our board of directors considered the terms of the proposed merger agreement, including the provisions prohibiting us from soliciting an alternate takeover proposal from a third party, or entering into negotiations or discussions regarding an alternate proposal unless such proposal is deemed to be a “superior proposal” by our board of directors. However, our board of directors also noted that we would be permitted to furnish non-public information and engage in discussions and negotiations with any third party who provides us with an unsolicited proposal which is deemed to be, or our board of directors determines in good faith, after consultation with our outside legal and financial advisors, is reasonably likely to result in, a superior proposal.

•	Ability to Change Recommendation to Stockholders. Our board of directors noted that it retained the ability to change, qualify, withhold, withdraw or modify its recommendation to our stockholders if, upon the advice of our outside legal and financial advisors, it determines that a failure to do so would be reasonably likely to constitute a breach of our board of directors’ fiduciary duties to the Company’s stockholders.

•	No Solicitation of Other Offers. Our board of directors considered the fact that we engaged in exclusive negotiations with Roche without seeking offers from a broad group of other potential purchasers prior to entering into discussions with Roche. Our board of directors noted that our management had attempted to engage, without success, other parties in discussions relating to a strategic alliance regarding ECL during the past few years. Our board of directors specifically considered the responses of these large diagnostic companies in attempting to determine if such companies would be interested in engaging in a potential transaction involving the ECL technology and the likelihood that such companies would have been willing to pay in excess of $21.50 in cash per share. After consultation with Lehman Brothers, our board of directors concluded that Roche was the most likely and logical acquiror and that it was unlikely that, given the issues relating to Roche’s out-of-field sales under the Roche License and their current business involving ECL and the full and fair value being paid by Roche, another strategic partner would be interested in acquiring the Company or that a financial sponsor would be willing to pay in excess of $21.50 in cash per share. Our board of directors noted that it retained the ability to consider unsolicited proposals after the execution of the merger agreement in certain circumstances, and considered recent market conditions in determining that this procedural safeguard provided the opportunity for any serious bidder to make an alternate proposal after the public announcement of the proposed merger.

•	Termination Fee. Our board of directors considered the $12 million termination fee, which represents approximately 2% of the merger consideration (and less than $.50 per share), to be paid to Roche if the merger agreement is terminated under circumstances specified in the merger agreement. Our board of directors was apprised by its legal and financial advisors of the customary nature of such termination fees and that such fee was toward the low end of the range of such fees in comparable transactions. Accordingly, our board of directors believed that a termination fee of this size for the transaction contemplated by the merger agreement would not, in and of itself, unduly deter a third party from making, or inhibit our board of directors in evaluating, negotiating, and, if appropriate, terminating the merger agreement and approving a superior proposal.

•	Terms of the Merger Agreement — No Financing Condition. Our board of directors also considered the other terms of the proposed merger agreement, including the fact that the completion of the proposed merger is not subject to any financing condition and that there are relatively few closing conditions to the merger. Our board of directors noted however that there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied.

•	Likelihood of Consummation. Our board of directors considered the likelihood that the merger will be completed, including its expectation that there will not be significant antitrust or other regulatory impediments to the transaction and that the receipt of third party consents or consummation of the transactions under the asset transfer agreements (other than failure to do so as a result of an injunction) is not a condition to the completion of the merger.

•	Recommendation of the Special Committee. The Special Committee, with the advice and assistance of its financial and legal advisors, evaluated the fairness to the Company of the ECL asset transfer agreement and the vaccines asset transfer agreement entered into between the Company and companies controlled by Mr. Wohlstadter. The Special Committee received the oral opinion of Houlihan Lokey (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the consideration to be received by the Company from Mr. Wohlstadter for the vaccines assets and the ECL assets, including the ECL license, was fair, from a financial point of view, to the Company. Our board of directors noted that Roche did not view the vaccines assets as having any value to it, and that Roche wanted the ECL license to be a limited license that did not pose a material competitive risk to Roche and would not be transferable to certain designated pharmaceutical, diagnostics or life science companies. The Special Committee unanimously determined that the transactions contemplated by the ECL asset transfer agreement and the vaccines asset transfer agreement are in the best interests of the Company, and declared it advisable that the Company enter into the ECL asset transfer agreement and the vaccines asset transfer agreement, and unanimously recommended that our board of directors approve the execution, delivery and performance of the asset transfer agreements and the consummation of the transactions contemplated thereby. Our board of directors considered that the Special Committee engaged independent counsel and financial advisors in connection with its review of the ECL asset transfer agreement and the vaccines asset transfer agreement.

•	Cash “Burn Rate”. Our board of directors was aware of our current cash position and the current “burn rate” for such cash. Our board of directors noted the likelihood that if a transaction were not entered into and depending on the outcome of the field monitor process and potential out-of-field payments from Roche and our future cash flows, we might need to obtain additional debt and/or equity financing to fund our operations in the future and that there could be no assurance that such financing would be available on terms that were acceptable to the Company.

•	Uncertainty of Future Common Stock Market Price. Our board of directors took note of their familiarity with our business, the financial condition, results of operations, technology, intellectual property, management and competitive position and prospects of the Company, as well as current industry, economic and market conditions. Our board of directors noted our history of operating losses and the future prospects for our business as an independent company, including the future prospects for out-of-field sales payments from Roche. Our board of directors also recognized the variability and risks inherent in its industry, the costs and risks associated with research and development of new technology and products, and that it was difficult to predict our future prospects. Our board of directors considered the possible effects on us and our stockholders if the merger were not to close, and any resulting resolution to the Roche out-of-field sales issue, including the likelihood that in any such event the price that might be received by our holders of Common Stock in the open market would be less than the $21.50 per share cash price to be paid in the merger.

•	Availability of Dissenters’ Rights. Our board of directors considered the fact that dissenters’ rights of appraisal would be available to our stockholders under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page [ ].

•	Out-of-Field Sales Issues and Disagreement with Roche. Our board of directors considered at length the existing issues and disagreements with Roche regarding “out-of-field” sales of ECL products by Roche and use by Roche’s customers in connection with the Roche License. Our board of directors noted that the potential payment to us for out-of-field sales may be material to our financial position, results of operations and cash flows. However, our board of directors noted that the amount and timing of any payments for past as well as future “out-of-field” sales the Company might receive from Roche is uncertain, speculative and difficult to quantify. Our board of directors considered the costs and difficulty of resolving the issues with Roche, including the significant management time and distraction involved, as well as the likelihood that any third party would acquire us while the Roche out-of-field sales issue was ongoing. In addition, our board of directors considered that Roche would likely pay a higher amount to resolve this ongoing problem than the value which would be placed on this asset by a third party. Our board of directors considered the current estimates of management as to the value of the potential payments from Roche, including the speculative nature of such payments, and noted that such potential value could be significant in relation to the overall value of the Company. Accordingly, our board of directors determined that a merger with Roche would likely be an effective and beneficial way of resolving the disagreements with Roche in a favorable manner that benefited our stockholders.

Our board of directors also considered potential risks or negative factors relating to the merger, including the following:

•	Risk of Non-Completion. Our board of directors considered the risk that the proposed merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	The market price of our Common Stock. In that regard, the market price could be affected by many factors, including (1) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting the Company; (2) the status of the ongoing out-of-field sales issue with Roche and the results of various field monitor and audit processes; (3) the possibility that, as a result of the announcement of the merger, the marketplace would change its view of the potential value to us of Roche’s out-of-field sales under the Roche License; (4) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider us to be an unattractive acquisition candidate; (5) the possible sale of shares of our Common Stock by short-term investors following an announcement of termination of the merger agreement; (6) our ability to obtain additional debt and/or equity financing in light of our available cash resources and our expected future cash flows; and (7) the possibility that, as a result of the announcement of the merger, the Company may lose sales.

•	The resolution of the disagreements with Roche regarding payments for out-of-field sales under the Roche License and future interaction between us and Roche, including the risks of litigation that could be expensive and prolonged; and

•	Our ability to attract and retain key personnel.

•	Possible Disruption of Business. Our board of directors considered the possible disruption to the Company’s business that may result from the announcement of the transaction and the resulting distraction of the attention of the Company’s management and employees. Our board of directors also considered the fact that the merger agreement contains certain limitations regarding the operation of the Company during the period between the signing of the merger agreement and the completion of the proposed merger. See “The Merger Agreement — Other Covenants and Agreements; Conduct of Our Business Prior to Closing” beginning on page [ ]. Our board of directors believed such limitations were customary for merger transactions involving public companies, and were appropriately tailored to the specific requirements of the operation of the Company’s business. Our board of directors also considered that the resolution of the disagreements with Roche regarding out-of-field sales under the Roche License (other than the continuation of the field monitor review for fiscal 2005 without disclosure to the Company or Roche of the results of such review) would be suspended after the signing of the merger agreement. See “The Merger Agreement — Roche License Payments”.

•	Merger Consideration Taxable. Our board of directors considered that the cash consideration to be received by the Company’s stockholders would be taxable to the stockholders.

•	Future Growth. Our board of directors considered the fact that if the proposed merger is approved and adopted, we will no longer exist as an independent company, and our stockholders will no longer participate in the future growth of the Company. Because of the risks and uncertainties associated with the Company’s future growth prospects and the uncertainty surrounding any resolution of the Roche out-of-field sales issue, our board concluded that this detriment was not quantifiable. Our board of directors further concluded that providing the Company’s stockholders the opportunity to sell their shares at a fair price now was preferable to remaining as an independent public company in which the holders of such stock would have a speculative potential for future gain.

•	Interests of Senior Managers that are Distinct from the Interest of the Company’s Stockholders. Our board of directors considered the interests of Mr. Wohlstadter, the Company’s chairman and chief executive officer, and certain other members of senior management, in the merger and related transactions, as more fully described in “Interests of Certain Persons in the Merger”. Our board of directors noted that Mr. Wohlstadter would be receiving $2.75 million from Roche in consideration of entering into the Non-Disclosure and Non-Solicitation Agreement and Transaction Agreement relating to the purchase of the Series B Preferred Stock and release of potential claims by Mr. Wohlstadter relating to the Series B Preferred Stock.

Our board of directors concluded that the potentially negative factors associated with the proposed merger were substantially outweighed by the opportunity for the Company’s stockholders to realize a substantial premium on the value of their Common Stock and monetize their investment in the Company for $21.50 in cash per share of Common Stock. Our board of directors believed that the proposed merger would maximize the immediate value of the stockholders’ shares and eliminate the significant risk and uncertainty associated with monetizing the out-of-field sales payments owed to us by Roche under the Roche License, and that the inherent uncertainty affecting the Company’s industry and future prospects could result in a diminution in the market value of their shares. Accordingly, our board of directors concluded that the proposed merger was in the best interests of stockholders.

The foregoing discussion summarizes the material information and factors considered by the board of directors in its consideration of the proposed merger and related transactions. Our board of directors collectively reached the unanimous decision to approve the merger agreement and related transactions in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, our board of directors, by unanimous vote of our directors:

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the approval of the merger agreement.

Opinion of BioVeris Corporation’s Financial Advisor

On September 19, 2006, the Company expanded its engagement with Lehman Brothers to act as BioVeris’ financial advisor with respect to exploring strategic alternatives, including a potential transaction with Roche. At the April 2-4, 2007 board meeting, Lehman Brothers rendered its oral opinion to the BioVeris board of directors, subsequently confirmed in writing, that as of the date of the opinion and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to the common stockholders of BioVeris in the merger was fair to such stockholders.

The full text of the written opinion of Lehman Brothers, dated April 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers in connection with the opinion, is attached to this proxy statement as Annex B and is incorporated herein by reference. Lehman Brothers provided its advisory services and opinion for the use and benefit of the BioVeris board of directors in connection with its consideration of the merger. The opinion was one of a number of factors considered by the BioVeris board of directors in deciding to approve the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of BioVeris as to how that stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, BioVeris’ underlying business decision to proceed with or effect the merger. The following is a summary of Lehman Brothers’ opinion and the methodologies that Lehman Brothers employed in arriving at its opinion. This summary of Lehman Brothers’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	the vaccines asset transfer agreement, the ECL asset transfer agreement and the ECL license agreements (although it should be noted that Lehman Brothers was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision of BioVeris to proceed with or effect these proposed asset transactions, the consideration involved in these proposed asset transactions, or any amount payable to Mr. Wohlstadter in consideration for the purchase of the Series B Preferred Stock held by him);

•	publicly available information concerning BioVeris that it believed to be relevant to its analysis, including BioVeris’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and BioVeris’ Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006;

•	publicly available information concerning Roche that Lehman Brothers believed to be relevant to its analysis, including Roche’s Annual Report for the fiscal year ended December 31, 2006;

•	financial and operating information with respect to the business, operations and prospects of BioVeris furnished to Lehman Brothers by BioVeris, including financial projections of BioVeris prepared by management of BioVeris which include estimated out-of-field payments from Roche;

•	published estimates of third party research analysts with respect to the future financial performance of Roche’s diagnostics business;

•	a trading history of the Common Stock from February 17, 2004 to March 30, 2007 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of BioVeris with those of other companies that Lehman Brothers deemed relevant; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the management of BioVeris concerning BioVeris’ business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of BioVeris that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of BioVeris, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BioVeris as to the future financial performance of BioVeris and that BioVeris will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of BioVeris and did not make or obtain any evaluations or appraisals of the assets or liabilities of BioVeris. In addition, BioVeris did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any formal indications of interest from any third party with respect to the purchase of all or a part of BioVeris’ business. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion. Lehman Brothers was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision of BioVeris to proceed with or effect the merger.

As compensation for its services as financial advisor in connection with the transaction, BioVeris will pay Lehman Brothers a fee of approximately $6,900,000, payable on completion of the merger. In addition, BioVeris has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by BioVeris and the rendering of the Lehman Brothers opinion. Lehman Brothers in the past has rendered investment banking services to Roche and to IGEN and received customary compensation for such services, and expects to perform various investment banking services for Roche and its affiliates in the future for which it expects to receive customary fees. In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of BioVeris and Roche for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. BioVeris selected Lehman Brothers as its financial advisor because its investment banking professionals have substantial experience in the life sciences diagnostics industry, and in transactions similar to the merger.

Financial Analyses of BioVeris’ Financial Advisor

The following is a summary of the material financial analyses presented by Lehman Brothers to the BioVeris board of directors in connection with providing its opinion to the BioVeris board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Lehman Brothers. The order of analyses described does not represent relative importance or weight given to those analyses performed by Lehman Brothers. The tables must be read together with the full text of each summary and are alone not a complete description of Lehman Brothers’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 30, 2007, and is not necessarily indicative of current market conditions.

Historical Trading Analysis

Lehman Brothers considered the historical public market trading performance of BioVeris since February 17, 2004, the first trading date after its spin-off from IGEN, through March 30, 2007 and compared this historical public market trading performance with Roche’s offer price of $21.50 per share of the Common Stock. Lehman Brothers compared BioVeris’ volume-weighted average Common Stock price for the one-month, three-month and six-month periods ended March 30, 2007, the closing Common Stock price on March 30, 2007, and the closing high Common Stock price since the spin-off, to the offer price of $21.50 per share of the Common Stock. The results of this analysis are summarized as follows:

Stock Price Performance Since Spin-off

	BioVeris	% Premium at Offer
	Stock Price	Price of $21.50

Closing Price (3/30/07)	$13.29	61.8%
1-Month, Volume-Weighted Avg.	12.07	78.2%
3-Month, Volume-Weighted Avg.	12.73	68.8%
6-Month, Volume-Weighted Avg.	11.68	84.1%
Closing High since Spin-off (2/18/04)	15.85	35.6%

The Common Stock price decreased by 15.9% from the closing price of $15.80 per share on February 17, 2004 to the closing price of $13.29 per share on March 30, 2007, while the percentage increase from the closing price of $15.80 per share on February 17, 2004 to Roche’s offer price of $21.50 per share of the Common Stock is 36.1%. Lehman Brothers also noted that Roche’s offer price represented 150.7% of the 52-week high stock price of the Common Stock, or a 50.7% premium, and 634.2% of the 52-week low stock price of the Common Stock, or a 534.2% premium. Lehman Brothers also noted that the percentage increase in the closing market capitalization weighted index value from February 17, 2004 to March 30, 2007 for selected public companies in the diagnostics industry, including well established companies focused on In-Vitro Diagnostics, and Emerging/Niche Diagnostics companies, was 62.4% and 57.3%, respectively. The companies included in each of these indices are identified in the following paragraph.

Selected Companies Analysis

Lehman Brothers calculated valuation multiples implied by the $21.50 per share offer price for the acquisition of BioVeris by Roche and compared those valuation multiples to valuation multiples of selected public companies in the diagnostics industry, including well established companies focused on In-Vitro Diagnostics, and Emerging/Niche Diagnostics companies. Although none of the selected companies is completely comparable to BioVeris, the companies included were chosen because they are companies with operations that for purposes of analysis may be considered similar to BioVeris’ business. The In-Vitro Diagnostics companies selected were Beckman Coulter, Becton Dickinson, bioMerieux, Bio-Rad Laboratories, Bruker Biosciences and Dade Behring Holdings. The Emerging /Niche Diagnostics companies selected were Cepheid, Cholestech, Clinical Data, Cytyc, Digene, Gen-Probe, Inverness Medical, Luminex, Meridian

Bioscience, Monogram Biosciences, Myriad Genetics, OraSure Technologies, Quidel and Ventana Medical Systems.

The valuation multiples for each applicable company were calculated on the basis of both revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”). For the purpose of the multiples of EBITDA, a subset of companies including Beckman Coulter, Becton Dickinson, bioMerieux, Bio-Rad Laboratories, Bruker Biosciences, Cholestech, Cytec, Dade Behring Holdings, Digene, Gen-Probe, Inverness Medical and Ventana Medical Systems was analyzed as certain data was not available for the full universe of companies analyzed. Lehman Brothers first analyzed revenue multiples calculated by dividing the enterprise value of each company, in each case as of March 30, 2007, by estimated revenues for calendar year 2007; Lehman Brothers also analyzed EBITDA multiples calculated by dividing the enterprise value of each company, in each case as of March 30, 2007, by the estimated EBITDA for the calendar year 2007. The data derived was compared to the estimated revenue and EBITDA multiples for BioVeris for its fiscal year ending March 31, 2008. EBITDA should not be considered in isolation from, or as a substitute for net income and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability. Additionally, BioVeris’ computation of EBITDA may not be comparable to other similarly titled measures computed by other companies. Not all companies calculate EBITDA in the same manner. Lehman Brothers calculated the enterprise value as the market value of common equity plus the book value of debt less the book value of cash and cash equivalents as of March 30, 2007, and in the case of BioVeris, such cash and cash equivalents after giving effect to the proposed asset transactions. The estimated revenue and EBITDA attributable to BioVeris for the fiscal year ending March 31, 2008 were determined using information provided by the management of BioVeris, inclusive of management’s estimate for out-of-field payments due from Roche. The same multiples were calculated with respect to selected public companies in the In-Vitro Diagnostics and Emerging/Niche Diagnostics industries using information available from public filings and consensus forecasts of revenue and EBITDA as reported by the Institutional Brokers’ Estimate System (“IBES”). The results of these analyses are summarized as follows:

Selected Companies Analysis

	Enterprise Value /
	2007E		2007E
	Revenue		EBITDA

Selected Companies — Emerging/Niche
High	7.50	x	24.4x
Mean	4.76	x	18.6x
Low	2.25	x	14.6x
Selected Companies — In-Vitro
High	3.16	x	18.7x
Mean	2.29	x	11.9x
Low	1.37	x	9.8x
BioVeris
Closing Price (as of March 30, 2007)	4.21	x	11.3x
At Roche Offer Price of $21.50	7.21	x	19.4x

Note: EBITDA analysis excludes Myriad Genetics, Meridian Bioscience, Cepheid, Luminex, Quidel, OraSure Technologies, Monogram Biosciences and Clinical Data as estimates of 2007 estimated EBITDA were not meaningful.

Selected Transactions Analysis

Lehman Brothers reviewed selected transactions in the diagnostics industry to assess how similar Emerging/Niche Diagnostics as well as In-Vitro Diagnostics transactions were valued. Transactions reviewed for the analysis included the following (Target/Acquirer):

Emerging/ Niche Diagnostics:
Molecular Devices / MDS (2007)
Lumigen / Beckman Coulter (2006)
TriPath / Becton Dickinson (2006)
Vision Systems / Danaher (2006)
Focus Diagnostics / Quest Diagnostics (2006)
ACON Laboratories / Inverness Medical (2006)
Diagnostic Systems Laboratories / Beckman Coulter (2005)
Novacept / Cytyc (2004)
i-STAT / Abbott (2003)
Unipath / Inverness Medical (2001)
Vysis / Abbott (2001)

In-Vitro Diagnostics:
Biosite / Beckman Coulter (2007)
Dako / EQT Partners (2007)
Phadia / Cinven (2006)
Bayer Diagnostics / Siemens (2006)
Diagnostic Products / Siemens (2006)
Serologicals / Millipore (2006)
Pfizer Diagnostics / Triton, PPM Ventures (2004)
Radiometer / Danaher (2003)
Amersham / General Electric (2003)
Perbio Science / Fisher Scientific (2003)
Chiron Diagnostics / Bayer (1998)
Coulter / Beckman (1997)
E.I. du Pont / Dade (1995)
Ciba Corning / Chiron (1994)
Baxter Diagnostics / Bain Capital (1994)

Using information available from company filings, public research and other sources for each of the selected transactions, Lehman Brothers calculated: (a) enterprise value as a multiple of revenue for the last twelve months (LTM) at transaction announcement date, and (b) enterprise value as a multiple of EBITDA for the last twelve months (LTM) at transaction announcement date. In determining enterprise value for BioVeris, the cash and cash equivalents were included after giving effect to the proposed asset transactions. For the purpose of the multiples of EBITDA, a subset of transactions including Molecular Devices / MDS and TriPath / Becton Dickinson was analyzed as certain data was not available for the full universe of transactions analyzed. The same analysis was conducted using LTM revenue and EBITDA of BioVeris for the fiscal year ending March 31, 2007, inclusive of management’s estimate for out-of-field payments due from Roche, for purposes of comparing the selected transactions to the proposed merger with Roche. The following table presents the results of this analysis:

Selected Transaction Analysis

	Transaction Value /
	LTM Revenue		LTM EBITDA

Selected Transactions — Emerging/Niche
High	14.39	x	27.2x
Mean	5.18	x	21.8x
Low	1.42	x	16.4x
Selected Transactions — In-Vitro
High	4.93	x	18.1x
Mean	3.01	x	12.6x
Low	1.10	x	6.9x
BioVeris
Closing Price (as of March 30, 2007)	5.48	x	39.8x
At Roche Offer Price of $21.50	9.38	x	68.2x

Discounted Sum-of-the-Parts Analysis

Lehman Brothers performed a sum-of-the-parts analysis on BioVeris using financial projections from BioVeris management, aggregating the sum of BioVeris’ interests in: (i) BioSecurity, Clinical Point-of-Care and Life Science Diagnostics, and Vaccines after giving effect to the Proposed Asset Transactions, (ii) estimated historical and projected out-of-field payments due from Roche, and (iii) financial assets consisting of net cash and net operating losses (“NOLs”).

BioVeris’ interests in BioSecurity, Clinical Point-of-Care and Life Science Diagnostics were each valued using financial operating projections from company management, discounting projected after-tax cash flows through 2017, and discounting a terminal value based on a terminal growth rate of 3%. Each division’s cash flows were discounted using a range of discount rates. The discount rates used in the analysis were chosen by Lehman Brothers based on its expertise and experience with the diagnostics industry and also on an analysis of the weighted average cost of capital for selected comparable companies. The following ranges of discount rates were used to discount cash flows: (i) BioSecurity, 10% - 12%; (ii) Clinical Point-of-Care, 25% - 35%; and (iii) Life Science, 10% - 12%.

BioVeris’ estimated historical and projected out-of-field payments due from Roche were based on BioVeris management estimates. The out-of-field payments were discounted at a range of 8% - 10%, based on Lehman Brothers’ expertise and experience with the diagnostics industry and also on Lehman Brothers’ estimate of Roche’s own cost of capital.

BioVeris’ NOLs are also included as part of the total net financial assets component discounted sum-of-the-parts analysis. The tax savings to be derived through the use of the NOLs are discounted at a range of 8% - 10%. Total net financial assets also include estimated net cash of $44 million after giving effect to the Proposed Asset Transactions.

The table below provides the range of estimated per share values based on the sum-of-the-parts analysis:

Discounted Sum-of-the-Parts Analysis

	Range of per Share
	Contribution
	Low	High

BioSecurity	$4.54	$6.27
Life Science	(0.36)	(0.25)
Clinical Point-of-Care	(0.47)	0.32
Out-of-Field Payments	9.81	10.60
Net Financial Assets	3.36	3.39

Total Value	$16.88	$20.34

General

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete and/or inaccurate view of the processes underlying the analyses on which the opinion of Lehman Brothers was based. In arriving at its fairness determination, Lehman Brothers considered the results of all of its analyses as a whole and made qualitative judgments as to the significance and relevance of each factor and analysis, and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lehman Brothers made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to BioVeris or the contemplated acquisition by Roche.

Lehman Brothers prepared these analyses for purposes of providing its opinion to BioVeris’ board of directors as to the fairness from a financial point of view of the consideration to be offered by Roche to the BioVeris common stockholders in the merger. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BioVeris, Lehman Brothers or any other person assumes responsibility if future results are materially different from those forecasted.

The consideration to be paid in the merger was determined through arms’-length negotiations between BioVeris and Roche and was approved by BioVeris’ board of directors. Lehman Brothers provided advice to BioVeris during these negotiations. Lehman Brothers did not, however, recommend any specific amount of consideration to BioVeris or its board of directors, or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Lehman Brothers’ opinion to BioVeris’ board of directors was one of a number of factors taken into consideration by BioVeris’ board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Lehman Brothers in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Lehman Brothers attached to this proxy statement as Annex B. Lehman Brothers has delivered its consent to the inclusion of its opinion in Annex B.

Financing of the Merger

Roche and Merger Sub have represented to us that their obligations and performance under the merger agreement are not subject to any conditions regarding their, or any other person’s, ability to obtain financing for the merger and related transactions. Moreover, Roche has represented that as of the signing of the merger agreement, and as of the effective time of the merger, it will have cash on hand sufficient to enable it and Merger Sub to pay all amounts to be paid by Roche and Merger Sub in connection with the merger and its agreements with Mr. Wohlstadter.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to the closing of the merger are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Following the merger, the entire equity in the Company will be controlled by Roche (through the conversion, at the time of the merger, of each share of Merger Sub into one share of Common Stock, and through Roche’s purchase of Mr. Wohlstadter’s Series B Preferred Stock. See “The Merger — Interests of Certain Persons in the Merger” beginning on page [  ]).

When the merger is completed, each share of our Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company in treasury, by Parent or Merger Sub, or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under the laws of Delaware) will be converted into the right to receive $21.50 in cash without interest, less any applicable withholding taxes.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our executive officers, members of management and directors have interests in the merger that may be different from or be in addition to your interests. Specifically, in connection with the purchase by entities controlled by Mr. Wohlstadter of the vaccines assets, ECL assets and the ECL license, our board appointed a Special Committee of independent directors to evaluate those purchases. The Special Committee engaged separate independent legal and financial advisors in connection with their evaluation. See “The Related Agreements — The Asset Transfer Agreements” beginning on page [  ].

These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreements.

Treatment of Stock Options and Restricted Stock Awards

As of May 1, 2007, there were approximately 911,700 shares of Common Stock subject to stock options and 212,560 shares of Common Stock subject to unvested restricted stock awards granted under our equity incentive plan to our executive officers, directors, and other parties in interest.

Each outstanding stock option that remains unexercised as of the completion of the merger, shall be fully vested and converted into the right to receive, in full satisfaction of such option, a cash amount, less applicable withholding taxes, equal to the product of:

•	the number of shares of our Common Stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $21.50 over the exercise price per share of Common Stock subject to such option.

Each restricted stock award that remains unvested as of the completion of the merger, shall be fully vested and converted into the right to receive, in full satisfaction of such restricted stock award, a cash amount equal to the product of:

•	the number of shares of Common Stock subject to the restricted stock award, multiplied by

•	$21.50.

The following table summarizes the vested and unvested options and the unvested restricted stock awards held by our executive officers, directors and other parties in interest as of May 1, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cash-out of their options and restricted stock awards.

	Unvested		Weighted
	Restricted		Average Exercise		Weighted Average
	Stock	Unvested	Price of Unvested	Vested	Exercise Price of	Resulting
	Awards	Options(1)	Options	Options	Vested Options	Consideration(2)

Directors
Samuel J. Wohlstadter(3)	212,560	216,200	$7.84	65,800	$7.84	$8,422,160
William J. Crowley, Jr.	0	4,000	$9.41	12,000	$8.08	$209,360
Richard J. Massey	0	4,000	$9.41	4,000	$5.78	$111,240
John Quinn	0	4,000	$9.41	12,000	$8.08	$209,360
Anthony Rees	0	4,000	$9.41	12,000	$9.40	$193,560
Joop Sistermans	0	4,000	$9.41	12,000	$9.40	$193,560
Executive Officers
George Migausky(4)	0	164,703	$5.60	151,397	$5.15	$5,093,850
Other Parties in Interest
Nadine Wohlstadter(5)	0	38,334	$7.84	11,666	$7.84	$683,000
Patrick Christmas(6)	0	35,667	$6.71	14,333	$5.84	$751,800

(1)	Assuming the closing of the merger to occur on June 30, 2007.

(2)	The amounts set forth in the “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

(3)	Mr. Wohlstadter also serves as the chief executive officer of the Company.

(4)	Mr. Migausky serves as the chief financial officer of the Company.

(5)	Mrs. Wohlstadter serves as the executive director of administration of the Company.

(6)	Mr. Christmas serves as the general counsel of the Company.

Termination Protection Program

Our termination protection program, effective as of February 13, 2004, provides severance benefits to its participants in the event that they (x) resign for “good reason” or are terminated “without cause” within thirty months following a change of control (which, by the terms of the termination protection program, would include the merger) or (y) are terminated prior to a change of control at the request of a party involved in such change of control, or otherwise in connection with the change of control. The severance benefits include, among other things: (i) a cash lump sum payment equal to the sum of (a) the participant’s pro rata target annual bonus in respect of the year of termination (which bonus is permitted by the merger agreement), (b) any unpaid salary through the date of termination, (c) any bonus earned but unpaid as of the date of termination for any previously completed year, (d) all compensation previously deferred but unpaid, (e) reimbursement for any unreimbursed expenses incurred by the participant and (f) an amount equal to 150% of the sum of the highest annual maximum bonus paid to the participant during the past three fiscal years and the annual base salary in effect at the time of the change of control, (ii) any fringe benefits or perquisites that the participant is entitled to as of the date of termination, (iii) any unvested Company stock options held by the participant becoming fully vested as of the date of termination and remaining exercisable for two years, (iv) continued eligibility for other employee benefits for a period of 18 months and (v) any tax gross-up payment to reimburse the participant for the payment of taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

The termination protection program includes an addendum that allows the chief executive officer to designate various employees to receive the following increased severance benefits: (A) with respect to up to six participants, the percentage referred to in (i)(f) above shall be 200% rather than 150%, (B) with respect to up to four participants, the percentage referred to in (i)(f) above shall be 300% rather than 150%, (C) with respect to up to 39 participants, the period referred to in (iv) above shall be 24 months instead of 18 months, and (D) with respect to up to three participants, the period referred to in (iv) above shall be, instead of 18 months, life (with respect to medical and dental benefits and an annual comprehensive physical) and 36 months (with respect to other employee benefits). Messrs. Wohlstadter, Migausky and Christmas have been designated to receive 300%.

On April 4, 2007, our board of directors adopted an amendment (the “TPP amendment”) to the termination protection program. The TPP amendment allows our chief executive officer to designate up to three participants of the termination protection program who will be entitled to lump sum payments in lieu of lifetime medical benefits continuation and a reduced period of eligibility for non-medical employee benefits following their termination. The three individuals designated to receive lump sum payments in lieu of the lifetime medical benefits continuation that they had previously been entitled to receive under the termination protection program are Mr. Wohlstadter, our chief executive officer, Mr. Migausky, our chief financial officer, and Mr. Christmas, our general counsel. These individuals have agreed with the Company that, until the earlier of the termination of the merger agreement or the effective time of the merger, the net present value of their lifetime medical benefits shall be $456,207, $567,764 and $665,922, respectively (which amounts were calculated by an outside consultant retained by the Company). The TPP amendment also reduced the period of continued eligibility for certain non-medical benefits from thirty-six months to twenty-four months with respect to Mr. Wohlstadter, Mr. Migausky and Mr. Christmas, to ensure that the Company’s severance or other compensation paid in connection with our termination protection program complies with Section 409A of the Code. As permitted by the merger agreement, the Company may establish a grantor trust, (so called “rabbi trust”) to fund the severance benefits payable to Mr. Wohlstadter and Mr. Migausky pursuant to the termination protection program.

Mr. Wohlstadter, Mrs. Wohlstadter, Mr. Miguasky and Mr. Christmas participate in the termination protection program. If these individuals experience a qualifying termination in connection with a change in control, which is expected, they will be entitled to severance payments and benefits under the termination protection program, in addition to the accelerated vesting of any outstanding stock options and restricted stock awards. Consummation of the merger will constitute a change in control for purposes of the termination protection program. Furthermore, under our termination protection program, these individuals are entitled to additional payments to indemnify them against the imposition of excise taxes under Section 280G of the Code, so called “gross-up payments.” It is expected that each of these individuals will be resigning or will no longer be serving as an officer of the Company in connection with the consummation of the merger. Our board of directors will make a determination prior to the closing of the merger whether or not this cessation of employment will constitute a qualifying termination for purposes of the termination protection program. Roche has agreed to abide by this determination of our board of directors.

The chart set forth below provides an estimate of the amounts payable (or value to be provided) to each of these four individuals upon the closing of the merger and related qualifying termination, as well as an estimate of the gross-up payments.

		Cash Payment in
	Severance Due Under	Lieu of Lifetime	Non-Medical	280G
	the Termination	Medical and Dental	Employee Benefit	Gross-Up
Name	Protection Program(1)	Insurance	Continuation	Payments	Total

Samuel J. Wohlstadter	$4,363,356	$456,207	$3,192	$2,678,260	$7,501,015
Nadine Wohlstadter	$31,500	N/A	$328	$89,895	$121,723
George Migausky	$2,062,630	$567,764	$3,192	$1,397,008	$4,030,594
Patrick Christmas	$1,882,712	$665,922	$3,192	$1,222,716	$3,774,542

(1)	Severance payment estimates are based on calculations as of June 30, 2007 and assume bonuses for the fiscal year ended March 31, 2007 for Messrs. Wohlstadter, Migausky and Christmas of $900,000, $385,000 and $340,000, respectively, as well as a pro-rata portion of such bonus amounts for the period beginning on April 1, 2007.

Severance Plan

On April 4, 2007, our board of directors adopted a severance plan for the benefit of our employees other than those employees who are participants in our termination protection program. The severance plan provides that if a participating employee is terminated under certain conditions within six months following a change of control (which, by the terms of the severance plan, would include the merger) the employee is entitled to a lump-sum payment, provided that the employee has executed and not revoked a general release in favor of the Company. The amount of the severance payment is based on the individual employee’s term of service to the Company and, in no event, shall exceed twenty-six times the employee’s weekly base salary.

Agreements with Samuel J. Wohlstadter

On April 4, 2007, Mr. Wohlstadter entered into a transaction agreement with Roche whereby he agreed (i) conditioned upon the closing of the merger, to sell his 1,000 shares of Series B Preferred Stock to Roche, and release the Company from all claims he may have related to such preferred stock and (ii) to enter into a non-disclosure and non-solicitation agreement with the Company. In consideration for these agreements, Roche agreed to pay Mr. Wohlstadter a sum equal to $2,750,000 in cash at the closing of the merger. The transaction agreement will terminate upon the termination of the merger agreement pursuant to its terms.

The non-disclosure and non-solicitation agreement, which was also entered into on April 4, 2007, provides that Mr. Wohlstadter will (i) hold in confidence and not use any confidential information or trade secrets related to the ECL business except as permitted by the ECL license, (ii) refrain from transferring any technology owned by him and related to the ECL business prior to the closing of the merger agreement, (iii) refrain from soliciting any of the Company’s customers or employees for a period of two years following the closing of the merger agreement, except as permitted by the ECL asset transfer agreement and (iv) will not pursue, directly or indirectly, legal action against the Company’s affiliates or customers for certain specific actions. The non-disclosure and non-solicitation agreement will become effective only upon the closing of the transactions contemplated by the ECL asset transfer agreement, and will be null and void in the event that the ECL asset transfer agreement is terminated.

In addition, in connection with the acquisition by Roche, two newly formed entities established by Mr. Wohlstadter will purchase from the Company the vaccines assets and ECL assets and enter into the ECL license with the Company. These transactions with Mr. Wohlstadter were approved by a Special Committee of independent directors of our board or directors. For more information, see “The Related Agreements — Agreements with Samuel J. Wohlstadter” beginning on page [  ].

Indemnification and Insurance

The surviving corporation has agreed to indemnify, to the fullest extent permitted by law, each of our current directors and officers against claims, liabilities and expenses, and to advance funds for expenses incurred in connection with any claim, suit, action, proceeding or investigation, based on or arising out of any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger. The surviving corporation has also agreed to indemnify certain other individuals to the extent provided under indemnification agreements the Company currently has with such individuals.

In addition, the merger agreement requires the surviving corporation to purchase “tail” insurance policies or maintain directors and officers liability insurance policies for six years following the closing of the merger on terms and in amounts not less favorable to the directors and officers than the Company’s current policies, subject to certain limitations. For more information, see “The Merger Agreement- Indemnification and Insurance” beginning on page [  ].

Material U.S. Federal Income Tax Consequences of Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of BioVeris Common Stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our Common Stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organization, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired our Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our Common Stock through a partnership or other pass-through entity, generally, will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our Common Stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The receipt of cash in exchange for shares of our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting.

A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 that will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Government and Regulatory Approvals

Hart-Scott Rodino Review

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and until certain waiting periods have been terminated or have expired. On April 13, 2007 we made the initial filings under the HSR Act with the Antitrust Division and the FTC. The DOJ and the FTC will decide which agency will review the material. Within a 30-day waiting period, the reviewing agency may grant early termination, or it may request additional information from us and Roche (a “Second Request”), or it may allow the waiting period to expire without further action. If the DOJ or the FTC requests further information, the transaction cannot be closed until 20 days following the date upon which we and Roche certify substantial compliance with the Second Request. We cannot assure you whether or not the DOJ or the FTC will issue a Second Request, or whether either agency will file a lawsuit to block the transaction, or if such a lawsuit is contemplated, whether the DOJ or the FTC would agree to settle the lawsuit on conditions that would not cause a condition to the closing not to be met.

German Federal Cartel Office Review

The merger is subject to review by the German Federal Cartel Office under the Act against Restraints of Competition (“Gesetz gegen Wettbewerbsbeschränkungen”). The applicable waiting period under the Act against Restraints of Competition must expire or be terminated before the merger may be completed. The German Federal Cartel Office has one month after receipt of the complete notification to (i) approve the merger, or (ii) investigate further, in which case the German Federal Cartel Office can extend its investigation by three additional months (i.e., a total of four months after receipt of the complete initial notification) to complete its investigation and issue a final decision. Roche made a filing relating to the merger with the German Federal Cartel Office on [          ], 2007, which we joined.

There can be no assurance that the German Federal Cartel Office will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a material adverse effect on the surviving corporation if the merger is completed. In addition, at any time before or after the effective time of the merger, and notwithstanding that the waiting period has terminated or the merger may have been consummated, the German Federal Cartel Office could take such action under the applicable antitrust or competition laws as it deems necessary or desirable.

Italian Competition Authority Review

The merger is subject to review by the Italian Competition Authority under the Law No. 287 of October 10, 1990 on the Protection of Competition and the Market. The notification of the merger must be made to the Italian Competition Authority before the completion of the merger by the parties. The Italian Competition Authority has 30 days after receipt of the complete notification, to (i) approve the merger, or

(ii) investigate further, in which case the Italian Competition Authority has generally an additional 45 days to complete its investigation and issue a final decision. Pending Italian Competition Authority approval, implementation of the merger need not be suspended. However, if the Italian Competition Authority finds that the merger raises serious competition concerns, then the Italian Competition Authority may require the parties to undertake any action that it considers appropriate in order to restore conditions of effective competition.

Exon-Florio Review

The Exon-Florio Amendment empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. By a 1988 executive order, the President delegated to the Committee on Foreign Investment in the United States, or CFIUS, the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of acceptance of the submission to decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a “no action” letter, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction.

Together with Roche, we plan to submit a notice of the merger to CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment in the near future. Although we do not believe an investigation of, or recommendation to block, the merger by CFIUS is warranted under the standards of the Exon-Florio Amendment, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under the Exon-Florio Amendment. In addition, legislation may be enacted which could affect CFIUS review of this transaction; the U.S. Senate and House of Representatives each passed bills to amend the CFIUS review process in July 2006, and the House, with the support of the President, passed another bill to amend the CFIUS review process in February 2007.

Foreign and Certain Other Regulatory Matters

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities. Together with Roche, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, we and Roche have each agreed to use our respective reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and obtain other required approvals.

Although we do not expect regulatory authorities to raise any significant objections to the merger, we cannot be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that result in a failure to satisfy the conditions to closing. Neither we nor Roche have yet obtained any of the governmental or regulatory approvals required to complete the merger.

Delisting and Deregistration of Common Stock

If the merger is completed, the Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. A complete copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. This description of the merger agreement is qualified in its entirety by reference to the attached merger agreement. We urge you to read the entire merger agreement carefully.

The merger agreement contains representations and warranties that the Company and Roche made to each other. The statements embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company and Roche have exchanged in connection with signing the merger agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The Merger

The merger agreement provides that Merger Sub will merge with and into us, and the separate existence of Merger Sub will cease. We will survive the merger as an indirect wholly owned subsidiary of Roche (and we sometimes refer to ourselves as of and after such time as the “surviving corporation”). Following completion of the merger, our Common Stock will cease to be quoted on NASDAQ, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and our current stockholders will cease to have any ownership interest in the Company or rights as stockholders of the Company. Therefore, our current stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Unless otherwise agreed by the parties to the merger agreement, the closing date for the merger will be on the earliest date reasonably practicable, but at least within two business days, after the satisfaction or waiver of the conditions to the merger agreement, as described below in “Conditions to the Merger” beginning on page [  ]. The effective time of the merger will occur at the time we, together with Roche, duly file the certificate of merger with the Secretary of State of the State of Delaware, which will occur as soon as practicable following the closing of the merger.

Treatment of Stock, Restricted Stock Awards and Options

Company Common Stock

At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $21.50 in cash, without interest, less any required withholding taxes, other than the following shares:

•	shares held by holders who have properly demanded and perfected their appraisal rights; and

•	shares owned by the Company (as treasury stock or otherwise), Parent or Merger Sub.

After the merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration, without interest, less any required withholding taxes.

Restricted Stock Awards

At the effective time, each share or our Common Stock which is subject to a restricted stock award will become fully vested and be converted into the right to receive $21.50 in cash, without interest.

Company Options

At the effective time, each option to acquire shares of our Common Stock will become fully vested and be converted into the right to receive for each share of Common Stock then subject to such option an amount equal to the excess, if any, of $21.50 over the exercise price payable in respect of such share of Common Stock issuable under such option, less any required withholding taxes.

Preferred Stock

Each share of our Series B Preferred Stock issued and outstanding immediately prior to the effective time will remain issued and outstanding immediately following the effective time. See “The Related Agreements — Agreements with Samuel J. Wohlstadter” on page [  ].

Appraisal Rights

If you exercise dissenter rights under Delaware law your Common Stock will not be converted into the right to receive $21.50 in cash per share, but instead your shares will be cancelled, will cease to exist and you will cease to have any rights with respect to such shares, except the right to receive the fair value of your shares of Common Stock in accordance with the provisions of Section 262 of the Delaware General Corporation Law (attached to this proxy statement as Annex C). See “Dissenters’ Rights of Appraisal” beginning on page [  ].

Exchange and Payment Procedures

At least five business days before the effective time of the merger, Roche will designate Computershare Investor Services, Inc. or another national bank or trust company reasonably acceptable to us to act as agent for the benefit of holders of shares of Common Stock in connection with the merger (such firm the “paying agent”). Roche will deposit with the paying agent the total consideration payable to all holders of our Common Stock at the effective time. Promptly after the effective time, but in no event more than five business days thereafter, the surviving corporation will cause the paying agent to mail to each holder of record of Common Stock a letter of transmittal and instructions for use in effecting the surrender of the certificates representing shares of our Common Stock. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates or shares you may hold that are represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or effective affidavit of loss in lieu thereof) to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the amount payable upon the surrender of the certificates.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the paying agent, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of our Common Stock six months after the closing of the merger will be delivered, upon demand, to Roche. Former holders of our Common Stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Roche or the surviving corporation for payment of the merger consideration.

Roche, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the certificate’s loss, theft or destruction, and if required by the surviving corporation, post a bond in a reasonable amount as Roche may direct to protect Roche against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Charter, Bylaws, Directors and Officers

When the merger is completed, the certificate of incorporation and bylaws of the surviving corporation will be those agreed to by the parties and will include indemnity provisions no less favorable to our directors and officers than those found in our current certificate of incorporation and bylaws. The directors and officers of Merger Sub at the effective time of the merger will continue as the directors and officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Roche and Merger Sub, and by Roche and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations may be made only as of a specified date, may be subject to specific contractual exclusions, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, may be subject to the knowledge of limited individuals at the Company or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of our stockholders, to consummate the transactions contemplated by the merger agreement;

•	the required vote of our stockholders in connection with the approval of the merger;

•	the absence of violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreements;

•	the required consents and approvals of governmental entities in connection with the merger and related transactions;

•	our capitalization, including in particular the number of shares of our common stock, stock options, preferred stock and restricted stock awards;

•	our subsidiaries and our equity interests in them;

•	the timeliness and compliance with applicable legal requirements of our SEC filings since March 31, 2005, including the accuracy and compliance with applicable legal requirements of the financial statements contained therein;

•	the adequacy of our internal controls and procedures;

•	the absence of certain changes since December 31, 2006;

•	the absence of undisclosed liabilities since March 31, 2006;

•	legal proceedings and governmental orders;

•	compliance with laws since March 31, 2005;

•	certain permits necessary for the lawful conduct of our and our subsidiaries’ business;

•	tax matters;

•	employee benefits;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	our rights to use leased properties;

•	the amendment of our stockholder rights plan in light of the merger and the other transactions contemplated by the merger agreement;

•	receipt of opinions from financial advisors;

•	the absence of undisclosed brokers’ fees;

•	the inapplicability of anti-takeover statutes to the merger; and

•	material contracts and performance of obligations thereunder.

Many of our representations and warranties are qualified by a “material adverse effect” standard. “Material adverse effect” is defined to mean a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Company and our subsidiaries, taken as a whole, other than any effect arising out of or resulting from:

•	changes in the general economic and political conditions of the United States, or the United States or global financial or securities markets or interest rates;

•	changes in generally accepted accounting principles (or GAAP);

•	changes generally affecting the industry in which we operate (including changes in law) and not specifically relating to, or having a materially disproportionate effect on us and our subsidiaries;

•	the announcement or pendency of the merger agreement, asset transfer agreements and related transactions or the identity of Roche (including any impact on relationships with customers, suppliers or employees);

•	any acts of war (whether declared or undeclared), sabotage or terrorism or any escalation or worsening thereof or any natural disasters;

•	litigation, disputes or any other matter relating to any agreement between us or any of our affiliates, on one hand, and Roche or any of its affiliates, on the other hand;

•	any changes in the assets or the businesses to be transferred under the asset transfer agreements; or

•	any action required to be taken pursuant to the merger agreement, the asset transfer agreements or with Roche’s consent.

We have further agreed with Roche and Merger Sub that the mere fact of (A) a decrease in the market price or an increase or decrease in the trading volume of our equity securities or (B) the failure to meet our respective internal projections or published revenues or earnings forecasts will not by itself constitute a material adverse effect, but the underlying reasons or causes of such events may constitute a material adverse effect. We have further agreed with Roche and Merger Sub that any failure to comply with the Sarbanes-Oxley Act of 2002, as amended, will not by itself constitute a material adverse effect, but the underlying reasons, causes or consequences of such failure may constitute a material adverse effect.

The merger agreement also contains various representations and warranties made by Roche and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transaction contemplated by the merger agreement;

•	the absence of any violation or conflict with their governing documents, applicable law or governmental orders as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the ownership by Roche of Merger Sub, and the formation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement and absence of prior activities;

•	the absence of any pending or threatened legal actions against Merger Sub or Roche;

•	the ability of Roche to pay all amounts in connection with the merger agreement;

•	Roche’s lack of ownership of any Company equity during the three years prior to the date of the merger agreement; and

•	the absence of undisclosed brokers’ fees.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger agreement or the termination of the merger agreement.

Conduct of Our Business Prior to Closing

We have agreed in the merger agreement that, subject to certain exceptions, until the effective time of the merger, unless Roche otherwise consents (which consent will not be unreasonably withheld or delayed), we will, and will cause our subsidiaries, to:

•	conduct our business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our present business organization, to keep available the services of our officers, employees, consultants and to maintain relationships with our customers, suppliers and others having significant business relationships with us.

We have also agreed that during the same time period, subject to certain exceptions and unless Roche gives its prior consent (which consent will not be unreasonably withheld or delayed), we will not:

•	declare dividends, split, combine or reclassify our outstanding shares, or redeem, repurchase or issue stock, except we can:

•	issue shares of Common Stock issuable in connection with options outstanding as of March 30, 2007,

•	issue up to 25,000 options in the aggregate to employees of the Company hired after April 4, 2007 which must be at fair market value and in accordance with our existing stock plan, and

•	remove restrictions on restricted stock awards outstanding as of March 30, 2007, other than in accordance with their terms;

•	incur, guarantee or secure any indebtedness other than scheduled amounts or up to $3 million in debt in the aggregate as otherwise required in the ordinary course of business;

•	create or incur any lien on any material asset other than any immaterial lien incurred in the ordinary course of business consistent with past practices or certain permitted liens;

•	sell any properties or assets that are material to us and our subsidiaries taken as a whole, except:

•	ordinary course sales, leases, rentals and licenses of up to $3 million in the aggregate,

•	ordinary course sales or leases of inventory,

•	as specified in existing agreements,

•	dispositions of obsolete or worthless assets, or

•	transfers among us and our wholly-owned subsidiaries;

•	make capital expenditures in excess of $2 million in the aggregate (which amount shall be increased to $3.6 million if closing has not occurred by August 4, 2007);

•	make any loans, advances or investments other than in our wholly-owned subsidiaries, except:

•	ordinary course investments of all cash, cash equivalents and short term investments and

•	up to $1,500,000 in the aggregate to or in entities that are not our affiliates in the ordinary course;

•	make any acquisition of capital stock or assets of any other person in excess of $250,000 individually or $2 million in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	other than fees payable to the members of the Special Committee,

•	increase the compensation or benefits of our directors or executive officers other than as required by law or existing contracts and annual bonuses for the fiscal year ended March 31, 2007 or other employees of the Company except as consistent with past practice; provided that the Company may pay bonuses to the Company executive officers and general counsel of up to $1.625 million for the fiscal year ended March 31, 2007, and a pro-rata portion of such amounts for the interim period of the fiscal year beginning April 1, 2007 and ending at the effective time of the merger,

•	grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer or employee other than our new severance plan,

•	enter into any employment agreement with any executive officer,

•	establish, adopt, enter into or amend any agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, executive officer or employee (other than a grantor trust for the benefit of certain participants in our termination protection program), or

•	make any employee eligible for our termination protection program (other than employees eligible as of April 4, 2007) or take any action that would trigger our termination protection program;

•	make any material changes in financial or tax accounting methods, principles or practices except as required to by GAAP or applicable law, to permit an audit of our financial statements in accordance with GAAP, or as disclosed before signing;

•	take certain actions with respect to taxes, tax elections and tax returns;

•	materially amend our charter or bylaws or those of our subsidiaries;

•	settle, offer or propose to settle any

•	litigation or other claim involving or against the Company or any of our subsidiaries in excess of $500,000 individually or $2.5 million in the aggregate; or

•	stockholder litigation against us or our officers or directors or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•	modify, amend or terminate any material contract or enter into any new material contract other than in the ordinary course and other than contracts to be transferred pursuant to the asset transfer agreements;

•	enter into certain related party contracts, except for ordinary course sales of services or products on an arms-length purchase order basis; and

•	enter into (i) any license related to the ECL technology or (ii) any license with respect to intellectual property with MSD.

Stockholders Meeting

Subject to the fiduciary duties of our board of directors, the merger agreement requires us, as promptly as reasonably practicable, to call and hold a special meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to approve the merger agreement. Except in certain circumstances described below in “Restrictions on Solicitations,” we are required to use commercially reasonable efforts to obtain the approval of our stockholders for the merger agreement and have our board of directors recommend that our stockholders vote in favor of adopting the merger agreement.

Restrictions on Solicitations

We have agreed that prior to the consummation of the merger we will not, and we will ensure that our representatives do not, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any takeover proposal from a third party;

•	participate in any discussions or negotiations regarding any takeover proposal or furnish any information concerning us and our subsidiaries to any third parties in connection with a takeover proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of our or our subsidiaries’ equity securities;

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a takeover proposal (other than a confidentiality agreement).

Notwithstanding these restrictions, the merger agreement provides that, if we receive an unsolicited bona fide takeover proposal from a third party before the stockholder vote, which our board of directors determines in good faith is, or is reasonably likely to result in, a superior proposal, the Company may furnish non-public information to such the third party making such superior proposal and engage or participate in discussions or negotiations with the third party making such superior proposal. If our board of directors determines that the failure to change, qualify, withhold, withdraw or modify its recommendation that our stockholders adopt the merger agreement would violate our board’s fiduciary duties, or if our board determines that we have received a superior proposal, our board of directors may change, qualify, withhold, withdraw or modify its recommendation to our stockholders.

Subject to the conditions described below, our board may, at any time prior to the adoption of the merger agreement by our stockholders, change, qualify, withhold, withdraw or modify its recommendation that the stockholders vote in favor of the adoption of the merger agreement proposed in this proxy. Our board may only take this action if it has determined in good faith, after receiving the advice of its outside legal and financial advisors, that failure to take such action would be reasonably likely to constitute a breach by the board of its fiduciary duties under applicable law.

At any time prior to the adoption of the merger agreement by our stockholders, if the board receives a takeover proposal that the board determines constitutes a superior proposal, we may enter into an acquisition agreement if we:

•	give Roche three business days prior written notice of our intention to take such action and the board still thinks that the takeover proposal is a superior proposal after taking into account any changes to the merger agreement proposed by Roche; and

•	concurrently with entering into the acquisition agreement, terminate the merger agreement.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with certain rules with regard to making public disclosures an acquisition proposal.

A “takeover proposal” is defined in the merger agreement to mean any inquiry, proposal or offer relating to:

•	the acquisition of 20% or more of our consolidated assets or to which 20% of our consolidated revenues or earnings are attributable;

•	the acquisition of 20% or more of our outstanding Common Stock;

•	a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of our outstanding Common Stock; or

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

A “superior proposal” is defined in the merger agreement to mean a third party proposal to acquire, directly or indirectly, 50% or more of our equity securities or all or substantially all of our consolidated assets, which is otherwise on terms and conditions that our board of directors determines in its good faith and reasonable judgment (after consulting with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and the merger agreement) is reasonably likely to be consummated and more favorable to our stockholders than the merger (or any subsequent proposal made by Roche in response to such superior proposal).

Indemnification and Insurance

For six years following the effective time of the merger, the surviving corporation shall, to the fullest extent permitted by law, indemnify and hold harmless and advance funds for the fees and expenses of each director and officer of the Company at the effective time of the merger against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and reasonable expenses (including reasonable attorney’s fees and expenses) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), based on or arising out of acts or omissions by such person in such person’s capacity as an officer or director prior to the effective time of the merger, including in connection with the merger or the transactions contemplated by the merger agreement. Any determination that must be made with respect to whether an officer or director is entitled to indemnification will be made by independent legal counsel selected by such officer or director and reasonably acceptable to the surviving corporation.

For six years after the effective time of the merger, the surviving corporation will indemnify our present and former directors and officers to the extent provided under our current certificate of incorporation, bylaws or any other indemnification agreements with such officers and directors.

After the effective time of the merger, the surviving corporation will obtain “tail” directors’ and officers’ insurance policies with a claims period of six years or, if unable to get such tail policies, will maintain the directors’ and officers’ policies for six years. The tail policies must contain terms and conditions which are not materially less favorable to the present and former officers and directors than the policies in effect before the effective time of the merger. The surviving corporation, in no event, will be required to expend more than an aggregate amount equal to 200% of the current annual premiums paid by the Company for such insurance. In the event that the surviving corporation would be required to expend more than 200% of the current annual premiums, the surviving corporation will obtain the maximum amount of such insurance obtainable by payment of an aggregate amount equal to 200% of the current annual premiums.

Roche has agreed to cause the surviving corporation to comply with these indemnification and insurance obligations and has guaranteed the indemnification obligations.

Employee Benefits

Roche has agreed to, or to cause the surviving corporation to, provide, for a period of six months following the effective time of the merger:

•	to employees of the Company and any of its subsidiaries, compensation and benefits (other than equity based awards) that are in the aggregate substantially comparable to such compensation and benefits being provided to Company employees as of the date of the merger agreement, and

•	to each Company employee (other than employees who participate in the termination protection program) who experiences an involuntary termination of employment without cause within six months immediately following the effective time of the merger, a severance payment equal to three weeks of base salary for each full year of service and proportionate amount of three weeks of base salary for each partial year of service up to a maximum of twenty six times any employee’s weekly base salary.

Roche has also agreed to honor, fulfill and discharge and cause the surviving corporation to honor, fulfill and discharge the Company’s obligations under the termination protection program without amendment or change that is adverse to any participant of the program.

Roche has agreed to recognize employee’s service with the Company and IGEN before the merger for purposes of eligibility and vesting with respect to any benefit plan and for purposes of accrual of vacation and other paid time off and severance benefits to the extent that the Company gave such credit prior to the effective time. In addition, with respect to any benefit plan of Roche which replaces coverage under a comparable company benefit plan in which the employee participated, each employee will be immediately eligible to participate in such Roche plan, without waiting time or evidence of insurability to the extent the coverage replaces coverage under a comparable Company benefit plan. With regard to each benefit plan of Roche providing medical, dental, pharmaceutical and/or vision benefits, Roche has agreed to cause all pre-existing condition exclusions and actively-at-work requirements to be waived to the extent these preconditions were waived under company benefit plans. Roche has also agreed to use reasonable efforts to take into account eligible expenses incurred by employees or their covered dependents under a Company benefit plan during the plan year ending on the date the employee transfers into any Roche benefit plan for the purpose of satisfying all deductible, coinsurance and maximum out-of-pocket requirements under any Roche benefit plan.

Any employee whose employment with Roche, the surviving corporation or its affiliates is terminated within six months of the effective time of the merger will become fully vested in their 401(k) account balance. If so directed by Roche at least fifteen business days prior to the effective time of the merger, the Company has agreed to take all action necessary to terminate all 401(k) plans that it sponsors or maintains.

No later than ten business days prior to the closing of the merger, the Company shall provide Roche a list of employees who are participants in the termination protection program and who either will be resigning in connection with the consummation of the merger or have accepted employment with either Vaccine Newco or ECL Newco. Roche has acknowledged that the Company’s board of directors shall have the right to determine, prior to the effective time of the merger, whether or not to accept the position of termination protection program participants who will be resigning in connection with the consummation of the merger that they are entitled to benefits under the termination protection program.

Agreement to use Reasonable Best Efforts

Each of the parties to the merger agreement has agreed to cooperate with the other parties and use their respective reasonable best efforts to promptly take all actions and do all things necessary, proper or advisable to cause the conditions to the closing of the merger agreement to be satisfied as promptly as practicable and to consummate and make effective the merger. In particular, the parties have agreed to use reasonable best efforts to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority necessary, proper or advisable to consummate the merger and related transactions.

Roche and Merger Sub Financing

Roche and Merger Sub have represented to us that their obligations and performance under the merger agreement are not subject to any conditions regarding their, or any other person’s, ability to obtain financing for the merger and related transactions. Moreover, Roche has represented that as of the signing of the merger agreement, and as of the effective time of the merger, it will have cash on hand sufficient to enable it and Merger Sub to pay all amounts to be paid by Roche and Merger Sub in connection with the merger and its agreements with Mr. Wohlstadter.

MSD and MST

The parties have agreed that the surviving corporation will duly and punctually perform and observe all of the terms, covenants and conditions of all binding obligations of the Company to MSD and MST.

Other Covenants and Agreements

The merger agreement contains additional agreements among the Company, Roche and Merger Sub relating to, among other things:

•	the filing of this proxy statement and cooperation in preparing this proxy statement and responding to any comments received from the SEC regarding this proxy statement;

•	coordination of press releases and other public statements by either party related to the merger agreement;

•	providing Roche and its representatives reasonable access to our properties, books and records;

•	actions necessary to exempt dispositions of our Common Stock by individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act;

•	the cessation of NASDAQ quotation of our Common Stock and deregistration of our Common Stock under the Exchange Act promptly following the effective time of the merger;

•	the amendment, waiver or termination of the asset transfer agreements without Roche’s consent;

•	notices of certain events; and

•	the compliance with certain provisions of the vaccines asset transfer agreement and the ECL asset transfer agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligations to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger by holders of a majority of the outstanding shares of our Common Stock and preferred stock, voting together as a class;

•	the termination or expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period and the expiration or termination of the waiting period under the German Act against Restraints of Competition of 1958, as amended, or the approval of the German Federal Cartel Office;

•	the completion by the United States government of its review under the Exon-Florio Amendment to the Defense Production Act of 1950, and its conclusion not to suspend or prohibit the transaction, nor to take any action which would adversely affect, in any material respect, the Company or Roche’s ability to operate or control the Company;

•	the absence of any injunctions or restraints prohibiting the closing of the merger; and

•	the termination, within 60 days after the effective time of the merger, of agreements whereby we, or our subsidiaries, provide administrative or support services to entities that are affiliates of any of our officers or directors.

Conditions to Roche’s and Merger Sub’s Obligations.  The obligation of Roche and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct as of the closing date as if made at and as of such time, except where the failure to be true and correct has not or would not reasonably be expected to have a material adverse effect; and

•	our material compliance with our obligations under the merger agreement.

Conditions to BioVeris’ Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Roche’s and Merger Sub’s representations and warranties must be true and correct as of the closing date as if made at and as of such time, except for such matters as would not be expected to materially delay Roche’s or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement;

•	Roche’s and Merger Sub’s material compliance with its obligations under the merger agreement; and

•	The absence of any legal prohibitions or restraints against the vaccines asset transfer agreement or the ECL asset transfer agreement.

Termination

The Company and Roche may agree to terminate the merger agreement without completing the merger at any time. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the Company or Roche if:

•	any legal prohibitions or restraints prohibiting the merger become final and non-appealable;

•	the merger has not been consummated by September 30, 2007 (or, under certain circumstances, relating to the failure to obtain regulatory approvals, December 31, 2007); or

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by Roche if:

•	we materially breach or fail to perform any of our representations, warranties, covenants or agreements under the merger agreement which failure or non-performance would cause a condition to close to be unsatisfied and which cannot be cured by us prior to September 30, 2007 (or, under certain circumstances, relating to the failure to obtain regulatory approvals, December 31, 2007); or

•	our board of directors withdraws or modifies (in a manner adverse to Roche) its recommendation that our stockholders adopt the merger agreement, or publicly recommends to stockholders a takeover proposal by a third party;

•	by the Company if:

•	Roche or Merger Sub materially breach or fail to perform any of their representations, warranties, covenants or agreements under the merger agreement which failure or non-performance would cause a condition to close to be unsatisfied and which cannot be cured by them prior to September 30, 2007 (or, under certain circumstances, December 31, 2007); or

•	we concurrently enter into an acquisition agreement providing for a superior proposal.

If the merger agreement is terminated as specified above, the merger agreement will have no further effect and neither party will have any liability to the other, except for certain circumstances requiring the payment of a termination fee. See “Termination Fee” below. If the merger agreement is terminated, certain covenants will survive the termination.

Termination Fee

We have agreed to pay a termination fee of $12 million to Roche if either we terminate the merger agreement and concurrently enter into a definitive acquisition agreement on superior terms with a third party, or if Roche terminates the merger agreement because our board of directors withdraws or modifies (in a manner adverse to Roche) its recommendation to our stockholders to adopt the merger agreement or publicly recommends to our stockholders a takeover proposal (other than a change in our board of directors’ recommendation with respect to the merger agreement in the absence of a takeover proposal which is primarily based on developments relating to the Roche License out-of-field sales issue). We are also required to pay Roche the $12 million termination fee if the merger agreement is terminated by Roche or us because our stockholders did not approve the merger agreement at the stockholder’s meeting, and prior to such termination, a takeover proposal by a third party was publicly announced or communicated to our board or stockholders and not terminated or withdrawn and within six months of such termination we enter into a definitive agreement or consummate a takeover proposal with a third party.

Amendment, Supplement and Waiver

The merger agreement may be amended or supplemented by a written agreement by Roche, Merger Sub and us at any time prior to the effective time of the merger, except that no amendment or supplement that requires the further approval of our stockholders may be made once our stockholders have approved the merger agreement. At any time prior to the effective time of the merger, to the extent allowed by law, Roche, Merger Sub or the Company may

•	waive any inaccuracies in the representations or warranties of the other parties;

•	extend the time of performance of obligations or acts of the other parties; or

•	waive compliance by the other parties with any of the agreements contained in the merger agreement and such party’s conditions.

Specific Enforcement

Each party to the merger agreement has consented to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations under the merger agreement, without bond or other security being required. The right to specific enforcement will be in addition to any other remedy available in law or equity.

Roche License Payments

We have agreed that until the earlier of the effective time of the merger or the termination of the merger agreement, all reviews, audits, field monitoring (other than the field monitoring process for 2005; and the results of the ongoing review by the field monitor will not be disclosed by the field monitor to either party until the effective time or the termination of the merger agreement) and dispute resolution efforts, arbitrations or other proceedings regarding out-of-field sales under the Roche License will be suspended.

Amendment to BioVeris’ Rights Plan

On April 4, 2007, the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) entered into Amendment No. 1 to the Rights Agreement, dated as of January 9, 2004 between the Company and the Rights Agent to exempt the merger agreement and the transactions contemplated thereby from the Rights Agreement. The amendment provides that the Rights Agreement will terminate at the effective time of the merger. The amendment also provides that if for any reason the merger agreement is terminated in accordance with its terms, then the amendment shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed before the execution of the amendment.

Stockholders Agreement

Concurrently with entering into the merger agreement, Mr. and Mrs. Wohlstadter entered into a stockholders agreement with Roche (which agreement was amended and restated on May 2, 2007) pursuant to which they agreed to vote all of their shares of Common Stock and Series B Preferred Stock in favor of the merger agreement. Mr. and Mrs. Wohlstadter collectively own approximately 19.3% of our outstanding Common Stock (excluding shares underlying options). The stockholders agreement requires that the Wohlstadters not vote in favor of certain proposals, including, among others, any takeover proposal other than the transactions contemplated by the merger agreement. In addition, the stockholders agreement requires that the Wohlstadters, in their capacity as stockholders, not grant any proxies or enter into any voting trust or other agreement with respect to voting their shares during the term of the stockholder agreement.

The stockholders agreement will terminate on the earlier of:

•	the effective date of the merger;

•	the termination of the merger agreement in accordance with its terms; or

•	the board changing its recommendation that the stockholders vote in favor of the merger unrelated to a takeover proposal.

A copy of the stockholders agreement is attached as Annex D to this proxy statement and we incorporate it by reference into this proxy statement. The foregoing summary of the stockholders agreement does not purport to be complete and may not contain all the information about the stockholders agreement that is important to you. We urge you to read the stockholders agreement carefully and in its entirety.

THE RELATED AGREEMENTS

Simultaneously with entering into the merger agreement, the Company entered into agreements with entities controlled by our CEO, Mr. Wohlstadter, whereby those entities would purchase certain assets of the Company. Mr. Wohlstadter also entered into agreements with Roche in connection with, among other things, Roche’s purchase of his Series B Preferred Stock. Certain of these agreements are attached to the Company’s Current Report on Form 8-K filed with the SEC on April 10, 2007. We urge you to read those agreements in their entirety.

You are not being asked to vote on or approve these agreements at the special meeting.

Agreements with Samuel J. Wohlstadter

On April 4, 2007, Mr. Wohlstadter entered into a transaction agreement with Roche whereby he agreed (i) conditioned upon the closing of the merger, to sell his 1,000 shares of Series B Preferred Stock to Roche, and release the Company from all claims he may have related to such preferred stock and (ii) to enter into a non-disclosure and non-solicitation agreement with the Company. In consideration for these agreements, Roche agreed to pay Mr. Wohlstadter a sum equal to $2,750,000 in cash at the closing of the merger. The transaction agreement will terminate upon the termination of the merger agreement pursuant to its terms.

The non-disclosure and non-solicitation agreement, which was also entered into on April 4, 2007, provides that Mr. Wohlstadter will:

•	hold in confidence and not use any confidential information or trade secrets related to the ECL business except as permitted by the ECL license;

•	refrain from transferring any technology owned by him and related to the ECL business prior to the closing of the merger agreement

•	refrain from soliciting any of the Company’s customers or employees for a period of two years following the closing of the merger agreement, except as permitted by the ECL asset transfer agreement;

•	not, after the closing of the merger agreement, take any legal action against the surviving corporation asserting that any infringement of his intellectual property rights with respect to ECL technology are infringed by the:

•	manufacture, use, sale offer for sale, importation or exportation of any product;

•	act of authorizing others to manufacture, use, sell, offer for sale, import or export any product;

•	provision of any service; or

•	promulgation of any specification;

in each case above, that uses or incorporates ECL technology.

The non-disclosure and non-solicitation agreement will become effective only upon the closing of the transactions contemplated by the ECL asset transfer agreement, and will be null and void in the event that the ECL asset transfer agreement is terminated.

The Asset Transfer Agreements

The following descriptions of the asset purchase agreements set forth the material provisions of the asset purchase agreements but do not purport to describe all of the terms of the asset purchase agreements. The full texts of the vaccines asset transfer agreement, ECL asset transfer agreement and the related ECL license were filed with the SEC in a Current Report on Form 8-K on April 10, 2007. You are urged to read these agreements in their entirety. The asset transfer agreements were recommended to the board for approval by the Special Committee, which retained independent legal and financial advisors in connection with its review.

The payments made in connection with the vaccines asset transfer agreement and the ECL asset transfer agreement will be made to the Company and will not affect the consideration paid to you in connection with the merger.

Vaccines Agreement

On April 4, 2007, we entered into the vaccines asset transfer agreement with Vaccines Newco, a Delaware limited liability company controlled by Mr. Wohlstadter, pursuant to which immediately prior to the closing of the merger, we will sell to Vaccines Newco certain assets related to the research, development, manufacture, production, testing, sale, distribution and use of vaccines candidates. The purchase price for these assets is the assumption of specified liabilities of the vaccine business and (a) $1,000,000 to be paid at closing, (b) three annual payments of $50,000 to be paid on each of the first three anniversaries of the closing date and (c) a final payment of $2,709,000 to be paid on the earlier of the third anniversary of closing or the receipt of third party financing by Vaccines Newco.

Transferred Assets

Under the vaccines asset transfer agreement, the following assets will be transferred from us to Vaccines Newco:

•	scheduled intellectual property owned by us or any of our subsidiaries;

•	know-how, trade secrets and confidential information owned by us and exclusively related to the vaccines business;

•	all rights (and obligations) in, to and under certain scheduled agreements relating exclusively to the vaccine business and rights to negotiate with respect to certain scheduled proposed agreements relating exclusively to the vaccine business;

•	scheduled personal tangible property and equipment owned by us or any of our subsidiaries and books, records, data, manuals, files and other documentation, that are used exclusively in the vaccine business;

•	all scheduled prepaid expenses, advance payments, sponsored research amounts and prepaid items to the extent exclusively related to the vaccine business;

•	any intellectual property owned by us or any of our subsidiaries and exclusively related to the vaccine business that is conceived of, reduced to practice, or otherwise created between signing and closing of the vaccines asset transfer agreement and set forth in an amendment to the vaccines asset transfer agreement’s schedules;

•	all of our or any of our subsidiaries’ claims against third parties to the extent exclusively related to the assets transferred under the vaccines asset transfer agreement;

•	other scheduled properties or assets used primarily in the vaccines business; and

•	all goodwill exclusively related to the vaccine business.

Conduct of Vaccines Business Prior to Closing

Pending the closing of the vaccines asset transfer agreement, we have agreed to use our commercially reasonable efforts to:

•	operate the vaccine business in the ordinary course; and

•	preserve intact the vaccine business and the vaccines assets transferred under the vaccines asset transfer agreement and all of our rights therein in all material respects.

Reasonable Best Efforts

Together with Vaccines Newco, we are required to use our reasonable best efforts to cause third parties to contracts being assumed by Vaccines Newco to fully release us from any liability under such contracts, but this obligation does not include making any payment to third parties. If at the closing of the vaccines asset transfer agreement, we have not been fully released from all liabilities under the assumed contracts, Vaccines Newco will either:

•	provide an acceptable letter of credit for $71,500 for each unreleased contract, except that, after three years after the closing, we can terminate any unreleased contracts unless credit support reasonably satisfactory to us has been implemented;

•	request that we terminate such contract; or

•	elect to exclude the agreement from the assets transferred under the vaccines asset transfer agreement.

Employee Matters

In connection with the vaccines asset transfer agreement, Vaccines Newco may make offers of employment to certain of our employees. Together with Vaccines Newco, we will use our reasonable best efforts to ensure that any individual who has accepted Vaccine Newco’s offer of employment shall have, effective upon the closing of the vaccines asset transfer agreement, entered into a modified version of our standard form release and resigned.

If an employee covered under the termination protection program accepts an offer of employment from Vaccines Newco prior to the closing of the asset transfer agreement and resigns, he or she will be entitled to benefits under the termination protection program, payable by us. Employees who are not covered by the termination protection program and who accept such an offer of employment from Vaccines Newco and resign will be entitled to the severance payments specified in their form release.

Conditions to the Vaccine Asset Transfer Agreement

The obligation of each party to consummate the vaccines asset transfer is subject to the satisfaction or waiver, on or before the closing date, of the following conditions:

•	both parties having performed in all material respects their respective agreements and covenants contained in the vaccines asset transfer agreement;

•	all filings, registrations, notices, authorizations, consents and approvals having been filed with, made to or obtained from applicable governmental authorities;

•	the absence of governmental prohibitions, injunctions or pending governmental proceedings to enjoin the vaccines asset transfer; and

•	the satisfaction or waiver of all the conditions to the closing of the merger agreement (except for conditions only capable of being satisfied at its closing) and receipt of written notice from each party that it is ready, willing and able to consummate the transactions contemplated by the merger agreement.

The obligation of Vaccines Newco to consummate the vaccines asset transfer is subject to the satisfaction or waiver on or before the closing date of the following conditions:

•	the absence of any change, event, action or occurrence that could (a) reasonably be expected to have a materially adverse effect on the transferred vaccines assets or the vaccine business, (b) prevent the Company from consummating the transactions contemplated by the vaccines asset transfer agreement, or (c) materially impair Vaccines Newco’s ability to own or use the transferred assets or conduct the Vaccine Business.

The obligations of the Company to consummate the vaccines asset transfer is subject to the satisfaction or waiver on or before the closing date of the following conditions:

•	the accuracy of Vaccine Newco’s representations and warranties in all material respects on and as of the closing date, except where a failure to be true and correct would not impact Vaccine Newco’s ability to consummate the transaction;

•	receipt of the purchase price; and

•	receipt of any acceptable letters of credit that may be required if the Company has not been fully and irrevocably released from all liabilities under any contract assumed by Vaccine Newco.

Indemnification

The vaccines asset transfer agreement contains limited indemnification rights, including:

•	we will indemnify Vaccines Newco and its officers, directors, employees, advisors, controlling persons and affiliates from any losses relating to:

•	the assets and liabilities that are not transferred to Vaccines Newco under the vaccines asset transfer agreement, or

•	any breach of any agreement, covenant or undertaking of the Company in the vaccines asset transfer agreement that occurs after the closing of the agreement.

•	Vaccines Newco will indemnify us and our officers, directors, employees, advisors, controlling persons or affiliates from any losses arising from:

•	the assets transferred or the liabilities assumed under the vaccines asset transfer agreement, or

•	any breach of any agreement, covenant or undertaking of Vaccines Newco in the vaccines asset transfer agreement that occurs after the closing of the agreement.

Termination

The vaccines asset transfer agreement may be terminated:

•	automatically if, prior to the closing, the merger agreement is terminated;

•	by mutual written consent of both parties prior to closing;

•	by either party if a governmental entity issues a nonappealable final order that permanently enjoins the closing; and

•	by Vaccines Newco if there is a breach of the covenant related to the conduct of the vaccines business that cannot be cured and that causes a condition to closing to be unable to be satisfied.

ECL Agreement

On April 4, 2007, the Company entered into the ECL asset transfer agreement with ECL Newco, a Delaware limited liability company controlled by Mr. Wohlstadter, pursuant to which immediately prior to the closing of the merger, the Company will enter into a license with ECL Newco relating to ECL and sell to ECL Newco certain sublicenses and certain non-intellectual property assets of the Company related to the ECL business. The purchase price of the ECL assets and licenses is the assumption of specified liabilities of the ECL business and (a) $1,000,000 to be paid at the closing of the ECL asset transfer agreement, (b) three annual payments of $50,000 to be paid on each of the first three anniversaries of the closing date of the ECL asset transfer agreement and (c) a final payment of $1,568,000 to be paid on the earlier of the third anniversary of the closing of the ECL asset transfer agreement or the receipt of certain third-party financing by ECL Newco. In addition, in connection with severance obligations of the Company, at the closing of the merger, ECL Newco will pay $779,000 to the Company.

Transferred Assets

Under the ECL asset transfer agreement, the following assets will be transferred from us or granted to ECL Newco:

•	the ECL license and ten sublicenses relating to the ECL technology;

•	all rights and obligations in, to and under scheduled agreements;

•	all rights and obligations in, to and under scheduled lease and sublease agreements;

•	scheduled personal tangible property and equipment owned by us or any of our subsidiaries and books, records, data, manuals, files and other documentation, that are used in the ECL business;

•	all scheduled prepaid expenses, advance payments, sponsored research amounts and prepaid items to the extent related to the ECL business;

•	any intellectual property owned by us or any of our subsidiaries and exclusively related to the ECL business that is conceived of, reduced to practice, or otherwise created subsequent to the date of the ECL asset transfer agreement and set forth in an amendment to the ECL asset transfer agreement’s schedules;

•	all of our or any of our subsidiaries’ claims against third parties to the extent exclusively related to the assets transferred under the ECL asset transfer agreement; and

•	all goodwill exclusively related to the ECL business.

Conduct of ECL Business Prior to Closing

Pending the closing of the ECL asset transfer agreement, we have agreed to use our commercially reasonable efforts to:

•	operate the ECL business in the ordinary course; and

•	preserve intact the ECL business and the ECL assets transferred under the ECL asset transfer agreement and all of our rights therein in all material respects.

Employee Matters

In connection with the ECL asset transfer agreement, ECL Newco may make offers of employment to certain of our employees. Together with ECL Newco, we will use our reasonable best efforts to ensure that any individual who has accepted ECL Newco’s offer of employment shall have, effective upon the closing of the ECL asset transfer agreement, entered into a modified version of the our standard form release and resigned.

If an employee covered under the termination protection program accepts an offer of employment from ECL Newco prior to the closing of ECL asset transfer agreement and resigns, he or she will be entitled to benefits under the termination protection program, provided, however, that ECL Newco will be responsible for paying $779,000 to us in connection with these severance costs at the closing of the merger. Employees who are not covered by the termination protection program and who accept an offer of employment from ECL Newco and resign will be entitled to severance payments specified in a modified version of our standard release.

Assumed Leases

Under the terms of the ECL asset transfer agreement, together with ECL Newco, we will use our commercially reasonable efforts to negotiate an assignment of certain leases to ECL Newco, which assignment shall include the landlord’s unconditional and irrevocable release of all of our obligations and liabilities under the leases. If releases are not obtained, the Company and ECL Newco will enter into a sublease (the form of which has been agreed to by the parties, but is subject to the landlord’s consent, if necessary) for the unreleased leases at closing.

Conditions to the ECL Asset Transfer Agreement

The obligations of each party to consummate the ECL asset transfer are subject to the satisfaction or waiver on or before the closing date of the following conditions:

•	both parties having performed in all material respects their respective agreements and covenants contained in the ECL asset transfer agreement;

•	all filings, registrations, notices, authorizations, consents and approvals having been filed with, made to or obtained from applicable governmental authorities;

•	the absence of governmental prohibitions, injunctions or pending governmental proceedings to enjoin the ECL asset transfer; and

•	the satisfaction or waiver of all the conditions to the closing of the merger agreement (except for conditions only capable of being satisfied at its closing) and receipt of written notice from each party that it is ready, willing and able to consummate the transactions contemplated by the merger agreement.

The obligation of ECL Newco to consummate the ECL asset transfer is subject to the satisfaction or waiver, on or before the closing date, of the following conditions:

•	the absence of any change, event, action or occurrence that could (a) reasonably be expected to have a materially adverse effect on the transferred assets or the ECL business, (b) prevent the Company from consummating the transactions contemplated by the ECL asset transfer agreement, or (c) materially impair ECL Newco’s ability to own or use the transferred assets or conduct the ECL business.

The obligation of the Company to consummate the ECL asset transfer is subject to the satisfaction or waiver on or before the closing date of the following conditions:

•	the accuracy of ECL Newco’s representations and warranties in all material respects on and as of the closing date, except where a failure to be true and correct would not impact ECL Newco’s ability to consummate the transaction;

•	receipt of the purchase price; and

•	receipt of any security deposit that may be required if the Company has not been fully and irrevocably released from all liabilities under any lease assumed by ECL Newco.

Indemnification

The ECL asset transfer agreement contains limited indemnification rights, including:

•	we will indemnify ECL Newco and its officers, directors, employees, advisors, controlling persons and affiliates from any losses relating to:

•	the assets and liabilities that are not transferred to ECL Newco under the ECL asset transfer agreement; and

•	any breach of any agreement, covenant or undertaking of the Company in the ECL asset transfer agreement that occurs after the closing of the agreement.

•	ECL Newco will indemnify us and our officers, directors, employees, advisors, controlling persons or affiliates from any losses arising from:

•	the assets transferred or the liabilities assumed under the ECL asset transfer agreement, and

•	any breach of any agreement, covenant or undertaking of ECL Newco in the ECL asset transfer agreement that occurs after the closing of the agreement.

Termination

The ECL asset transfer agreement may be terminated:

•	automatically if, prior to the closing, the merger agreement is terminated;

•	by mutual written consent of both parties prior to closing;

•	by either party if a governmental entity issues a nonappealable final order that permanently enjoins the closing; and

•	by ECL Newco if there is a breach of the covenant related to the conduct of the ECL business that cannot be cured and that causes a condition to closing to be unable to be satisfied.

Guarantee

Concurrently with entering into the vaccines asset transfer agreement and the ECL asset transfer agreement, Mr. Wohlstadter entered into a guarantee in favor of the Company, whereby he personally, irrevocably and unconditionally guaranteed the post-closing payments to the Company to be made by Vaccines Newco and ECL Newco in connection with the vaccines asset transfer agreement and the ECL asset transfer agreement.

ECL License

At the closing of the ECL asset purchase agreement, the Company and ECL Newco will enter into a license agreement with respect to certain ECL technology, pursuant to which we will grant to ECL Newco a limited non-exclusive license to use our ECL technology in connection with the ECL business acquired by ECL Newco.

The ECL license will be an irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to use certain ECL patent rights and proprietary and confidential information relating to ECL technology solely for use on or incorporated in small instruments manufactured by or for ECL Newco weighing 40 kilograms or less, having a maximum size of 125,000 cubic centimeters and having a maximum actual footprint of 2,500 square centimeters (“ECL instruments”) to research, develop, prepare derivative works based on, reproduce, use, manufacture, distribute, display, perform, modify, import, sell, offer for sale, service, lease and otherwise commercially exploit ECL products.

Under the ECL license, ECL Newco will have no right to develop, use, manufacture or sell ECL assays that are packaged specifically for, and function only for use on, instruments manufactured or sold by us or our licensees (other than ECL Newco), resellers or affiliates, except that ECL Newco may use such ECL assays on any instruments that ECL Newco owns and uses in its internal research and development programs related to ECL instruments. In addition, ECL Newco is restricted from granting any sublicenses under the ECL license, but it may allow certain authorized third parties to use the licensed ECL technology in order to aid ECL Newco in the commercialization of such technology as long as those third parties are not among certain major healthcare technology companies (“MHTC”), which Roche, through the surviving corporation, may designate up to 18 of such companies annually, six each from the fields of life sciences, in vivo or in vitro diagnostic equipment and pharmaceuticals industries.

The ECL license will begin as of the effective time of the merger and terminate automatically upon the later to occur of (a) the expiration of the last-to-expire of the patents in the ECL patent rights or (b) the complete loss of confidential and proprietary status for all of the licensed ECL technology. In addition, the ECL license will terminate if ECL Newco is no longer controlled by members of a group consisting of Mr. Wohlstadter, his spouse, his issue and trusts established for their principal benefit within the first 2 1/2 years of the term of the ECL license. In addition, the ECL license will terminate if ECL Newco, or its successor or assign, ever becomes an affiliate of a MHTC.

The ECL license is subject to the rights of MSD, MST and Mr. Jacob Wohlstadter under all pre-existing agreements.

ECL Newco does not have the right under the ECL license to grant any sublicenses, including to its affiliates. ECL Newco also does not have the right to force the surviving corporation to prosecute any patent application to maintain any patent or to sue infringers of the licensed patents.

The ECL license also provides that certain third parties will have the right, as authorized third parties, to use licensed ECL technology in connection with ECL Newco’s commercialization of ECL licensed technology. ECL Newco may not:

•	designate any MHTCs as authorized third parties under the ECL license;

•	partner or contract with, or form a joint venture with, any MHTC to develop, manufacture, sell, or distribute any licensed products; or

•	become affiliated with a MHTC.

ECL Newco may not expand any relationship with any person whom ECL Newco has designated as an authorized third party who later becomes designated by the surviving corporation as a MHTC.

ECL Newco, or any successor, is further restricted from selling or assigning the ECL license to any person designated as a MHTC by the surviving corporation. Moreover, ECL Newco may not assign or sell its rights under the ECL license for two and a half years from the closing of the ECL asset transfer agreement to any person, and for a further two and a half years thereafter the surviving corporation will have a right of first refusal upon any sale or assignment of the ECL license by ECL Newco. If ECL Newco does sell or assign its interest to a third party, such third party successor may not sell or assign its interest in the ECL license for a period of 5 years from the effective time, and must provide the surviving corporation a right of first refusal upon such successors subsequent sale.

In addition to the ECL license, ECL Newco will enter into a number of non-exclusive sublicenses relating to the ECL business at the closing of the merger. Pursuant to these sublicenses, ECL Newco will receive non-exclusive, worldwide, royalty-free sublicenses to rights relating to the ECL technology granted to the Company by certain third parties. The Company will not provide any representations or warranties in any of the sublicense agreements and ECL Newco has agreed to indemnify the Company from and against all claims arising out of liability in any way relating to the sublicensed rights. Generally, these sublicense agreements will continue from the effective time of the merger agreement until the earlier of the expiration or termination of (a) the underlying license agreement or (b) the ECL license.

Covenants Not to Sue

In connection with the ECL asset transfer agreement, the Company and ECL Newco will enter into covenants not to sue at the closing of the merger whereby the Company and ECL Newco will covenant and irrevocably agree not to assert any claim against the other party that asserts that the manufacture, provision of any service or promulgation of any specification, with respect to:

•	the ECL core technology;

•	improvements to reagent technology useable in ECL assays for specified analytes; and

•	improvements to specified components or features that are used in currently sold ECL instruments;

infringes or violates any legal rights under any of the respective parties’ future patents.

The covenants not to sue will contain certain limitations that allow for future claims by each party for breach of contract of the ECL license and for certain claims under each parties’ respective future patents in the event that the ECL license is terminated or expires on its terms. Specifically:

•	our covenant not to sue ECL Newco contains certain limitations, including with respect to future claims for breach of contract brought by the Company or any of our affiliates to the extent based on breaches by ECL Newco or authorized third parties of the ECL license, and in the event the ECL license agreement is terminated or expires by its terms, we or our affiliates may make certain claims under certain of our future patents.

•	ECL Newco’s covenant not to sue the Company contains certain limitations, including with respect to future claims for breach of contract brought by ECL Newco to the extent based on breaches by us or any of our affiliates of the ECL license, and in the event the ECL license expires by its terms, ECL Newco may make certain claims under certain of ECL Newco’s future patents.

The Company’s agreement not to sue will terminate upon the earlier of (a) the last date on which the Company or any of its affiliates may assert or bring any legal or equitable claim against ECL Newco under any of the Company’s future patents, or (b) the date that the ECL license terminates or is terminated by the Company in accordance with its terms. ECL Newco’s agreement not to sue will terminate on the last date on which ECL Newco or any of its affiliates may assert or bring any legal or equitable claim against the Company under any ECL Newco future patent.

Supply Agreements

In connection with the ECL asset transfer agreement, ECL Newco entered into a supply agreement with the Company, a supply agreement with Roche Diagnostics Corporation and a material transfer agreement with Roche Diagnostics GmbH.

These supply agreements provide that Roche and the surviving corporation, as applicable, will supply ECL Newco with various materials to be used in the ECL business.

The Roche supply agreement will be in effect for two years, with automatic two year renewals, or until (i) there is a default under the Roche supply agreement, (ii) the ECL license is terminated, (iii) as to any specific product, such product is no longer sold to third parties or (iv) as to any specific product, ECL Newco does not accept price increases for such product.

Initially, the Roche supply agreement provides that Roche will supply ECL Newco with those products listed in Roche’s Research Biochemicals Catalog and certain other raw materials at agreed upon prices, which prices may be increased once each calendar year by Roche upon 90 days written notice to ECL Newco.

The surviving corporation supply agreement will remain in effect for one year, with automatic two year renewals, or until (i) there is a default under the supply agreement, (ii) the ECL license is terminated or (iii) as to any specific product, such product is no longer sold to third parties.

The surviving corporation supply agreement provides that the surviving corporation will supply ECL Newco with certain raw materials meeting ECL Newco’s required specifications at agreed upon prices, which prices may be increased once each calendar year by the surviving corporation upon 90 days written notice to ECL Newco. The surviving corporation supply agreement permits the surviving corporation to discontinue the manufacture and sale of any product upon 30 days written notice to ECL Newco.

The material transfer agreement with Roche allows ECL Newco the ability to analyze and study certain Roche products for use in ECL Newco’s research and development programs, and the option to enter into a license on Roche’s standard commercial terms with regard to such products. The material transfer agreement may be terminated by either party for cause upon 30 days prior written notice or by Roche at any time without cause upon 60 days prior written notice. Upon the termination of the material transfer agreement, ECL Newco will return any and all unused samples of Roche’s products to Roche and will no longer have any right to use such products.

PROJECTED FINANCIAL INFORMATION

We do not, as a matter of course, make public projections as to future performance or earnings beyond the current fiscal year and are especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. However, financial forecasts we prepared were made available to Lehman Brothers in connection with its analysis of the consideration to be paid in the merger. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information provided to Lehman Brothers for purposes of considering and evaluating the merger. These projections were not provided to Roche during the negotiation of the merger agreement and Roche has disclaimed any responsibility for such projections. The inclusion of this information should not be regarded as an indication that we, our board of directors or Lehman Brothers considered, or now considers, this information to be a reliable prediction of future results.

We advised Lehman Brothers that the internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond our control. Many of our potential products, including clinical point-of-care (“Clinical POC”) products, are at an early stage of development and we have not introduced any clinical diagnostics products into the marketplace. Products under development require additional research and development efforts, including clinical testing and regulatory approval, prior to commercial use. Our potential products are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that our design or approach may not be successful, that our products may be found ineffective or fail to meet the applicable regulatory standards or receive necessary regulatory clearances, that our estimates of the market size and potential for our products may prove incorrect, that third parties may market superior or equivalent products, and that our products may not be recognized or accepted in the market due to unfamiliar brand names. The projections also reflect estimates and assumptions related to our business that are inherently subject to significant economic, political, development, technology, market, regulatory, financial and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. The projections also rely heavily on estimates of the value to us of the potential payments due to us from Roche’s out-of-field sales under the Roche License. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were prepared for internal use and to assist Lehman Brothers with its evaluation of the merger consideration and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We use financial measures and terms not calculated in accordance with GAAP. EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements. Our independent registered public accounting firm, PwC, has neither examined nor compiled the projections and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC report included in documents that are incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to these projections and should not be read to do so. The projected financial information set forth below was prepared on a basis that is consistent with the accounting principles used in the Company’s historical financial statements. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, political, development, technology, competitive, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [  ], which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes even less reliable with each successive year.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder or anyone else regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. We do not intend to update or otherwise revise the following financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be in error.

Set forth below are estimated projections for fiscal 2008 through 2017:

Projected Roche Payments Under Roche License

	Fiscal Year Ended December 31(1),
	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E
	($ in millions)

Roche Out-of-Field Sales(2)	$70.2	$76.6	$82.0	$85.9	$89.9	$94.1	$98.5	$103.2	$108.0	$21.6
Payments to BioVeris(3)	$45.6	$49.8	$53.3	$55.8	$58.4	$61.2	$64.1	$67.1	$70.2	$14.0

(1)	The estimated payments from Roche to BioVeris for out-of-field sales were calculated based on Roche’s calendar year ending December 31.

(2)	The projections assumed that Roche’s immunochemistry (Elecsys) sales would grow at 10% in fiscal year 2008 and trend down to an overall market growth rate of 4.7% in fiscal year 2011 through fiscal year 2016, at which time key ECL patents would expire in territories outside the United States. Based on analysis performed by the Company using data from its consultants and assumptions about Roche’s customer sales mix, it was estimated that out-of-field sales constituted 6% of Roche’s Elecsys sales.

(3)	The Company is entitled, pursuant to the Roche License, to receive a payment of 65% of the out-of-field sales by Roche.

Projected Product Revenues

	Fiscal Year Ended March 31,
	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E
	($ in millions)

Biosecurity(1)	$15.6	$26.3	$40.8	$55.7	$73.6	$85.5	$92.5	$95.9	$98.5	$99.3
Life Sciences(2)	15.2	19.3	24.0	28.9	33.4	34.5	35.4	36.0	36.5	36.7
Clinical POC(3)	0.0	0.0	3.3	27.6	71.2	140.8	204.8	268.8	332.8	396.8

Total Product Revenue	$30.8	$45.6	$68.1	$112.2	$178.2	$260.8	$332.6	$400.7	$467.8	$532.9

(1)	The projections assumed Biosecurity sales growth resulting from success in governmental (including the Department of Defense), first responder and rapid response initiatives.

(2)	The projections assumed Life Sciences sales growth resulting from the introduction of new consumable products in late fiscal year 2007 (cytokine biomarkers and antibody panels) and subsequent periods.

(3)	The projections assumed the initial launch of a Clinical POC system (instrument and assays) in the fourth quarter of fiscal year 2010; utilization of a third-party distribution partner that would receive an assumed 40% discount from the sales price; and, an end-user market share that would approximate an assumed 16% by fiscal year 2017. These projections are dependent on our ability to develop and introduce new Clinical POC products, our ability to enter into a new distribution collaboration on favorable terms and customer demand for point-of-care products in the clinical market.

Projected Product Operating Income (Loss) (1)

	Fiscal Year Ended March 31,
	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E
	($ in millions)

Biosecurity	$0.8	$5.5	$10.9	$16.9	$23.4	$27.8	$30.4	$31.7	$32.7	$33.0
Life Sciences	(7.9)	(5.8)	(3.4)	(1.4)	0.4	1.0	1.5	1.9	2.3	2.6
Clinical POC	(12.4)	(13.1)	(12.7)	(6.0)	11.2	36.2	55.4	74.6	93.8	113.0

Total Product Operating Income (Loss)	(19.5)	(13.4)	(5.1)	$9.4	$35.1	$65.0	$87.3	$108.2	$128.8	$148.6

(1)	Projected Product Operating Income (Loss) was expressly prepared and made available to Lehman Brothers in connection with its analysis of the consideration to be paid in the merger and is not otherwise used by management or our board of directors. Certain assumptions used with respect to this table are summarized below.

	Fiscal Year Ended March 31,
As a % of product sales	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E

Biosecurity
Cost of Goods Sold	33%	32%	32%	33%	32%	32%	31%	31%	31%	31%
Research & Development Costs	17%	12%	10%	9%	9%	9%	9%	9%	9%	9%
Selling, General & Administrative Costs	45%	35%	31%	28%	27%	27%	27%	27%	27%	27%
Life Sciences
Cost of Goods Sold	52%	48%	47%	47%	47%	45%	44%	43%	42%	41%
Research & Development Costs	15%	12%	9%	8%	7%	7%	7%	7%	7%	7%
Selling, General & Administrative Costs	N/A	N/A	58%	50%	45%	45%	45%	45%	45%	45%
Clinical POC
Cost of Goods Sold	N/A	N/A	N/A	56%	51%	49%	48%	47%	47%	47%
Research & Development Costs	N/A	N/A	N/A	33%	15%	10%	10%	10%	10%	10%
Selling, General & Administrative Costs	N/A	N/A	N/A	33%	18%	15%	15%	15%	15%	15%

Consolidated Income Statement

	Fiscal Year Ended March 31,
	2008E(1)	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E
	($ in millions)

Total Revenue	$162.7	$98.6	$125.4	$168.9	$237.5	$322.9	$397.7	$468.8	$539.1	$592.9
Operating Income (Loss)	$112.4	$39.5	$52.1	$66.1	$94.4	$127.1	$152.3	$176.3	$200.1	$208.6
EBITDA(2)	$114.3	$41.9	$54.7	$69.4	$98.2	$131.4	$156.1	$180.0	$203.7	$212.2
Net Income/(Loss)(3)	$77.7	$32.8	$42.2	$52.4	$72.5	$95.9	$114.9	$132.5	$151.9	$161.9
Earnings Per Share	$2.79	$1.16	$1.44	$1.75	$2.34	$3.09	$3.71	$4.27	$4.90	$5.22

(1)	Fiscal year 2008 Total Revenue includes a lump sum Roche payment from fiscal year 2004 through fiscal year 2007 in addition to the fiscal year 2008 Roche payment.

(2)	EBITDA is not recognized by GAAP. For a reconciliation of estimated projected EBITDA for the fiscal years 2008 through 2017, see Annex E, “Reconciliation of Non-GAAP Financial Measures”.

(3)	Net Income / (Loss) is provided using an assumed 35% tax rate for all periods and is not adjusted for reversals of deferred tax assets and liabilities, such as net operating loss carryforwards.

MARKET PRICES OF THE COMPANY COMMON STOCK

Our Common Stock is traded on NASDAQ under the symbol “BIOV.” The following table sets forth the high and low sales prices per share of our Common Stock on the NASDAQ for the periods indicated.

Market Information

	Common Stock
	High	Low

Fiscal Year Ended March 31, 2006
1st Quarter	$5.49	$4.11
2nd Quarter	$6.09	$4.20
3rd Quarter	$6.34	$4.35
4th Quarter	$5.10	$3.72
Fiscal Year Ending March 31, 2007
1st Quarter	$8.35	$3.39
2nd Quarter	$10.00	$5.65
3rd Quarter	$14.25	$8.25
4th Quarter	$14.27	$11.00
Fiscal Year Ending March 31, 2008
1st Quarter through [ ], 2007	[ ]	[ ]

The closing sale price of our Common Stock on NASDAQ on April 3, 2007, which was the last trading day before we announced the merger, was $13.60. On [          ], 2007, the last trading day before this proxy statement was printed, the closing price for our Common Stock on NASDAQ was $[     ]. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

We have never declared or paid dividends on any class of our Common Stock. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your BioVeris Common Stock, as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”). Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Annex C.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. The following summary does not constitute any legal or other advice, nor does it constitute that you exercise your right to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us, as set forth below, a written demand for appraisal of your shares before the stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

•	You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must hold of record the shares of BioVeris Common Stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of our Common Stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of our Common Stock.

All demands for appraisal should be addressed to BioVeris Corporation, General Counsel, 16020 Industrial Drive, Gaithersburg, Maryland 20877, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our Common Stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of our Common Stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each BioVeris stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our Common Stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of our Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her BioVeris Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Beneficial Ownership Table

Except as noted below, the following table sets forth certain information regarding beneficial ownership of the Company’s voting securities as of May 1, 2007 by (1) each person who we know beneficially owns 5% or more of the outstanding shares of any class of BioVeris’ voting securities, (2) each director and executive officer, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all shares of securities shown as beneficially owned by them, subject to community property laws where applicable.

Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. We obtained the information presented below for stockholders other than officers and directors from Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of March 16, 2007.

	Number of	Percent of
Name(1)	Shares	Total

Samuel J. and Nadine Wohlstadter(2)(3)	5,348,437	19.6%
Gem Partners, LP(4)	2,235,833	8.2%
Richard J. Massey, Ph.D.	1,132,395	4.2%
George V. Migausky(5)	286,275	1.0%
Joop Sistermans	32,000	*
Anthony Rees	20,600	*
William J. Crowley, Jr.	19,338	*
John Quinn	16,661	*
All directors and executive officers as a group(6)(7 persons)	6,885,706	24.9%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the notes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2)	Samuel J. and Nadine Wohlstadter’s address is: c/o BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, MD 20877. Includes stock options to purchase 83,000 shares that were exercisable on or within 60 days of May 1, 2007. Includes 212,560 shares of restricted stock that are subject to the right of the Company to repurchase all or part of such shares at their issue price. Does not include shares held by Mr. Wohlstadter’s adult children.

(3)	As a result of the stockholders agreement, Roche may be deemed to beneficially own the shares of Common Stock and shares underlying options owned by Mr. and Mrs. Wohlstadter. For further information, see “The Merger Agreement — Stockholders Agreement” beginning on page [ ].

(4)	Gem Partners’ address is 1415 Queen Anne Road, Suite 202, Teaneck, New Jersey 07666. Information as to the address and holding of Gem Partners, LP (“Gem Partners”), Gem Investment Advisors, LLC (“Advisors”), Lewis Family Partners II, LP (“Family Partners”) and Daniel M. Lewis (“Lewis”) is as of March 16, 2007 and is based on a Schedule 13G filed with the SEC on March 20, 2007. As reported in said Schedule 13G such shares are beneficially owned as follows: (i) Gem Partners beneficially owns 1,857,026 shares, (ii) Advisors, as the general partner of Gem Partners, beneficially owns the

1,857,026 shares held by Gem Partners, (iii) Family Partners beneficially owns 355,807 shares and (iv) Lewis, as the managing member of Advisors and the general partner of Family Partners, is deemed to beneficially own the shares held by them, and an additional 23,000 shares that he owns personally, for a total of 2,235,833 shares. Lewis has sole voting and dispositive power for the 23,000 shares he personally owns. Gem Partners, Advisors and Lewis have shared voting and dispositive power for the 1,857,026 shares held by Gem Partners. Family Partners and Lewis have shared voting and dispositive power for the 355,807 shares held by Family Partners.

(5)	Includes stock options to purchase 152,250 shares that were exercisable on or within 60 days of May 2, 2007. Also includes 6,675 shares held by Mr. Migausky’s minor child.

(6)	Includes stock options to purchase 235,250 shares that were exercisable on or within 60 days of May 2, 2007. Includes 212,560 shares of restricted stock that are subject to the right of the Company to repurchase all or part of such shares at their issue price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the fiscal year ended March 31, 2007 all filing requirements applicable to our officers and directors were met.

SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any 2007 annual meeting will be held more than 30 days after the anniversary of the 2006 annual meeting of stockholders, stockholder proposals for the 2007 Annual Meeting must be received in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our proxy materials relating to such meeting.

In addition, if the merger is not consummated, and you wish to nominate directors for election at the 2007 annual meeting of stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, our bylaws require that:

•	your notice to the Secretary contains the specific information set forth in our bylaws;

•	you be a stockholder of record at the time you deliver your notice to the Secretary and be entitled to vote at the meeting of stockholders to which such notice relates; and

•	you notify the Secretary in writing where such notification is so received not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition, notice of shareholder proposals must be received a reasonable time before we mail our proxy materials in order to be considered “timely” under Exchange Act Rule 14a-4(c). A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to BioVeris Corporation 16020 Industrial Drive, Gaithersburg, Maryland 20877, Attention: Secretary.

OTHER MATTERS

Other Business at Special Meeting

Our board of directors does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the special meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their best judgment.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, Georgeson, 17 State Street, 10th Floor, New York, New York, 10004, or by telephone at (866) 580-6733, or to BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, Maryland 20877, Attention: Investor Relations, or by telephone at (301) 869-9800, extension [          ].

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NASDAQ at One Liberty Plaza, 165 Broadway, New York, NY, 10006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at BioVeris Corporation, 16020 Industrial Drive, Gaithersburg, Maryland 20877, Attention: Investor Relations, telephone (301) 869-9800, extension [          ]. If you would like to

request documents, please do so by [          ], 2007, in order to receive them before the special meeting. Our public filings are also available to the you on our website at www.bioveris.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

BioVeris Filings:	Periods:

Annual Report on Form 10-K	Year ended March 31, 2006
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2006, September 30, 2006 and December 31, 2006
Current Report on Form 8-K	April 4, 2007
Current Report on Form 8-K	April 10, 2007

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [          ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of April 4, 2007
among
ROCHE HOLDING LTD,
LILI ACQUISITION CORPORATION
and
BIOVERIS CORPORATION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2007 (this “Agreement”), is among Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (“Parent”), Lili Acquisition Corporation, a newly-formed Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and BioVeris Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are as defined in this Agreement.

WITNESSETH

WHEREAS, the respective Boards of Directors of the Company and Merger Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated herein, upon the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Merger Sub and Parent have approved and adopted this Agreement and resolved that the transactions contemplated hereby are advisable and in the best interests of their respective stockholders, including the consummation of the merger of Merger Subsidiary with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneous with the execution of this Agreement, the Company and 32 Mott Street Acquisition I, LLC (“Newco I”) have entered into an agreement (the “Vaccines Asset Transfer Agreement”), attached hereto as Exhibit A, pursuant to which certain assets of the Company will be sold to Newco I, a private entity controlled by Samuel J. Wohlstadter; the Vaccines Asset Transfer Agreement, which has been approved by the Board of Directors of the Company based on a recommendation of a special committee of independent directors of the Board of Directors of the Company (the “Special Committee”), is conditioned upon, and will become effective immediately prior to, the Effective Time;

WHEREAS, simultaneous with the execution of this Agreement, the Company and 32 Mott Street Acquisition II, LLC (“Newco II”) have entered into an agreement (the “ECL Asset Transfer Agreement”), attached hereto as Exhibit B, pursuant to which certain assets of the Company will be sold to Newco II, a private entity controlled by Samuel J. Wohlstadter, and related license and sublicense agreements (the “ECL License Agreements”), attached hereto as Exhibit C, pursuant to which the Company will grant Newco II a license to use the Company’s electrochemiluminescence (“ECL”) technology and sublicenses with respect to certain ECL technology; the ECL Asset Transfer Agreement and ECL License Agreements, which have been approved by the Board of Directors of the Company based on a recommendation of the Special Committee, are conditioned upon, and will become effective immediately prior to, the Effective Time;

WHEREAS, simultaneous with the execution of this Agreement, Parent and Samuel J. Wohlstadter have entered into a Non-Disclosure and Non-Solicitation Agreement and a Transaction Agreement (the “Wohlstadter Agreements”), pursuant to which, among other things, Mr. Wohlstadter will agree to certain confidentiality and non-solicitation agreements and Parent will, immediately prior to the Effective Time, acquire all of the Series B Preferred Stock (as defined herein) owned as of the date hereof by Mr. Wohlstadter; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue under the name “BioVeris Corporation” as the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.2  Closing.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at 12:00 p.m. (New York City time) on the earliest date reasonably practicable but in any event within two Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs hereinafter is referred to as the “Closing Date”.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation, as provided under the DGCL.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.  The certificate of incorporation and by-laws set forth in Exhibit D, shall at the Effective Time be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8 hereof).

Section 1.6  Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of Merger Sub shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; RELATED TRANSACTIONS

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), shares of Series B Preferred Stock, par value $0.001 per share, of the Company (“Series B Preferred Stock”) or any shares of capital stock of Merger Sub, the following shall occur:

(a) Capital Stock of Merger Sub.  Each share of capital stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock or Series B Preferred Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares), together with all rights attached to such Company Common Stock immediately prior to the Effective Time, shall be converted into the right to receive $21.50 in cash per share, without interest (the “Common Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Common Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Series B Preferred Stock.  Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately following the Effective Time and purchased by Parent pursuant to the Wohlstadter Agreements.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Not less than five Business Days prior to the Effective Time, Parent shall designate Computershare Investor Services, Inc. or another national bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to the Total Common Merger Consideration, to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. The Paying Agent shall also act as the agent for the Company’s stockholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit such Total Common Merger Consideration with the Paying Agent by wire transfer of immediately available United States funds at the Effective Time. Such Total Common Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in: (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) money market funds investing solely in a combination of the foregoing. Parent shall promptly replace any funds deposited with the Paying Agent that are lost through any investment.

(b) Payment Procedures.  Promptly after the Effective Time (but in no event more than five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Common Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Common Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Common Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Common Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Common Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Common Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. Notwithstanding the foregoing, the Common Merger Consideration payable in respect of the Restricted Stock Awards shall be payable pursuant to Section 2.5 and not this Section 2.2.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Common Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following the sixth month anniversary of the Closing Date, the Parent shall be entitled to require the Paying Agent to deliver to it any funds that had been made available to the Paying Agent (including any interest received with respect thereto) and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Common Merger Consideration that may be payable upon surrender of any

Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority (as defined herein) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Common Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL or it is determined that such holder does not have appraisal rights. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right or it is determined that such holder does not have appraisal rights, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Common Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL, except as required by applicable Law, and will not settle any demands for appraisal without Parent’s written consent.

Section 2.4  Company Stock Options.  At the Effective Time, all options outstanding immediately prior to the Effective Time that represent the right to acquire shares of Company Common Stock (each, an “Option”) granted under the BioVeris Corporation 2003 Stock Incentive Plan or otherwise (the “Company Stock Plan”) shall be, without any further action by the Company or the Surviving Corporation, fully vested and converted into the right to receive, in full satisfaction of such Option, a cash amount equal to the Option Consideration (as defined herein) for each share of Company Common Stock then subject to the Option. Notwithstanding the foregoing, Parent, the Company and the Surviving Corporations, as applicable, shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of the Common Merger Consideration over the exercise price payable in respect of such share of Company Common Stock issuable under such Option. At the Effective Time, Parent shall pay the aggregate Option Consideration to an account or accounts designated by the Company by wire transfer of immediately available United States funds. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company will take any and all actions necessary to effectuate this Section 2.4.

Section 2.5  Restricted Stock Awards.  As of the Effective Time, each then outstanding share of Company Common Stock which is subject to a restricted stock award granted under the Company Stock Plan or otherwise (each a “Restricted Stock Award”) shall, by virtue of the Merger and without any action on the part of any holder thereof, the Company or the Surviving Corporation, become fully vested and converted into the right to receive, in full satisfaction of such Restricted Stock Award, a cash amount equal to the Common Merger Consideration for each share of Company Common Stock then subject to the Restricted Stock Award (the “Restricted Stock Consideration”). At the Effective Time, Parent shall pay the aggregate Restricted Stock Consideration to an account or accounts designated by the Company, by wire transfer of immediately available United States funds for the benefit of the holders of the Restricted Stock Awards. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company will take any and all actions necessary to effectuate this Section 2.5.

Section 2.6  Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction, the Common Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction.

Section 2.7  Related Transactions.

(a) Parent and Merger Sub hereby acknowledge that immediately prior to the Effective Time the Company intends to consummate the transactions contemplated by the Asset Transfer Agreements.

(b) Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to take any actions required to consummate the closing of the Asset Transfer Agreements to the extent such closings have not been consummated prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) simultaneously with the execution of this Agreement, it being acknowledged and agreed by the parties that (i) disclosure in any section or subsection of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other sections or subsections of the Company Disclosure Schedule so long as the application of such disclosure to any such other section or subsection is readily apparent from such disclosure and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission by the Company, or otherwise imply, that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect (as defined herein) or would have been material if included in the Company SEC Documents filed prior to the date of this Agreement (or incorporated by reference therein) or would otherwise be material to the Company or (b) disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof (the “Filed SEC Documents”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the Laws (as defined herein) of the jurisdiction of its incorporation or organization and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Company and its

Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not have a Material Adverse Effect.

(b) The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company and the organizational documents of each of its Subsidiaries, as amended to the date of this Agreement (the “Company Charter Documents”).

Section 3.2  Corporate Authority; Enforceability; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject, with respect to the Merger, to obtaining the Company Stockholder Approval (as defined herein) in connection with the consummation of the Merger, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions (as defined herein), have been duly authorized and approved by its Board of Directors, and except for the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved, subject to Section 5.4 hereof, to recommend that stockholders of the Company adopt this Agreement.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock and Series B Preferred Stock, voting together as a single class, at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.3  Noncontravention.  Except as disclosed in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents, filings and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained or made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) require any consent, violate or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract or other agreement or other instrument binding upon the Company or any of its Subsidiaries which contain annual payment obligations of the Company or its Subsidiaries in excess of $100,000 or (z) result in the creation or imposition of any material Lien, other than Permitted Liens, on any asset of the Company or its Subsidiaries, except for, in the case of clause (ii) above, such matters as would not, individually or in the aggregate, (1) have a Material Adverse Effect or (2) prevent or materially delay the consummation of the Transactions.

Section 3.4  Governmental Approvals.  Except for (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, (w) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (x) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (y) state securities or “blue sky” laws and (z) the rules and regulations of the Nasdaq Global Market (the “NASDAQ”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) obtaining from CFIUS a written termination of the review of clearance of the Merger and (v) any applicable non-U.S. competition, antitrust or investment Laws, no consents or approvals of, or filings, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, notifications, declarations or registrations that, if not obtained, made or given, would not have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.5  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on March 30, 2007, (i) 27,247,802 shares of Company Common Stock were issued and outstanding (including 500,000 shares of Restricted Stock Awards, all of which are held by Samuel J. Wohlstadter and are subject to a duly filed Section 83(b) Election), (ii) no shares of Series A Preferred stock, par value $0.001 per share of the Company (“Series A Preferred Stock”) were issued and outstanding, (iv) 600,000 shares of Series A Preferred Stock have been reserved for issuance upon the exercise of the rights distributed to the holders of Company Common Stock pursuant to the Company Rights Plan (as defined herein), (v) 1,000 shares of Series B Preferred Stock were issued and outstanding, (vi) no shares of Company Common Stock were held by the Company in its treasury and (vii) 4,779,148 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (of which 911,900 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plan). All outstanding shares of the capital stock of the Company have been, and all shares of the capital stock of the Company that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, and except for the Rights (as defined in the Company Rights Plan) and changes since March 30, 2007 resulting from the exercise of Options outstanding on such date or any Option granted after the date hereof as permitted pursuant to Section 5.1(a)(i): (A) there are no outstanding shares of capital stock, voting securities or other equity interests in the Company, (B) there are no outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, “Company Securities”); (C) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (D) there are no other subscriptions, options, calls, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company free and clear of all Liens. There are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the outstanding stock, securities or interests referred to in clause (i) above; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party.

Section 3.6  Company SEC Documents.

(a) Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company has filed all reports, schedules, forms, registration statements and other documents required to be filed with the SEC since March 31, 2005, together with any amendments or supplements thereto (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates or the filing dates of amendments, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Except as disclosed in the Filed SEC Documents, the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods.

(d) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee of the Board of Directors of the Company and to Parent (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of March 31, 2005 or later which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) Prior to the date hereof, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications were complete and correct on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 3.7  Absence of Certain Changes.  Since December 31, 2006, except as otherwise contemplated or expressly permitted by this Agreement or the Asset Transfer Agreements, and except as set forth in the

Filed SEC Documents, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8  Undisclosed Liabilities.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, from March 31, 2006 through the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities or obligations, (a) incurred in the ordinary course of business, (b) reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Filed SEC Documents, (c) that would not have, individually or in the aggregate, a Material Adverse Effect or (d) incurred in connection with this Agreement or the Transactions.

Section 3.9  Legal Proceedings.  Except as disclosed in the Filed SEC Documents, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, investigation or action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, by or before any Governmental Authority, that would have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.10  Compliance With Laws; Permits.  Except as disclosed in the Filed SEC Documents, since March 31, 2005, the Company and its Subsidiaries have been in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees, judgments and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses as it is now being conducted (collectively, “Permits”), except where the failure to hold the same would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11  Tax Matters.  Except as disclosed in Section 3.11 of the Company Disclosure Schedule and for those matters that would not have a Material Adverse Effect:

(a) (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as defined herein) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes not yet due and payable have been properly accrued or reserved for under GAAP; (iv) no deficiency with respect to Taxes has been asserted or assessed in writing against the Company or any of its Subsidiaries, which have not been fully paid or adequately reserved (in accordance with GAAP) in the Filed SEC Documents; and (v) no audit or other administrative or court proceedings is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received.

(b) The income and franchise Tax Returns of the Company and its Subsidiaries have never been examined.

(c) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 3.12  Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, fund or program; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee

Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each bonus, employment, termination or severance agreement; and each other material employee benefit plan, fund, program or agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any employee or consultant or former employee or consultant of the Company or any Subsidiary (the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has heretofore delivered to Parent true and complete copies of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code. Each Company Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and the trusts maintained thereunder have been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code, and the Company is not aware of any occurrence or amendment that could result in such determination no longer being valid.

(c) Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, no Company Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

(d) Except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, neither the Company, any Subsidiary, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, other than penalties or taxes that, individually or in the aggregate, would not have a Material Adverse Effect.

(e) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(f) Except as disclosed in Section 3.12(f) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(g) Except as disclosed in Section 3.12(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event such as termination of employment) will not (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or (iii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h) There are no pending, or to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(i) Except as disclosed in Section 3.12(i) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, a Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2006.

Section 3.13  Labor Matters.  There is no labor strike or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

Section 3.14  Environmental Matters.  (a) Except as disclosed in Section 3.14 of the Company Disclosure Schedule and except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, no penalty has been assessed against, and no action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing and complying with all Permits required for their operations under applicable Environmental Laws; (iii) to the Knowledge of the Company, there are no Environmental Liabilities of or relating to the Company or any of its Subsidiaries, and to the Knowledge of the Company, there are no facts, conditions or circumstances which would reasonably be expected to result in, or be the basis for, any such Environmental Liabilities; (iv) there have been no releases, discharges, disposals, dumpings, injections, pumpings, deposits or emissions into the environment of Hazardous Materials by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any third party, at any real property currently owned, operated or leased by, or formerly owned, operated or leased by or in connection with, the Company or its Subsidiaries that would reasonably be expected to result in such Environmental Liabilities of the Company; and (v) the Company has made available to Parent, prior to the date hereof, copies of all environmental investigations, studies, audits, tests, reviews or other analysis in the possession or control of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(b) Neither the Company nor any Subsidiary owns, leases or operates any real property in New Jersey or Connecticut.

(c) For purposes of this Section, “Company” and “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries, other than IGEN International, Inc., or Parent or any of its Affiliates.

Section 3.15  Intellectual Property.

(a) As used herein:  (i) “Intellectual Property” means all U.S. and foreign (A) trademarks, service marks, trade names, trade dress and Internet domain names, together with goodwill related to the foregoing, (B) patents and all proprietary rights associated therewith, (C) copyrights and rights associated therewith and the underlying works of authorship, (D) all inventions, know-how, technology, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code and documentation), trade secrets, web sites and UPC codes; and (E) all registrations of any of the foregoing and all applications therefor; and (ii) “Company Intellectual Property” means the Intellectual Property that is owned, licensed, or used by the Company or any of its Subsidiaries in the conduct of their businesses.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth, for the Company Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications; and (iii) copyright registrations and applications.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule:

(i) To the Knowledge of the Company, the Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all Company Intellectual Property;

(ii) To the Knowledge of the Company, all registrations of Company Intellectual Property have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current;

(iii) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries do not materially infringe any Intellectual Property of any third party and there is no such claim pending or to the Knowledge of the Company within the last four (4) years threatened by an overt act against the Company or any of its Subsidiaries;

(iv) To the Knowledge of the Company, no third party is materially infringing any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries and no such claims are pending or threatened against any Person by the Company or its Subsidiaries;

(v) The consummation of the transactions contemplated hereby, including the Merger, will not impair any rights of the Company or any of its Subsidiaries in, to or under the Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries;

(vi) No claims with respect to Company Intellectual Property are pending or, to the Knowledge of the Company, threatened by any Person challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property;

(vii) The Company and its Subsidiaries do not currently pay any material royalties or other material consideration for the right to use material Intellectual Property of others; and

(viii) To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all confidentiality agreements and other protective agreements protecting the Intellectual Party of third parties.

(d) Except as disclosed in Section 3.15(d) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their material trade secrets and have appropriate procedures in place designed to provide that all Intellectual Property conceived by their employees, as a result of such employees performing their job duties for the Company and its Subsidiaries, and, to the Knowledge of the Company, third parties, performing research and development for them, have been assigned or are required to be assigned to the Company or its Subsidiaries.

Section 3.16  Properties.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid and binding and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease and to the Knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party under such lease or sublease.

Section 3.17  Company Rights Plan.  The Company has taken all actions necessary (subject only to execution by the Rights Agent, as defined in the Company Rights Plan, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Company Rights Plan inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as such term is defined in the Company Rights Plan) pursuant to the Company Rights Plan solely as a result of this Agreement or the Transactions and (ii) a Distribution Date (as such term is defined in the Company Rights Plan) does not occur, solely by reason of the execution of this Agreement or the consummation of the Transactions and (c) cause the Rights to expire in their entirety immediately prior to the Effective Time without payment being made in respect thereof.

Section 3.18  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion (which may be an oral opinion to be confirmed in writing) of Lehman Brothers Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares. The Special Committee of the Board of Directors of the Company has received the opinion (which may be an oral opinion to be confirmed in writing) of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth in such opinion, the consideration to be received under the Asset Transfer Agreements by the Company is fair from a financial point of view to the Company.

Section 3.19  Brokers and Other Advisors.  Except for Lehman Brothers Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.20  Anti-takeover Statutes.  As of the date hereof, the Company has taken all action necessary to exempt the Merger, this Agreement, the Transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL.

Section 3.21  Material Contracts.

(a) Section 3.21(a) of the Company Disclosure Schedule lists each of the following contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such contract listed or required to be so listed, a “Company Material Contract”):

(i) Any “material contract” as such term is defined in item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any material contract for the sale of products or services involving annual payments in excess of $250,000 individually, other than pursuant to a purchase order;

(iii) any material sales agency, sales representation or distributorship agreement;

(iv) any material joint venture, profit sharing, partnership agreements or other similar agreements;

(v) any contracts or series of related contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) in excess of $250,000 individually or $2,000,000 in the aggregate, other than the Asset Transfer Agreements;

(vi) any material contract with a Governmental Authority;

(vii) any licenses of Intellectual Property to or from the Company or any of its Subsidiaries that are material to the businesses of the Company or any of its Subsidiaries, except for licenses of standard software that are generally available to the public for a standard fee;

(viii) any contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation” or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time; and

(ix) any material contracts with any (A) officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of such officer or director; or (B) Person who, to the Knowledge of the Company, is the record or beneficial owner of five percent or more of the voting securities of Company.

(b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed in Section 3.21(a) of the Company Disclosure Schedule.

(c) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, is in full force and effect, except such as would not have, individually or in the aggregate, a Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.22  Limitation.  NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, (A) NO REPRESENTATION OR WARRANTY IS MADE BY THE COMPANY WITH RESPECT TO (I) PARENT OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES, PROPERTIES (INCLUDING ANY OR ALL PATENTS, PATENT RIGHTS, TRADEMARKS, TRADEMARK RIGHTS, TRADE NAMES, TRADE NAME RIGHTS, SERVICE MARKS, SERVICE MARK RIGHTS AND OTHER INTELLECTUAL PROPERTY OWNED BY PARENT OR ANY OF ITS AFFILIATES), ASSETS OR OPERATIONS, (II) ANY BUSINESS RELATIONSHIP BETWEEN THE COMPANY OR ANY OF ITS AFFILIATES, ON THE ONE HAND, AND PARENT OR ANY OF ITS AFFILIATES, ON THE OTHER HAND, OR (III) ANY ACTION, SUIT, PROCEEDING, DISPUTE, MONITORING, AUDIT OR CONTRACT TO WHICH PARENT OR ANY OF ITS AFFILIATES IS A PARTY (INCLUDING, WITHOUT LIMITATION, SALES OF ECL TECHNOLOGY AND PRODUCTS OUTSIDE THE FIELDS COVERED BY THE WORLDWIDE, NON-EXCLUSIVE, ROYALTY-FREE LICENSE BETWEEN PARENT AND THE COMPANY) AND, (B) NO FACT, EVENT, CHANGE, EFFECT OR DEVELOPMENT RELATING TO ANY OF THE FOREGOING SHALL BE DEEMED TO RESULT IN THE BREACH BY THE COMPANY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT OR OTHERWISE IN A MATERIAL ADVERSE EFFECT.

Section 3.23  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company, including any director, officer or employee of the Company, makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person, including any director, officer or employee of the Company, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) simultaneously with the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization; Standing and Corporate Power.

(a) Parent is a joint stock company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) Parent and Merger Sub have made available to the Company complete and correct copies of the certificate of incorporation and by-laws (or equivalent document under the Laws of their respective jurisdictions of organization) of Parent and Merger Sub, as amended to the date of this Agreement.

Section 4.2  Corporate Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the Transactions. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation by Merger Sub of the Merger and the Transactions, have been duly authorized and approved by its Board of Directors, and adopted by a Subsidiary of Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and the consummation by it of the Merger and the Transactions. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Merger and the Transactions, have been duly authorized and approved, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Merger and the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3  Noncontravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Merger and the Transactions, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) require any consent or other action by any Person under, violate or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries is entitled under any agreement or other instrument binding upon the Parent, Merger Sub or any of their respective Subsidiaries, except for, in the case of clause (ii) above, such matters as would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.4  Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, state securities or “blue sky” laws and the NASDAQ, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) obtaining from CFIUS a written termination of the review of clearance of the Merger and (v) any applicable non-U.S. competition, antitrust or investment Laws, no consents or approvals of, or filings, notifications, declarations or registrations with, any Governmental Authority, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.5  Ownership and Operations of Merger Sub; Capitalization.

(a) Parent owns beneficially all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, and prior to the Effective Time will have no, assets, operations, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the Transactions.

(b) All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent.

Section 4.6  Legal Proceedings.  Except as disclosed in Section 4.6 of the Parent Disclosure Schedule, (A) there is no pending or threatened, legal or administrative proceeding, claim, suit, investigation or action against Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Merger Sub in each case, by or before any Governmental Authority, and (B) there is no pending or threatened, legal or administrative proceeding, claim, suit or action against Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries in each case, by or before any Governmental Authority, that would reasonably be expected to prevent or materially delay consummation of the Transactions.

Section 4.7  Financing.  Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the consummation of the Merger and the Transactions. Parent has, and at the Effective Time Parent and Merger Sub will have cash on hand sufficient to enable Parent and Merger Sub to pay all amounts to be paid by Parent or Merger Sub in connection with the consummation of the Merger including all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions, any obligations in connection with the Dissenting Shares and payment of the aggregate Option Consideration, the Total Common Merger Consideration and the aggregate Restricted Stock Consideration and the amounts due in connection with the Wohlstadter Agreements.

Section 4.8  Company Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub.

Section 4.9  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions.

Section 4.10  Disclaimer of Other Representations and Warranties.  Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or

Merger Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business.

(a) Except as contemplated or expressly permitted by this Agreement and the Asset Transfer Agreements, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers, employees and consultants and maintain relationships with customers, suppliers and others having significant business relationships with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Parent that, except as required by applicable Law or contemplated or expressly permitted by this Agreement, the Asset Transfer Agreements or by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to:

(i) Except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided, however, that (i) the Company may issue shares of Company Common Stock (and corresponding Rights under the Company Rights Plan) upon the exercise of Options that were outstanding as of March 30, 2007 and the Company may issue shares of Company Common Stock (and corresponding Rights under the Company Rights Plan) or shares of Series A Preferred Stock upon the valid exercise of Rights outstanding as of the date of this Agreement; and provided, further, that; (ii) the Company may issue Options to employees of the Company hired after the date hereof, not to exceed Options to acquire 25,000 shares of Company Common Stock in the aggregate, provided that such options are granted at fair market value and in accordance with the terms of the Company Stock Plan; and (iii) the Company may remove in accordance with their existing terms restrictions on Restricted Stock Awards that are outstanding as of March 30, 2007; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights or options to acquire any shares of its capital stock; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company, other than dividends or other distributions in respect of the Series B Preferred Stock in accordance with the Company Charter Documents; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) incur, guarantee or secure any indebtedness for borrowed money, except for (A) amounts set forth on Section 5.1(a)(ii) of the Company Disclosure Schedule or (B) as otherwise required in the ordinary course of business, but in any event not in excess of $3,000,000 in the aggregate outstanding at any time;

(iii) create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices or any Permitted Lien;

(iv) sell any properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practices and not to exceed $3,000,000 in the aggregate, (B) sales or leases of inventory in the ordinary course of business consistent with past practices, (C) pursuant to contracts in force on the date of this Agreement, (D) dispositions of obsolete or worthless assets or (E) transfers among the Company and its wholly-owned Subsidiaries;

(v) make any capital expenditures which exceed $2,000,000 in the aggregate (which amount shall be increased to $3,600,000 in the aggregate if the Closing has not occurred within four (4) months of the date hereof);

(vi) make any loans, advances or investments other than in its wholly owned Subsidiaries, except (A) investments of all cash, cash equivalents and short term investments made in the ordinary course of business consistent with past practices and (B) in the ordinary course of business consistent with past practices not in excess of $1,500,000 in the aggregate to or in entities that are not Affiliates;

(vii) make any acquisition (whether by purchase, merger or otherwise) of the capital stock or (except in the ordinary course of business consistent with past practices) the assets of any other Person for consideration in excess of $250,000 individually or $2,000,000 in the aggregate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(viii) other than fees payable to members of the Special Committee (A) increase the compensation or other benefits payable or to become payable to its directors, executive officers or other employees, other than as required pursuant to applicable Law or the terms of contracts in effect on the date of this Agreement and other than (x) in the case of executive officers and the Company’s general counsel, annual bonuses for the fiscal year ended March 31, 2007, not to exceed $1,625,000 in the aggregate, and bonus amounts to be paid for the fiscal period beginning April 1, 2007 and ending at the Effective Time, not to exceed a pro rata portion (based on the portion of the fiscal year that has elapsed) of the bonuses paid to executive officers and the Company’s general counsel for the fiscal year ended March 31, 2007 in the aggregate or (y) in the case of other employees, in the ordinary course of business consistent with past practices, (B) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer or other employee of the Company or any of its Subsidiaries, other than pursuant to the severance plans set forth on Section 5.10(b) of the Company Disclosure Schedule, (C) enter into any employment agreement with any executive officer of the Company, (D) establish, adopt, enter into or amend any agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former director, executive officer or other employee, except that the Company may adopt and fund a grantor trust for the benefit of Termination Protection Program participants listed on Section 5.10(e) of the Company Disclosure Schedule; provided that the Surviving Corporation and its Affiliates shall not be liable for any loss or diminution in value of the funds deposited in the trust; provided further, the Surviving Corporation and its Affiliates shall not be responsible for any funds that are lost except in connection with bankruptcy or insolvency of the Surviving Corporation, (E) make any employee eligible for the Company’s Termination Protection Program other than the employees eligible as of the date hereof, a list of whom has been previously provided in writing to Parent, or (F) take any action which would trigger obligations under the Termination Protection Program; provided that the foregoing shall not prevent the Company from terminating or changing the responsibilities of any participants in the Termination Protection Program in the ordinary course of business;

(ix) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting or tax period), except (a) as may be required by GAAP (or any interpretation thereof), by a change in GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or a quasi-Governmental Authority (including the Financial Standards Accounting Board or similar organization), (b) to permit the audit of the Company’s financial statements in accordance with GAAP, (c) as required by applicable Law or (d) as disclosed in the Company SEC Documents filed prior to the date hereof;

(x) make or change any Tax election, file any material amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any right to a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xi) amend or otherwise change, in any material respect, the Company Charter Documents;

(xii) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or involving a payment by the Company or its Subsidiaries in excess of $500,000 individually or $2,500,000 in the aggregate or (B) shareholder litigation or dispute against the Company or any of its officers or directors or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiii) (i) modify, amend, terminate or waive any material rights under any Company Material Contract or (ii) enter into any agreement that would constitute a Company Material Contract if it had been entered into prior to the date of this Agreement, other than, in each case, in the ordinary course of business consistent with past practice and other than contracts to be transferred pursuant to the Asset Transfer Agreements; provided that, except for ordinary course sales of services or products on an arms-length purchase order basis, the Company shall not enter into any contracts with (A) any officer or director of the Company or any of its Subsidiaries or entities that are Affiliates or controlled by “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of its officers or directors or (B) any Person who is the record or beneficial owner of five percent or more of the voting securities of the Company;

(xiv) enter into (i) any license related to the ECL technology or (ii) any license with respect to Intellectual Property with Meso Scale Diagnostics, LLC; or

(xv) agree to take any of the foregoing actions.

(b) Neither party shall knowingly take any action that would prevent or materially delay the consummation of the Transactions or the transactions contemplated by the Asset Transfer Agreements.

Section 5.2  Stockholders Meeting.

(a) Subject to the fiduciary duties of the Board of Directors of the Company and without limiting the provisions of Section 5.4, as promptly as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall use commercially reasonable efforts to: (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Company Stockholders Meeting”) and (ii) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iii) obtain the Company Stockholder Approval; provided, however, that the Company shall not be obligated to recommend to its stockholders the approval of this Agreement or approval of the Merger at the Company Stockholders Meeting to the extent the Board of Directors makes a Company Adverse Recommendation Change in compliance with Section 5.4(b).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated in accordance with Section 7.1.

Section 5.3  Proxy Statement.

(a) Covenants of the Company with Respect to the Proxy Statement.  Subject to Section 5.4 hereof, the Company shall promptly prepare, and shall use commercially reasonable efforts to cause to be filed with the SEC within thirty (30) days after the date hereof, the Proxy Statement relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger.

The Company shall include, except to the extent provided in this Agreement, the text of this Agreement and the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement and shall use all reasonable efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Parent with Respect to the Proxy Statement.  None of the information with respect to Parent or its subsidiaries (including Merger Sub) to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation.  The Company, Parent and Merger Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of the Company and Parent shall promptly (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide the other with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d) Mailing of Proxy Statement; Amendments.  As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock and Series B Preferred Stock as of the record date established for the Company Stockholders’ Meeting. If at any time prior to the Company Stockholders’ Meeting any event or circumstance relating to the Company or Parent or any of either the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.4  No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with this Agreement and the Asset Transfer Agreements (collectively, “Representatives”) to, directly or indirectly through another Person, except as otherwise provided below, (i) solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (as defined herein), (ii) other than informing Persons of the provisions contained in this Section 5.4, participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning the Company and its Subsidiaries to any Person in connection with any Takeover Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Takeover Proposal (other than a confidentiality agreement). Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives an unsolicited written Takeover Proposal which (x) constitutes a Superior Proposal or (y) which the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, is reasonably likely to result in, after the taking of any of the actions referred to in either of clause (A) or (B) below, a Superior Proposal, the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement reasonably acceptable to the Company, and (B) engage or participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (A) and (B) above, the Company shall provide written notice to Parent of such Takeover Proposal, shall identify the Person making such Takeover Proposal and the material terms and conditions of any such proposal (including any material changes thereto), and shall provide to Parent any material information furnished to the Person making such Takeover Proposal that have not previously been provided to Parent. The Company or its Representatives shall keep Parent or its Representatives reasonably informed, on a reasonably prompt basis, of any material changes to any such Takeover Proposal. Upon execution of this Agreement, the Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Takeover Proposal.

(b) Except as expressly permitted by this Section 5.4(b), the Board of Directors of the Company shall not (i)(A) withdraw or modify, in a manner adverse to Parent, the recommendation by such Board of Directors that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) or (B) publicly recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) (it being understood and agreed that any “stop, look and listen” communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders shall not constitute a Company Adverse Recommendation Change) or (ii) authorize the Company or any of its Subsidiaries to enter into any merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a Confidentiality Agreement) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, (x) the Board of Directors of the Company may change, qualify, withhold, withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, upon a good faith determination by the Company’s Board of Directors (after receiving the advice of its outside legal and financial advisors) that failure to take such action would be reasonably likely to constitute a breach by the Board of its fiduciary duties to the stockholders of the Company under applicable Law, and (y) if the Board of Directors of the Company receives a Takeover Proposal that such Board determines constitutes a Superior Proposal, the Company or its Subsidiaries may enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have complied with the provisions of this Section 5.4 (including the following sentence) and, concurrently with entering into such Company Acquisition Agreement, terminated this Agreement pursuant to Section 7.1(d)(ii). The Company shall not enter into any merger, acquisition or similar agreement with respect to a Takeover Proposal until after the third Business Day following Parent’s receipt of written notice from the Company (an “Alternative Transaction Notice”) containing a description of the material terms of such Takeover Proposal and advising Parent that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Proposal and that the Board of Directors of the Company intends to enter into an agreement providing for such Superior Proposal, and provided that the Board of Directors continues to believe, following such third Business Day that such Takeover Proposal still constitutes a Superior Proposal after taking into account any changes to the terms of this Agreement proposed by Parent in response to an Alternative Transaction Notice. It is understood and agreed that no Alternative Transaction Notice is required for a Company Adverse Recommendation Change made not in response to or as a result of a Superior Proposal.

(c) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the Transactions.

“Superior Proposal” means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) is reasonably likely to be consummated and more favorable to the Company’s stockholders than the Merger (or any subsequent offer made by Parent in response to any such Superior Proposal).

(d) It is understood and agreed that, for purposes of this Agreement (including Article VII), any “stop, look and listen” letter, any disclosure required pursuant to Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable Law, or any other factually accurate public statement by the Company that, in each case, merely describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, such Board’s recommendation of this Agreement or the Transactions, an approval or recommendation with respect to such Takeover Proposal, or a Company Adverse Recommendation Change.

Section 5.5  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws (as defined herein)), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a United States federal or state Governmental Authority or a foreign or supranational Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) Parent agrees to make the CFIUS Filing as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to use its reasonable best efforts to obtain clearance of the Merger from CFIUS and (iii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Merger and the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Merger and the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Merger and the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger and the Transactions, and (ii) promptly notify the other party of any written communication to that party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or any other Governmental Authority and permit the other party to review in advance any proposed communication to any of the foregoing, (iii) consult with the other party prior to participating in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the Transactions and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion, and (iv) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

Section 5.6  Public Announcements.  The initial press releases filed by Parent and the Company, respectively, with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.7  Access to Information; Confidentiality.  The Company shall afford to Parent and Parent’s Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the Company’s properties, books and records and the Company shall furnish promptly to Parent such other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment and on the advice of counsel, that doing so would violate applicable Law or a contract or any obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege. Notwithstanding anything contained in this Section 5.7, the Company shall not be required to provide to Parent or Parent’s Representatives (a) any information relating to sales or use outside the field-of-use of, or compliance with, the existing license for ECL technology between Parent and the Company, including any calculations, estimates, reports, analysis, projections or documentation relating thereto or (b) any assets to be sold pursuant to the terms and conditions of the Vaccines Asset Transfer Agreement or the ECL Asset Transfer Agreement. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreements, it being understood that if the Merger is not consummated and this Agreement is terminated, the Confidentiality Agreements shall continue in effect in accordance with their terms, including the requirements to maintain information provided thereunder in confidence.

Section 5.8  Indemnification and Insurance  (a) For six years after the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is a director or officer of the Company with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by such person in such person’s capacity as a director or officer at or at any time prior to the Effective Time (including acts or omissions occurring in connection with the Transactions) to the fullest extent permitted under applicable Law and (ii) pay in advance of the final disposition of any such claim, suit, action, proceeding or investigation any reasonable expenses (including reasonable fees and expenses of legal counsel) incurred by any such officer or director in connection with any such claim, suit, action, proceeding or investigation with respect to which such person is entitled to be indemnified as provided in (i) above (including in connection with enforcing the indemnity and other obligations provided in this sentence), reasonably promptly after statements therefor are received; provided that the person to whom such expenses are to be advanced provides an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified for such amounts as provided above. Any determination required to be made with respect whether the conduct of any such officer or directors complies with the applicable standard shall be made by independent legal counsel selected by all such indemnified persons and reasonable accepted to the Surviving Corporation, the fees of such counsel shall be paid by the Surviving Corporation. The indemnification provided in this Section 5.8(a) shall apply only to each individual in his or her capacity as an officer or director of the Company, but not in any other capacity (including acting as purchaser or licensee under the Asset Transfer Agreements); provided that to the extent amounts are incurred that are partially subject to indemnification or expense reimbursement and partially not, a reasonable allocation shall be made.

(b) For six years after the Effective Time, the Surviving Corporation shall maintain all existing rights of any current or former officer, director or employee of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date hereof or the indemnification agreements listed on Section 5.8(b) of the Company Disclosure Schedule, as the case may be. Without limiting the foregoing, for six years after the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) shall contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. The Surviving Corporation shall honor all of its indemnification obligations existing as of the Effective Time.

(c) The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with an Indemnitee (or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted against such Indemnitee.

(d) Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.8, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) The Surviving Corporation shall use commercially reasonable efforts to (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time or (ii) if it is unable to obtain the “tail” insurance policies referred to in clause (i), maintain, for the six-year period commencing immediately after the Effective Time, in effect directors’ and officers’ liability insurance (including excess liability directors’ and officers’ insurance policies) covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who at or prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies (including excess liability directors’ and officers’ insurance policies) on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof as more fully described in Section 5.8(e) of the Company Disclosure Schedule (or the Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate premium for the insurance referred to in clause (i) or (ii) shall exceed 200% of the current annual premium (which amount has been disclosed to Parent prior to the date hereof and as set forth in Section 5.8(e) of the Company Disclosure Schedule), the Surviving Corporation shall obtain a policy for the applicable individuals with the best coverage as shall then be available at an aggregate premium of 200% of the current annual premium and; provided, further that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time. Prior to the Effective Time, the Company may obtain the “tail” insurance policies as described in this Section 5.8(e); provided, however, that in no event will the aggregate premium for such coverage exceed 200% of the current annual premium paid by the Company for such insurance prior to the date of this Agreement.

(f) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the Company Charter Documents, or the comparable organization documents of the Surviving Corporation or any of its Subsidiaries, under applicable Law, or otherwise. Notwithstanding anything contained in Section 8.2 or 8.3 to the contrary, this Section 5.8 shall survive the Effective Time and the consummation of the Merger indefinitely. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8). Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.8 and shall guarantee the obligations under Section 5.8(a), 5.8(b) and 5.8(e).

(g) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger and the Transactions are consummated.

Section 5.10  Employee Matters.

(a) As of the Effective Time and for no less than six months immediately thereafter, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries (“Company Employees”) compensation and benefits (other than equity based awards) that are in the aggregate substantially comparable to such compensation and benefits being provided to Company Employees as of the date hereof under the Company Benefit Plan (as defined herein).

(b) Without limiting paragraph (a) of this Section 5.10, (i) Parent shall provide or shall cause the Surviving Corporation to provide to each Company Employee (other than any such employee who participates in the Company’s Termination Protection Program) who experiences an involuntary termination of employment without cause within six months immediately following the Effective Time, the severance benefits that are set forth on Schedule 5.10(b) and (ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under the Company’s Termination Protection Program as in effect on the date hereof, without any amendment or change that is adverse to any participant therein.

(c) For purposes of eligibility and vesting under any Employee Benefit Plan maintained by Parent, the Company or their respective affiliates providing benefits to any Company Employees after the Effective Time (“Parent Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits, whether under Parent Plans or otherwise, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and any additional service with any predecessor employer) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or evidence of insurability, in any and all Parent Plans to the extent coverage under such Parent Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such employee and his or her covered dependents to the extent waived under Company Benefit Plans, and Parent shall use reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the Parent Plan ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(d) Any Company Employee whose employment with Parent is terminated by the Surviving Corporation or any of its Affiliates within six months following the Effective Time (including by reason of a sale by Parent of the business unit for which such Company Employee works) shall become fully vested in his or her account balance under any 401(k) plan that was a Company Benefit Plan. If directed in writing by Parent at least fifteen (15) Business Days prior to the Effective Time, Company shall take all actions necessary to effect the termination of any and all 401(k) plans sponsored or maintained by Company effective as of the Effective Time and shall provide Parent evidence that each of Company’s 401(k) plans has been terminated pursuant to resolutions of the Board of Directors of the Company or a duly authorized committee thereof.

(e) No later than ten Business Days prior to Closing, the Company shall deliver to Parent a list of employees who are participants in the Company’s Termination Protection Program and who have notified the Company that (i) they will be resigning or will no longer be serving as an officer of the Company in connection with the consummation of the Merger or (ii) they have accepted employment with either Newco I or Newco II. Parent acknowledges that, with respect to any participant who has provided notice under clause (i) of this Section 5.10(e) and who is listed on Section 5.10(e) of the Company Disclosure Schedule, the Company’s Board of Directors shall have the right to determine, prior to the Effective Time, whether or not to accept such participant’s position that they are entitled to benefits under the Company’s Termination Protection Plan and Parent shall abide by any such determination.

Section 5.11  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, any documents or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

Section 5.12  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13  Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.14  Amendment of Asset Transfer Agreements.  The Company will not amend, waive any of the material provisions or otherwise terminate the Asset Transfer Agreements without the consent of Parent. Notwithstanding the foregoing, the Company may not amend, other than an immaterial or non-substantive amendment, the schedules to the Asset Transfer Agreements identifying the Transferred Assets (as defined in the Asset Transfer Agreements) without the consent of Parent, which consent shall not be unreasonably withheld or delayed.

Section 5.15  Notice of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any material actions, suits, investigations or proceedings commenced or, to its knowledge, in the case of the Parent, or to the Knowledge of the Company, in the case of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or Article IV of this Agreement or that relate to the consummation of the Transactions contemplated by this Agreement; and

(d) any notice delivered to the Company or by the Company under the Asset Transfer Agreements;

provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.16  Certain Actions Pursuant to the Asset Transfer Agreements.  Parent, Merger Sub and the Company shall deliver the notices (and copies thereof) required pursuant to Sections 6.4 and 7.4 of the Vaccines Asset Transfer Agreement and Sections 6.4 and 7.4 of the ECL Asset Transfer Agreement.

Section 5.17  Certain Actions.  The Surviving Corporation shall duly and punctually perform and observe all terms, covenants and conditions of all binding obligations of the Company to Meso Scale Diagnostics, LLC and Meso Scale Technologies, LLC.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with the DGCL and the rules and regulations of the NASDAQ;

(b) Antitrust.  (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) the waiting period (and any extension thereof) under the German Act against Restraints of Competition of 1958, as amended, shall have been terminated or shall have expired or approval of the transaction by the German Federal Cartel Office shall have been granted;

(c) CFIUS.  The United States Government shall have completed its review under Exon-Florio, and shall have concluded not to suspend or prohibit the transaction, nor taken any action which would adversely affect, in any material respect, the Company or Buyer’s ability to operate or control the Company;

(d) Termination of Service Agreements.  All agreements whereby the Company or its Subsidiaries provide administrative or support services to entities that are Affiliates of any officer or director of the Company (the “Shared Service Agreements”) shall terminate within 60 days after the Effective Time; provided that if the employees providing such services terminate their employment with the Company, the obligation to provide such services under the Shared Services Agreements shall terminate immediately; and

(e) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the Closing Date as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by officers of the Company to such effect;

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect; and

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for such matters as would not reasonably be expected to materially delay Parent’s or Merger Sub’s ability to consummate the Transactions. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by officers of Parent and Merger Sub to such effect; and

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c) Related Transactions.  There shall be no Restraints in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Asset Transfer Agreements or making the consummation of the transactions contemplated by the Asset Transfer Agreements illegal.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before September 30, 2007 (the “Walk-Away Date”); provided that if (i) the Effective Time has not occurred by such date by reason of non-satisfaction of the conditions set forth in Section 6.1(b) or Section 6.1(c) and (ii) all other conditions in Article VI have theretofore been satisfied or (to the extent legally permissible) waived or are capable of being satisfied (other than the certificates contemplated by Sections 6.2 and 6.3), the Walk-Away Date will automatically extend to December 31, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if a Restraint prohibiting the Merger shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Company by the Walk-Away Date or (ii) if a Company Adverse Recommendation Change shall have occurred; or

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) cannot be cured by Parent or Merger Sub by the Walk-Away Date; or

(ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal, but only after complying with the provisions of Section 5.4(b).

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 7.2 and 7.3, Article VIII and the last sentence of Section 5.7, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability or other obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, or its or their respective stockholders, controlling persons or Representatives, except (a) the Company may have liability as provided in Section 7.3, and (b) other than as may be provided in Section 7.3, nothing shall relieve Parent, Merger Sub or the Company from liability for any willful or intentional breach by such party of its covenants or obligations under this Agreement to be performed prior to the Closing Date.

Section 7.3  Termination Fees.

(a) In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(c)(ii) (other than where the Board of Directors of the Company changes its recommendation with respect to this Agreement in the absence of a Takeover Proposal primarily based on developments relating to the license agreement between the Company and an Affiliate of the Parent), then the Company shall pay by wire transfer of same-day funds to Parent a termination fee of $12,000,000 (the “Company Termination Fee”) in the case of (i), immediately before and as a condition to the termination of this Agreement or in the case of (ii) within two (2) business days after the termination of this Agreement. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. Parent’s acceptance of the Company Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated.

(b) In the event that (A) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b)(iii), (B) prior to the time of such termination a bona fide Takeover Proposal with respect to the Company has been publicly made or otherwise made known to the Board of Directors of the Company or its stockholders and not withdrawn prior to termination, and (C) a definitive agreement is entered into by the Company with respect to a Takeover Proposal or a Takeover Proposal is consummated within six (6) months of such termination of this Agreement, the Company shall on the earlier of the date on which such agreement is entered into or the Takeover Proposal is consummated, pay by wire transfer of same-day funds the Company Termination Fee to Parent. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. Parent’s acceptance of the Company Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated.

(c) For the purpose of this Section 7.3, all references in the definition of Takeover Proposal to “20%” shall instead be deemed to refer to “a majority”.

(d) In no event shall the Company be required to pay the fee referred to in this Section 7.3 on more than one occasion.

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the Merger and the Transactions. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.

(f) The parties agree that any payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payments become due and payable, and, upon payment of the applicable amount, the Company shall have no further liability to Parent and Merger Sub hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Independent Investigation.  Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and any financial statements relating to the Company and its Subsidiaries, and acknowledges that the Company and its Subsidiaries have provided Parent with access to the personnel, properties, premises and books and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement and the Transaction agreements, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges and agrees that, except for the specific representations and warranties of the Company contained in Article III hereof, none of the Company or its Affiliates nor any of their respective stockholders, officers, directors, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or their business, operations, technology, assets, liabilities, results of operations, financial condition or prospects, or as to the accuracy or completeness of any of the information (including any statement, certificate, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or otherwise made available to Parent, Merger Sub or any of their Affiliates, officers, directors, stockholders, controlling persons or Representatives.

Section 8.2  No Survival of Representations and Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, provided that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely.

Section 8.3  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger and the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.4  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.7  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the rights to indemnification and insurance pursuant to Section 5.8 hereof (of which the persons entitled to indemnification are the intended beneficiaries); (b) the rights of the Company’s stockholders, holders of Restricted Stock Awards and Company Option holders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful or intentional breach of its obligations to consummate the Merger; (c) after the Effective Time the rights of the Company’s employees provided for in Section 5.10(b) hereof; (d) the rights of Newco I and Newco II under Section 6.3(c); (e) after the Effective Time, the rights of the Company’s stockholders and holders of Restricted Stock Awards and Options to receive the Total Common Merger Consideration, Restricted Stock Consideration or Option Consideration, as applicable, and; (f) the rights under the Company’s Termination Protection Program of those participants described in the last sentence of Section 5.10(e) hereof.

Section 8.8  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 8.9  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations hereunder, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.10  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Roche Holding Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention: General Counsel
Facsimile: +41 61 688 3196

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Christopher Mayer, Esq.
Facsimile: 212-450-3800

If to the Company, to:

BioVeris Corporation
16020 Industrial Drive
Gaithersburg, MD 20877
Attention: President
Facsimile: (301) 230-0158

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Facsimile: (212) 735-2000

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, but shall not mean, in the case of Parent, Genentech Inc. and Chugai Pharmaceutical Co., Ltd. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the recital.

“Alternative Transaction Notice” has the meaning set forth in Section 5.4(b).

“Antitrust Laws” has the meaning set forth in Section 5.5(a).

“Asset Transfer Agreements” shall mean the Vaccines Asset Transfer Agreement, the ECL Asset Transfer Agreement and the ECL License Agreements and the transactions contemplated thereunder.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(a).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Basel, Switzerland are authorized or required by Law to be closed.

“Certificates” has the meaning set forth in Section 2.1(d).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Filing” means a notice of the Merger filed with the CFIUS under Exon-Florio.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(f).

“Common Certificate” has the meaning set forth in Section 2.1(c).

“Common Merger Consideration” has the meaning set forth in Section 2.1(c).

“Company” has the meaning set forth in the recital.

“Company Acquisition Agreement” has the meaning set forth in Section 5.4(b).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.4(b).

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Board Recommendation” has the meaning set forth in Section 5.4(b).

“Company Charter Documents” has the meaning set forth in Section 3.1(b).

“Company Common Stock” has the meaning set forth in Section 2.1.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.10(a).

“Company Intellectual Property” has the meaning set forth in Section 3.15(a).

“Company Material Contract” has the meaning set forth in Section 3.21(a).

“Company Preferred Stock” has the meaning set forth in Section 3.5(a).

“Company Rights Plan” means the Rights Agreement, between the Company and EquiServe Trust Company, N.A., dated as of January 9, 2004.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Securities” has the meaning set for in Section 3.5(a).

“Company Stock Plan” has the meaning set forth in Section 2.4.

“Company Stockholder Approval” has the meaning set forth in Section 3.2(c).

“Company Stockholders Meeting” has the meaning set forth in Section 5.2(a).

“Company Termination Fee” has the meaning set forth in Section 7.3(a).

“Company Termination Protection Program” means the BioVeris Corporation Employee Termination Protection Plan effective as of February 13, 2004, as amended by an amendment dated the date hereof, and as amended hereafter only with the consent of Roche.

“Confidentiality Agreements” means the Confidentiality Agreement, dated as of September 13, 2006, between Parent and the Company, the Agreement, dated May 9, 2000, between F. Hoffmann-La Roche Ltd. and IGEN International, Inc., the letter agreement, dated October 8, 2001, among F. Hoffmann-La Roche Ltd., Roche Diagnostics GmbH and IGEN International, Inc., and the Post-Closing Covenants Agreement, dated as of July 24, 2003, among Roche Holding Ltd, IGEN International, Inc. and IGEN Integrated Healthcare, LLC.

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Dissenting Stockholders” has the meaning set forth in Section 2.3.

“ECL” has the meaning set forth in the recitals.

“ECL Asset Transfer Agreement” has the meaning set forth in the recitals.

“ECL License Agreements” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Laws” means federal, state, local and foreign statutes, Laws (including common law), treaties, governmental restrictions, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental or third party agreements relating to hazardous materials, pollutants, contaminants, or otherwise hazardous substances, wastes or materials, the protection of the environment, or human health and safety as such protection of human health and safety relates to exposure to hazardous materials, pollutants, contaminants, or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” with respect to any Person, means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, determined or determinable, accrued, or absolute or otherwise, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” has the meaning set forth in Section 3.12(a).

“Exchange Act” has the meaning set forth in Section 3.4.

“Exon-Florio” means Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

“Filed SEC Documents” has the meaning set forth in Article III.

“Financial Advisor” has the meaning set forth in Section 3.18.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect as of the date hereof.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign, multinational or supranational.

“Hazardous Material” means all substances, wastes, or materials regulated, or defined as hazardous, toxic, explosive, dangerous, flammable, radioactive, ignitable, corrosive, reactive or otherwise hazardous or as defined by other words of similar import, under any Environmental Law including (i) petroleum, its derivatives, byproducts and other hydrocarbons, toxic mold, asbestos, asbestos-containing materials or polychlorinated biphenyls and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning set forth in Section 5.8(a).

“Indemnitees” has the meaning set forth in Section 5.8(a).

“Intellectual Property” has the meaning set forth in Section 3.15(a).

“Knowledge” shall mean, in the case of the Company, the actual knowledge after reasonable inquiry under the circumstances, of the individuals listed on Section 8.12 of the Company Disclosure Schedule.

“Laws” has the meaning set forth in Section 3.10.

“Leased Real Property” has the meaning set forth in Section 3.16.

“License Agreement” has the meaning set forth in Section 8.13(a).

“Lien” shall mean, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or adverse claim of any kind in respect of such asset.

“Material Adverse Effect” shall mean, with respect to the Company a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than any effect arising out of or resulting from: (i) changes in the general economic and political conditions of the United States, or the United States or global financial or securities markets or interest rates; (ii) changes in GAAP; (iii) changes generally affecting the industry in which the Company and its Subsidiaries operate (including changes in Law) and not specifically relating to, or having a materially disproportionate effect on, the Company and its Subsidiaries taken as a whole; (iv) the announcement or pendency of this Agreement, the Asset Transfer Agreements or the transactions contemplated hereby or thereby or the identity of Parent (including any impact on relationships with customers, suppliers or employees); (v) any acts of war (whether declared or undeclared), sabotage or terrorism or any escalation or worsening thereof or any natural disasters; (vi) litigation, disputes or any other matter relating to any agreement between the Company or any of its Affiliates, on one hand, and Parent or any of its Affiliates, on the other hand, whether or not such agreement is a Company Material Contract; (vii) any changes in the assets or the businesses to be transferred under the Asset Transfer Agreements; or (viii) any action required to be taken pursuant to this Agreement, the Asset Transfer Agreements or with Parent’s consent. The parties agree that the mere fact of (A) a decrease in the market price or an increase or decrease in the trading volume of a person’s equity securities or (B) the failure of a person to meet internal projections or published revenues or earnings forecasts shall not by itself constitute a Material Adverse Effect, but the underlying reasons or causes of such events may constitute a Material Adverse Effect. The parties further agree that failure to comply with the Sarbanes-Oxley Act shall not by itself constitute a Material Adverse Effect, but the underlying reasons, causes or consequences of such failure may constitute a Material Adverse Effect.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“NASDAQ” has the meaning set forth in Section 3.4.

“Newco I” has the meaning set forth in the recitals.

“Newco II” has the meaning set forth in the recitals.

“Option” has the meaning set forth in Section 2.4.

“Option Consideration” has the meaning set forth in Section 2.4.

“Parent” has the meaning set forth in the recitals.

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Plans” has the meaning set forth in Section 5.10(c).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permits” has the meaning set forth in Section 3.10.

“Permitted Liens” means any (i) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, covenants, rights-of-way, restrictions and other similar encumbrances affecting any real property that do not materially detract from the value or the continued use or operation of the property subject thereto, (v) statutory landlords’ liens and liens granted to landlords under any lease, (vi) purchase money security interests, (vii) intercompany liens by and among the Company and any of its Subsidiaries and (viii) Liens that that do not secure any monetary obligation and that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 3.4.

“Representatives” has the meaning set forth in Section 5.4(a).

“Restraints” has the meaning set forth in Section 6.1(e).

“Restricted Stock Award” has the meaning set forth in Section 2.5.

“Restricted Stock Consideration” has the meaning set forth in Section 2.5.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” has the meaning set forth in Section 3.4.

“Securities Act” has the meaning set forth in Section 3.4.

“Section 83(b) Election” shall mean an election that complies with the requirements of Section 83(b) of the Code and the Treasury Regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning set forth in Section 3.5(a).

“Series B Preferred Stock” has the meaning set forth in Section 2.1.

“Shared Service Agreements” has the meaning set forth in Section 6.1(d).

“Special Committee” has the meaning set forth in recitals.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party, but shall not mean, in the case of Parent, Genentech Inc. and Chugai Pharmaceutical Co., Ltd.

“Superior Proposal” has the meaning set forth in Section 5.4(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” has the meaning set forth in Section 5.4(c).

“Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability for the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign) is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares retired pursuant to Section 2.1(b), Dissenting Shares and Restricted Stock Awards) immediately prior to the Effective Time multiplied by (y) the Common Merger Consideration.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Vaccines Asset Transfer Agreement” has the meaning set forth in the recitals.

“Walk-Away Date” has the meaning set forth in Section 7.1(b)(i).

“Wohlstadter Agreements” has the meaning set forth in the recitals.

The following terms are defined on the pages of this Agreement set forth after such term below:

Affiliate	52
Agreement	4
Alternative Transaction Notice	35
Antitrust Laws	37
Bankruptcy and Equity Exception	13
Certificate of Merger	6
Closing	5
Closing Date	5
Code	9
Common Certificate	7
Common Merger Consideration	7
Company	4
Company Acquisition Agreement	35
Company Adverse Recommendation Change	35
Company Benefit Plans	18
Company Board Recommendation	35
Company Charter Documents	12
Company Common Stock	6
Company Disclosure Schedule	11
Company Employees	41
Company Intellectual Property	20
Company Material Contract	23
Company Preferred Stock	14
Company Rights Plan	54
Company SEC Documents	15
Company Securities	14
Company Stock Plan	10
Company Stockholder Approval	13
Company Stockholders Meeting	32
Company Termination Fee	47
Company Termination Protection Program	55

Confidentiality Agreements	55
DGCL	4
Dissenting Shares	10
Dissenting Stockholders	10
ECL	5
ECL Asset Transfer Agreement	5
ECL License Agreements	5
Effective Time	6
Environmental Laws	55
Environmental Liabilities	55
ERISA	18
ERISA Affiliate	18
Exchange Act	13
Filed SEC Documents	12
Financial Advisor	22
Intellectual Property	20
Laws	17
Leased Real Property	22
License Agreement	62
Merger	4
Merger Sub	4
NASDAQ	13
Newco I	4
Newco II	4
Option	10
Option Consideration	10
Parent	4
Parent Disclosure Schedule	25
Parent Plans	41
Paying Agent	7
Permits	17
Proxy Statement	13
Representatives	34
Restraints	44
Restricted Stock Award	11
Restricted Stock Consideration	11
SEC	13
Securities Act	13
Series A Preferred Stock	14
Series B Preferred Stock	6
Shared Service Agreements	44
Special Committee	4
Superior Proposal	36
Surviving Corporation	5
Takeover Proposal	36

Taxing Authority	60
Vaccines Asset Transfer Agreement	4
Walk-Away Date	46
Wohlstadter Agreements	5

Section 8.13  Certain Claims.

(a) There are certain pending disputes between the parties concerning, among other things, sales of products and services by Parent and its Affiliates and other matters relating to the License Agreement dated July 23, 2003 between the Company and IGEN LS LLC, an Affiliate of Parent (the “License Agreement”).

(b) From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, the Company and Parent agree to suspend and not pursue in any respect all reviews, audits, field monitoring, dispute resolution efforts, arbitrations or other proceedings under or with respect to the License Agreement, and not to otherwise assert any claims for breach under the License Agreement; provided, however, that the Company and Parent shall not suspend the field monitor process for 2005 currently being conducted by Ernst & Young LLP; provided, further, that the Company and Parent shall jointly instruct the field monitor that until the earlier of the Effective Time or the termination of this Agreement, the field monitor shall not publish a report or disclose the contents of its reviews, audits, or field monitoring to the Company, Parent, any of their Affiliates or any third party.

Section 8.14  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ROCHE HOLDING LTD

By:	/s/ Bruno Maier
Name: Bruno Maier

Title:	Director

By:	/s/ Beat Kraehenmann
Name: Beat Kraehenmann

Title:

LILI ACQUISITION CORPORATION

By:	/s/ Clause-Joerg Ruetsch
Name: Claus-Joerg Ruetsch

Title:	Vice President and Secretary

BIOVERIS CORPORATION

By:	/s/ Samuel J. Wohlstadter
Name: Samuel J. Wohlstadter

Title:	Chairman & Chief Executive Officer

Annex B

April 4, 2007

Board of Directors
16020 Industrial Drive
Gaithersburg, MD 20877

Members of the Board:

We understand that BioVeris Corporation (“BioVeris” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Roche Holdings Ltd (“Roche”) pursuant to which (i) Lili Acquisition Corporation, an indirect wholly-owned subsidiary of Roche (“Merger Sub”), will merge with and into the Company and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company shall be converted into the right to receive $21.50 in cash (the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, Roche and Merger Sub (the “Agreement”). In addition, we understand that Roche has entered into agreements with Samuel J. Wohlstadter, the Company’s Chairman and Chief Executive Officer and the holder of all of the issued and outstanding shares of Series B preferred stock of the Company (the “Series B Preferred Stock”), pursuant to which, in consideration for the purchase of the Series B Preferred Stock and Mr. Wohlstadter’s entering into certain other agreements, Roche will pay Mr. Wohlstadter $2,750,000 in cash (the “Wohlstadter Consideration”). In addition, we further understand that, simultaneous with the execution of the Agreement, the Company and 32 Mott Street Acquisition I, LLC, a limited liability company controlled by Mr. Wohlstadter (“Newco I”), will enter into an asset transfer agreement (the “Vaccines Asset Transfer Agreement”), pursuant to which certain vaccine assets of the Company will be sold to Newco I. The Vaccines Asset Transfer Agreement, is conditioned upon, and will become effective immediately prior to, the effective time of the Proposed Transaction. In addition, we further understand, simultaneous with the execution of the Agreement, the Company and 32 Mott Street Acquisition II, LLC, a limited liability company controlled by Mr. Wohlstadter (“Newco II”), will enter into (i) an asset transfer agreement (the “ECL Asset Transfer Agreement”), pursuant to which certain electrochemiluminescence (“ECL”) assets of the Company will be sold to Newco II and (ii) related license and sublicense agreements (the “ECL License Agreements”), pursuant to which the Company will grant Newco II a limited, non-exclusive license to use certain of the Company’s ECL technology and sublicenses with respect to certain ECL technology. We understand that the consummation of the transactions set forth in the Vaccines Asset Transfer Agreement, the ECL Asset Transfer Agreement and the ECL License Agreements (the “Proposed Asset Transactions”) are conditioned upon, and will become effective immediately prior to, the effective time of the Proposed Transaction.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s common stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the Proposed Asset Transactions, (ii) the Wohlstadter Consideration, or (iii) the consideration involved in the Proposed Asset Transactions.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) the Vaccines Asset Transfer Agreement, the ECL Asset Transfer Agreement and the ECL License Agreements and the specific terms of the Proposed Asset Transactions, (3) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, (4) publicly available information concerning Roche that we believe to be relevant to our analysis, including Roche’s Annual Report for the fiscal year ended December 31, 2006, (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including

B-1

financial projections of the Company prepared by management of the Company which include estimated out-of-field payments from Roche, (6) published estimates of third party research analysts with respect to the future financial performance of Roche’s diagnostics business, (7) a trading history of the Company’s common stock from February 17, 2004 to March 30, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition, prospects and the investigation of potential out-of-field usage of certain licensed technologies by Roche’s customers and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any formal indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the common stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services all of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and Roche and its affiliates in the past for which we have received customary fees and we expect to perform various investment banking services for Roche and its affiliates in the future for which we expect to receive customary fees. In the ordinary course of our business, we actively trade in the securities of the Company and Roche for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

Annex C

Section 262 of the General Corporation Law
of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Stockholders Agreement

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

AGREEMENT, dated as of May 2, 2007 and effective as of April 4, 2007, among Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (“Parent”), and the stockholders of BioVeris Corporation, a Delaware corporation (the “Company”), that are parties hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, in order to induce Parent and Lili Acquisition Corporation, a wholly-owned subsidiary of Parent (“Sub”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent had requested each Stockholder, and each Stockholder had agreed to enter into a stockholders agreement (the “Stockholders Agreement”) with respect to all shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) and all shares of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares” and, together with the Common Shares, the “Shares”) that such Stockholder beneficially owned,

WHEREAS, on April 4, 2007, Parent and the Stockholders entered into the Stockholders Agreement; and

WHEREAS, the parties desire to amend and restate in its entirety the Stockholders Agreement to reflect the accurate ownership of the Stockholders;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Voting Agreement

Section 1.01.  Voting Agreement.  Each Stockholder hereby agrees, severally and not jointly, that from and after the date hereof and until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) a Company Adverse Recommendation Change unrelated to a Takeover Proposal (such earliest occurrence being the “Expiration Time”) to vote or cause to be voted all Shares Beneficially Owned by such Stockholder at the time of any vote to approve and adopt the Merger Agreement and any other agreements contemplated thereby and any actions directly related thereto at any meeting of the stockholders of the Company and any adjournment thereof (a “Stockholder Meeting”), at which such Merger Agreement and such other related agreements (or any amended version thereof, other than any amendment which reduces the purchase price, approved by the board of directors of the Company) or such other actions are submitted for consideration and vote of the stockholders of the Company (or pursuant to action by written consent in lieu of any such meeting). Each Stockholder hereby agrees that, until the Expiration Time, he or she will not vote any Shares in favor of the approval of any (i) Takeover Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company not contemplated by the Merger Agreement or (iii) corporate action (other than an adjournment of the Stockholder Meeting which is recommended by the Board of Directors of the Company) the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

ARTICLE 2

Representations and Warranties of Each Stockholder

Each Stockholder hereby, severally and not jointly, represents and warrants to Parent that:

Section 2.01.  Authorization.  Such Stockholder has full power and authority to execute and deliver this Agreement, and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against him or her in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally.

Section 2.02.  Non-Contravention.  Other than the filing by such Stockholder of any reports with the SEC, the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any Lien on any asset of such Stockholder.

Section 2.03.  Ownership of Shares.  Such Stockholders are the Beneficial Owners of the number of Shares set forth opposite such Stockholders signature on the signature pages hereto (excluding Shares subject to options), free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares) except as otherwise set forth in the Company’s proxy statement for its September 12, 2006 annual meeting. None of such Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

ARTICLE 3

Representations and Warranties of Parent

Parent represents and warrants to each Stockholder that:

Section 3.01.  Corporate Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally.

ARTICLE 4

Covenants of Each Stockholder

Each Stockholder, severally and not jointly, hereby covenants and agrees that:

Section 4.01.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares.

ARTICLE 5

Miscellaneous

Section 5.01.  Personal Capacity.  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Stockholder signs solely in his or her capacity as the Beneficial Owner of the Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his or her capacity as an officer or director of the Company.

Section 5.02.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate upon the Expiration Time. Upon termination, all rights and obligations of the parties hereto, and under any agreement contemplated hereby, will automatically terminate and become void without further action by any party.

Section 5.03.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04.  Successors and Assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempt to do so will be null and void. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.05.  Governing Law.  This Agreement shall construed in accordance with and governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 5.06.  No Waiver.  No failure or delay by Parent in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.07.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.08.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 5.09.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.10.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.11.  Consent to Service of Process.  Parent hereby appoints Roche Holdings, Inc., a Delaware corporation (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement. Parent agrees to take any and all reasonable action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Parent agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon Parent.

ARTICLE 6

Definitions

Capitalized terms used herein but not defined herein shall have the meaning set forth in the Merger Agreement, mutatis mutandis.

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ROCHE HOLDING LTD

By:	/s/ Bruno Maier
Name: Bruno Maier

Title:	Director

By:	/s/ Beat Kraehenmann
Name: Beat Kraehenmann

Title:	Director

			STOCKHOLDERS:

Shares of Common Stock Beneficially Owned by Samuel and Nadine Wohlstadter:	5,597,437	*	/s/ Samuel J. Wohlstadter SAMUEL J. WOHLSTADTER

Shares of Preferred Stock Beneficially Owned by Samuel J. Wohlstadter:	1,000		/s/ Nadine Wohlstadter NADINE WOHLSTADTER

*	Includes 332,000 Options to Purchase Common Stock owned by Samuel and Nadine Wohlstadter which amount includes vested and unvested Options.

Annex E

BIOVERIS CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in millions)

EBITDA represents operating income (defined as net income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Projected Fiscal Year Ending March 31
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
	(Unaudited, in millions)

Net Income / (Loss)	$77.7	$32.8	$42.2	$52.4	$72.5	$95.9	$114.9	$132.5	$151.9	$161.9
Add: Provision for Income Taxes	39.3	13.8	18.2	23.1	33.0	44.5	53.3	61.7	70.0	73.0
Less: Interest and Other Income	(4.6)	(7.1)	(8.3)	(9.4)	(11.1)	(13.3)	(15.9)	(17.9)	(21.8)	(26.3)
Operating Income	$112.4	$39.5	$52.1	$66.1	$94.4	$127.1	$152.3	$176.3	$200.1	$208.6
Add: Depreciation, Amortization and Impairments	1.9	2.4	2.6	3.3	3.8	4.3	3.8	3.7	3.6	3.6
EBITDA	$114.3	$41.9	$54.7	$69.4	$98.2	$131.4	$156.1	$180.0	$203.7	$212.2

E-1

PRELIMINARY FORM OF PROXY CARD
BIOVERIS CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [      ], 2007
     The undersigned hereby appoints Samuel J. Wohlstadter and George Migausky as Proxies, each with the power to appoint such stockholder’s substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated below, all of the shares of common stock of BioVeris Corporation (“BioVeris”), held of record by the undersigned on [     ], 2007, at the Special Meeting of Stockholders to be held on [     ], 2007 at 10:00 a.m., local time, and any and all adjournments or postponements thereof.
     The shares represented by this Proxy will be voted as specified, or if no choice is specified, “FOR” the proposals, and, as said Proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available until 11:59 PM Eastern Time the day prior to the date of the Special Meeting of Stockholders
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet https:// www.[address] Use the internet to vote your proxy. Have your proxy card in hand when you access the web site listed above.	OR	Telephone 1-[number] Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call the number listed above.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Do not mail back your proxy card if you have voted by Internet or telephone.
Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

Please mark your votes as shown here:    ☑

Proposal 1	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 4, 2007, BY AND AMONG BIOVERIS, ROCHE HOLDING LTD AND LILI ACQUISITION CORPORATION.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 2	PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
     In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Special Meeting and at any postponement or adjournment thereof, including without limitation any proposal to adjourn the Special Meeting.
     BIOVERIS’ BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSALS.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.

Please sign exactly as your name appears herein. If shares are held by joint tenants, both must sign. When signing as an
attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation’s president or other authorized officer must sign using the corporation’s full name. If shares are held by a
partnership, an authorized person must sign using the
partnership’s full name.

Dated: , 2007

Signature

Signature if held jointly

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED SELF- ADDRESSED STAMPED ENVELOPE.